UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

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Ferguson Enterprises Inc.
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FERGUSON

2024 Notice of Annual Meeting and Proxy Statement

Who We Are

At Ferguson, we have a very distinctive culture anchored in customer service. We are a relationship business. Together we help build more than homes and office buildings. We help build relationships, trust, confidence and community.

Our Purpose

We provide expertise and a wide range of products and services from plumbing, HVAC, appliances, and lighting to PVF, water and wastewater solutions, and more. Our associates are the driving force of the business and a key differentiator in how we achieve our purpose and create value. They are guided by our Vision and Values that are a reminder of the goals we are working towards and how we expect to get there.

Our Vision

To be the Ultimate Project Success Company.

Our Values

Safety

We put safety first.

Service

We build relationships and solve complex problems.

Impact

We deliver results and help build a better world.

Integrity

We act fairly and honestly.

Teamwork

We empower unique and passionate people to make a difference.

FERGUSON 2024 Notice of Annual Meeting and Proxy Statement

Dear fellow shareholders,

On behalf of the board of directors of Ferguson Enterprises Inc. (the “Board”), you are cordially invited to attend the first annual meeting of stockholders of Ferguson Enterprises Inc. (the “Company”), the new U.S. parent company of the Ferguson group of companies, on Thursday, December 5, 2024 at 9:00 a.m. Eastern Time (the “2024 Annual Meeting”).

Completion of Our Journey to the U.S.

Since 2019, we have considered North America to be the best long-term location for Ferguson and have worked methodically and transparently with shareholders on this transformative journey, obtaining an additional listing on the New York Stock Exchange in 2021 and moving this to be our primary listing venue in 2022. Since August 1, 2023, Ferguson has been considered a U.S. domestic issuer under the applicable U.S. Securities and Exchange Commission rules, and, in May 2024, Ferguson plc held an extraordinary general meeting at which shareholders approved a new corporate structure that completed the final step in our journey by domiciling Ferguson’s ultimate parent company in the U.S.

As we look to the future, we believe the new corporate structure will only serve to strengthen shareholder value as the move better aligns our headquarters and governance with our operations and leadership.

Delivering on Our Strategic Priorities

Ferguson is the largest value-added distributor serving the specialized professional in our $340B residential and non-residential North American construction market. We remain focused on our vision to be the ultimate project success company, helping to make our customers’ complex projects simple, successful and sustainable through living by our values: Safety; Integrity; Service; Teamwork; and Impact.

Engaging with Our Shareholders

The Board is committed to maintaining meaningful shareholder engagement. Over the past year, we have engaged with several institutional investors and acted on feedback received from shareholders on key governance matters related to the Company’s new corporate structure. Significantly, in light of the results of the advisory vote at the extraordinary general meeting on certain matters relating to the Company’s proposed organizational documents, the Board approved revisions to the organizational documents to align with our shareholders’ values.

We look forward to continuing an open dialogue with shareholders as Ferguson progresses on its journey.

Strong Governance Practices

The Board has reviewed the policies and governance practices that were in place for Ferguson plc and has taken that strong governance framework and further enhanced and aligned it with U.S. best practice. Further details of these policies and practices are set out on pages 18-21 of the accompanying Proxy Statement.

The slate of Director nominees contains a broad range of experience and skills from a variety of industries and advisory roles which complement each other. This year, we have 11 Directors standing for election, including nine legacy Directors from Ferguson plc’s board of directors, as well as two new independent Non-Employee Directors, Rekha Agrawal and Rick Beckwitt.

Rekha Agrawal has extensive experience leading global businesses focused both in services and manufacturing. Rick Beckwitt is an experienced executive with broad financial, operational and public company experience. I am confident that they will contribute valuable insight and specialist skills to the Board.

Thomas Schmitt and Nadia Shouraboura will step down as Non-Employee Directors at the 2024 Annual Meeting. Tom and Nadia have made significant contributions to the Board during their tenures and we thank them for their service. We wish them well for the future.

A summary of the skills and experience of each Director proposed for election is set out on page 17 of the accompanying Proxy Statement.

Your Vote Matters

Further details about the 2024 Annual Meeting and voting can be found on pages 85-90 of the accompanying Proxy Statement. You are encouraged to appoint myself and Ian Graham, our Chief Legal Officer & Corporate Secretary, as your proxy. This ensures that your vote will be counted if you are not able to attend the 2024 Annual Meeting. Your vote matters.

On behalf of the Board, we thank you for your continued investment and support in Ferguson. As always, we remain committed to serving our shareholders.

Regards,

Geoff Drabble Board Chair October 15, 2024

Notice of Annual Meeting

Notice is hereby given that the 2024 annual meeting of stockholders (the “2024 Annual Meeting”) of Ferguson Enterprises Inc. (the “Company”) will be held on December 5, 2024 at 9:00 a.m. Eastern Time at Hilton Norfolk The Main, 100 East Main Street, Norfolk, Virginia, 23510, United States.

Record Date
Holders of common stock of the Company as of the close of business on October 9, 2024 are entitled to notice of and to vote at the 2024 Annual Meeting.

How to Vote

By Internet Vote via the internet at proxyvote.com.

By Telephone To vote by telephone, call the telephone number on the Notice of Internet Availability or proxy card.

By Mail If you elected to receive proxy materials by mail, mark, sign, date, and return the proxy card in the enclosed postage-paid envelope.

ITEMS OF BUSINESS	BOARD RECOMMENDATION	PAGE

1. To elect each of the 11 Director nominees named in the Proxy Statement to hold office until the Company’s next annual meeting and until such Director’s successor shall have been elected and qualified	FOR each Director nominee	9

2. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2025	FOR	32

3. To approve, on an advisory basis, the fiscal 2024 compensation of the Company’s Named Executive Officers	FOR	79

4. To approve, on an advisory basis, the frequency of future shareholder advisory votes to approve the compensation of the Company’s Named Executive Officers	FOR every ONE YEAR	80

Shareholders will also transact such other business as may properly come before the 2024 Annual Meeting or any adjournment or postponement thereof.

By order of the Board,
Ian Graham Chief Legal Officer & Corporate Secretary October 15, 2024

Proxy Statement

for the 2024 Annual Meeting

This Proxy Statement relates to the solicitation of votes or proxies by Ferguson Enterprises Inc., on behalf of the Board, for use at the Company’s 2024 annual meeting of stockholders (the “2024 Annual Meeting”) and at any adjournment or postponement of such meeting.

As previously disclosed, on August 1, 2024, Ferguson plc, a company incorporated in Jersey, completed a merger transaction (the “Merger”) that resulted in (i) Ferguson plc becoming a direct wholly owned subsidiary of Ferguson Enterprises Inc., a Delaware corporation, and (ii) the shareholders of Ferguson plc at the designated record time for the Merger no longer holding ordinary shares of Ferguson plc but instead holding shares of common stock of Ferguson Enterprises Inc. As a result of the Merger, Ferguson Enterprises Inc. became the successor issuer to Ferguson plc, which was renamed “Ferguson (Jersey) Limited” and changed its status to a private company.

Unless otherwise specified or the context otherwise requires:

•

the terms “Company”, “Ferguson”, “we”, “us”, “our” and other similar terms used in this Proxy Statement (i) for periods prior to August 1, 2024, refer to Ferguson plc and its consolidated subsidiaries and (ii) for periods on and following August 1, 2024, refer to Ferguson Enterprises Inc. and its consolidated subsidiaries;

•

references to “shares” or “Company shares” refer to (i) ordinary shares of Ferguson plc for all periods prior to August 1, 2024 and (ii) shares of common stock of Ferguson Enterprises Inc. for all periods on and following August 1, 2024; and

•	references to years indicate our fiscal year ended July 31 of the respective year. For example, references to “fiscal 2024” or similar references refer to the fiscal year ended July 31, 2024.

The Company’s website address is corporate.ferguson.com. We include website addresses throughout this Proxy Statement for reference only. The information contained in, or available through, these websites is not part of, or incorporated by reference into, this Proxy Statement. Addresses, including electronic addresses provided in this Proxy Statement, are provided solely for the purposes so specified. You may not use any electronic address provided in this Proxy Statement or other proxy materials to communicate with the Company for any purpose other than those expressly stated herein or therein.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on December 5, 2024

We have elected to take advantage of the U.S. Securities and Exchange Commission (the “SEC”) rules that allow us to provide shareholders access to our proxy materials over the internet. Our Annual Report for the fiscal year ended July 31, 2024 (the “2024 Annual Report”) and the Notice of Annual Meeting and Proxy Statement are available at proxyvote.com.

Beginning on October 15, 2024, we mailed to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) containing instructions regarding how to access our 2024 Annual Report and the Notice of Annual Meeting and Proxy Statement online. The Notice of Internet Availability contains instructions regarding how you can elect to receive these proxy materials in printed form by mail or electronically by email. This election to receive proxy materials by mail or email will remain in effect until you terminate it.

2024 PROXY STATEMENT FERGUSON ENTERPRISES INC.

Letter from the Board Chair

Notice of Annual Meeting

1	2024 Proxy Statement Summary

9	Proposal 1: Election of Directors

11	Director Nominee Biographies

17	Director Nominee Skills and Experience

18	Corporate Governance

18	Corporate Governance Guidelines

18	Board Leadership

18	Director Independence

19	Director Criteria and Nomination Process

19	Process for Selection of Directors

20	Board Diversity Policy

20	Board Evaluation

20	Board Refreshment and Tenure

20	Board Onboarding and Education

21	Director Meeting Attendance

22	Board Committees and Oversight

22	Committees of the Board

24	Board Oversight

26	Code of Business Conduct and Ethics

26	Related Party Transactions

29	Director Compensation

31	Stock Ownership Guidelines for Non-Employee Directors

32	Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm

33	Independent Registered Public Accounting Firm’s Fees and Services

35	Audit Committee Report

36	Compensation Committee Report

37	Executive Compensation

37	Compensation Discussion and Analysis

40	Executive Summary

42	Compensation Determination Process

44	Elements of Our Compensation Program

62	Management of Compensation Related Risks

64	Severance and Change in Control Arrangements

65	Fiscal 2025 Executive Compensation Changes

67	2024 Summary Compensation Table

68	2024 Grants of Plan-Based Awards

69	Outstanding Equity Awards at 2024 Fiscal Year-End

70	Option Exercises and Stock Vested in the 2024 Fiscal Year

71	2024 Non-Qualified Deferred Compensation

72	Potential Payments Upon Termination or a Change in Control

74	CEO Pay Ratio

75	Pay Versus Performance

79	Proposal 3: Advisory Vote to Approve Executive Compensation (“Say-on-Pay”)

80	Proposal 4: Advisory Vote to Approve the Frequency of Future Say-on-Pay Votes (“Say-on-Frequency”)

81	Security Ownership of Certain Beneficial Owners and Management

83	Other Information

83	Communications with the Board

83	Process for Shareholder Recommendation and Nomination of Directors

83	Shareholder Proposals for 2025 Annual Meeting

83	Special Meetings

84	Householding

85	Questions and Answers About the 2024 Annual Meeting

91	Cautionary Note Regarding Forward-Looking Statements

93	Non-GAAP Reconciliations and Supplementary Information

2024 PROXY STATEMENT FERGUSON ENTERPRISES INC.

2024 Proxy Statement Summary

Ferguson at a Glance

Ferguson is the largest value-added distributor serving the specialized professional in our $340B residential and non-residential North American construction market. We help make our customers’ complex projects simple, successful and sustainable by providing expertise and a wide range of products and services from plumbing, HVAC, appliances, and lighting to PVF, water and wastewater solutions, and more.

Our North American customer groups have leading positions in large, growing and fragmented markets with over 75% of revenue estimated to come from #1 or #2 market positions. These markets have historically grown above GDP and their long-term structural characteristics remain supportive. We have an intentional balance between attractive end markets and serve customers principally in North America. Residential and non-residential markets each account for approximately half of our net sales, with net sales within these combined markets balanced between repair, maintenance and improvement (“RMI”) (approximately two-thirds of our net sales) and new construction (approximately one-third of our net sales), based on management’s estimates. This balance continues to serve us well and creates resilience with a less cyclical and more robust business model.

Balanced market exposure

2024 PROXY STATEMENT FERGUSON ENTERPRISES INC.	1

2024 Proxy Statement Summary

Our business model enables us to connect approximately 36,000 suppliers with more than one million customers, and our scale has continued to help us consistently outperform the market. Through scale deployed locally utilizing our world-class supply chain, value-added solutions and digital tools, along with our expert associates, we help meet our customers’ unique needs.

We look to generate long-term shareholder value by investing for organic growth, consolidating our fragmented markets through acquisitions and returning surplus capital to shareholders. We have a demonstrated long-term track record of returning capital to our shareholders, with over $11 billion returned via dividends and share repurchases over the past ten years.

2	2024 PROXY STATEMENT FERGUSON ENTERPRISES INC.

2024 Proxy Statement Summary

Fiscal 2024 Performance

We delivered a strong performance in fiscal year 2024 despite challenging end markets during the year. Net sales of $29.6 billion were broadly flat as we continued to consolidate our markets with above market share gains and high quality acquisitions.

Operating profit of $2,652 million was $7 million lower than last year with diluted earnings per share of $8.53, a decrease of 6.5%. Adjusted operating profit* of $2,824 million was $93 million lower than last year with adjusted diluted earnings per share* of $9.69, a decrease of 1.5% principally arising due to the lower adjusted operating profit, partially offset by the impact of share repurchases.

Cash generation remains an important strength of our business, with operating cash flow of approximately $1.9 billion during the year. Our cash generative model and strong balance sheet allowed us to invest for organic growth, sustainably grow our dividend, consolidate our fragmented markets through acquisitions and return capital to shareholders. During the year we invested $0.4 billion in capital expenditures, paid $0.8 billion of dividends, invested $0.3 billion in ten acquisitions, and repurchased 3.3 million of our outstanding shares equating to $0.6 billion.

The Board declared total annual dividends for the fiscal year of $3.16 per share which reflects 5% growth over the prior year.

Net sales	Adjusted operating profit*

$29.6B	$2.8B

Adjusted EPS — diluted*	Return on capital employed (ROCE)*

$9.69	31.1%

* Adjusted operating profit, Adjusted EPS – diluted and Return on capital employed (ROCE) are non-GAAP measures. See the section of this Proxy Statement titled “Non-GAAP Reconciliations and Supplementary Information” for more information and a reconciliation of the non-GAAP measure to the most comparable measure under accounting principles generally accepted in the United States (“U.S. GAAP”).

Governance Transition & Timeline and Related Board of Director Matters

Governance Transition & Timeline

Since 2019, Ferguson plc’s Board of Directors (the “Ferguson plc Board”) considered North America to be the best long-term location for the Company and worked methodically and transparently with shareholders on a journey to align the Company’s headquarters and governance with its operations and leadership. As part of this effort, the Company obtained an additional listing of its ordinary shares on the New York Stock Exchange (“NYSE”) effective March 8, 2021, and, on May 12, 2022, the Company relocated its primary listing to the NYSE following the transfer of its listing category on the London Stock Exchange (“LSE”) from a Premium listing to a Standard listing. Following this transfer, the Company was no longer required to comply (or explain non-compliance) with the U.K. Corporate

2024 PROXY STATEMENT FERGUSON ENTERPRISES INC.	3

2024 Proxy Statement Summary

Governance Code and adjusted its corporate governance arrangements to align with those typically adopted by a U.S. domestic issuer of similar size and nature that maintains a listing on the NYSE. During fiscal 2023, the Company determined that it no longer qualified as a foreign private issuer under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As a result, effective August 1, 2023, the Company was no longer eligible to use the rules designed for foreign private issuers and was considered a U.S. domestic issuer under the rules of the SEC and NYSE listing standards. However, the Company remained a foreign company incorporated in Jersey under the Companies (Jersey) Law 1991 (as amended) (the “Companies Law”) that was required to comply with Jersey law and its memorandum and articles of association under such law.

In the next step of our journey, on January 18, 2024, the Company announced that the Ferguson plc Board had concluded that it would be in the best interests of the Company and its shareholders as a whole to proceed with establishing a new corporate structure to domicile the Ferguson group of companies’ ultimate parent company in the United States. On May 30, 2024, Ferguson plc held an extraordinary general meeting at which shareholders approved the proposed merger transaction. The Merger was effective on August 1, 2024 and resulted in (i) Ferguson plc becoming a direct wholly owned subsidiary of Ferguson Enterprises Inc., a Delaware corporation, and (ii) shareholders of Ferguson plc at the designated record time for the Merger no longer holding ordinary shares of Ferguson plc but instead holding shares of common stock of Ferguson Enterprises Inc.

Pursuant to the reforms to the U.K. Listing Rules which took effect on July 29, 2024, the Company’s Standard listing on the LSE was discontinued and Ferguson was admitted to the new equity shares (international commercial companies secondary listing) category on the LSE in its place. The Company’s shares of common stock are listed on both the NYSE (primary) and LSE (secondary) under the symbol “FERG,” the same symbol that previously attached to Ferguson plc’s ordinary shares.

The following timeline depicts the Company’s journey described above.

Related Board of Director Matters

As part of establishing the new corporate structure, each of Ferguson plc’s Executive Directors, Kevin Murphy and Bill Brundage, was appointed to the Board of Directors of Ferguson Enterprises Inc. (the “Board” or the “Ferguson Enterprises Inc. Board”) on February 5, 2024, and each Non-Employee Director serving on the Ferguson plc Board at the time was appointed to the Ferguson Enterprises Inc. Board on February 14, 2024 (each a “Legacy NED” and, together with the Executive Directors, the “Legacy Directors”). On June 3, 2024, Rekha Agrawal and Rick Beckwitt were appointed to the Ferguson Enterprises Inc. Board.

Unless otherwise specified, references in this Proxy Statement to a Director nominee’s appointment to or tenure on the Board include service on the Ferguson plc Board for the Legacy Directors, and references to term of employment for the Company’s Named Executive Officers include employment with Ferguson plc or its subsidiaries prior to the Merger. References in this Proxy Statement to meetings of Committees of the Board of Directors held in fiscal 2024 refer to meetings of Committees of the Ferguson plc Board. The Ferguson Enterprises Inc. Board had no Committees during fiscal 2024 and established the following three standing Committees effective August 1, 2024: Audit Committee, Compensation Committee, and Nominations & Governance Committee.

4	2024 PROXY STATEMENT FERGUSON ENTERPRISES INC.

2024 Proxy Statement Summary

Governance and Compensation Highlights

Sound and Effective Board Practices

• Active board oversight of the Company’s strategy, enterprise risk management and environmental, social and governance (“ESG”) framework and related public disclosures

• Active board engagement in succession planning for CEO, CFO and other Executive Officers

• Annual Board and Committee performance evaluations

• Annual review of board leadership structure

• Formal policy limiting service on other public company boards of directors

Diverse, Engaged Board with Demonstrated Commitment to Refreshment and Independence

• Nine out of 11 Director nominees (82%) are independent

• Four out of 11 Director nominees (36%) are female, with two (18%) identifying as a person of color and one (9%) identifying as LGBTQ+

• Seven new Non-Employee Directors elected in the last five years

• Female Directors chair both the Audit Committee and Compensation Committee

• Proactive Board and Committee refreshment with focus on optimal mix of skills and experience

• Eight out of 11 Director nominees (73%) are a current or former CEO or CFO of a public company

• Audit, Compensation and Nominations & Governance Committees are composed solely of independent Directors

Commitment to Shareholder Rights

• Shareholders that own at least 10% of the total voting power of the outstanding shares of common stock of the Company have the right to request a special meeting

• Single class of outstanding voting stock

• Directors elected annually to serve one-year terms

• Majority voting for Directors with Director resignation policy in an uncontested election and plurality voting for Directors in a contested election

• No supermajority voting provisions

Strong Corporate Governance and Compensation Practices

• Robust annual risk assessment of executive compensation programs, policies and practices

• Recommended annual Say-on-Pay Vote

• Comprehensive clawback policy

• Stock Ownership Guidelines for Non-Employee Directors and Executive Officers

• Prohibition on hedging and pledging of Company shares

• Prohibition on political donations by the Company

For more information about our compensation governance practices, see the section below titled “Compensation Discussion and

Analysis—Pay Decisions and Compensation Governance Policies and Practices” on page 42.

2024 PROXY STATEMENT FERGUSON ENTERPRISES INC.	5

2024 Proxy Statement Summary

Our Director Nominees

Our Director nominees possess a range of diverse backgrounds, skills, knowledge and experience that we believe are integral to an effective and well-functioning board. For more information about our Director nominees, please see our Director skills and experience matrix on page 17. Detailed information about each Director nominee’s qualifications, experience and expertise can be found in their biographies starting on page 11. As further discussed in the section titled “Proposal 1: Election of Directors,” Thomas Schmitt and Nadia Shouraboura are not standing for re-election at the 2024 Annual Meeting.

Director Tenure, Diversity, Independence and Qualifications

Our slate of Director nominees reflects our aim to establish a Board with an appropriate balance of skills, knowledge, experience, and diversity of background, including gender and racial/ethnic diversity, sexual orientation, tenure, and independence.

6	2024 PROXY STATEMENT FERGUSON ENTERPRISES INC.

2024 Proxy Statement Summary

					COMMITTEE MEMBERSHIP
NAME	QUALIFICATIONS	OTHER PUBLIC COMPANY BOARDS	INDEPENDENT	MEMBER SINCE	AUDIT	COMP	NOM & GOV

Rekha Agrawal	Extensive executive experience leading businesses focused both in services and manufacturing; global experience beneficial to assessing risk across supply chain; commitment to operational excellence.	None	Yes	2024

Kelly Baker	Extensive human resources and operational experience; wide-ranging international business and functional experience; experience leading the people, organizational and culture developments across a number of U.S.-based, global public companies.	None	Yes	2021

Rick Beckwitt	Deep knowledge of the homebuilding and real estate industries gained through executive roles at public companies; extensive leadership and operational experience, providing broad insight into strategic planning and risk oversight.	1	Yes	2024

Bill Brundage	Considerable financial management and operational experience; significant knowledge of the Company and the Company’s industry.	None	No	2020

Geoff Drabble Board Chair	Extensive leadership experience in the distribution, technology and manufacturing sectors as a chief executive officer; deep knowledge of U.S. markets and operating conditions; significant experience as a board member.	2	Yes	2019

Catherine Halligan	Extensive digital transformation, digital commerce, data analytics and marketing experience as a senior executive; strong track record in the retail, e-commerce and multi-channel arenas; significant experience as a board member.	3	Yes	2019

Brian May	Extensive experience as a chief financial officer; extensive financial and operational experience; extensive expertise in the Company’s industry.	1	Yes	2021

James S. Metcalf	Extensive executive leadership experience; considerable U.S. public company board and industry expertise.	None	Yes	2023

Kevin Murphy	Culture champion with strong executive leadership skills; deep knowledge of the Company and the Company’s industry; strategic operational expertise; significant experience in strategic development and delivering operational performance improvements.	1	No	2017

Alan Murray	Extensive business leadership skills and financial reporting expertise; considerable international operational and financial experience; extensive executive management experience and board experience within global businesses; extensive knowledge of the Company.	1	Yes	2013

Suzanne Wood	Experienced chief financial officer with significant financial and operational knowledge; extensive public company experience.	2	Yes	2021

Committee Member	Committee Chair

2024 PROXY STATEMENT FERGUSON ENTERPRISES INC.	7

2024 Proxy Statement Summary

ESG Framework and Reporting

The Board-approved ESG framework reflects Ferguson’s priority ESG issues identified through our risk management analyses, stakeholder priority assessments and the guidance and methods provided by the Sustainability Accounting Standards Board (“SASB”), considering issues relevant to Multiline and Specialty Retailers & Distributors industry standards (sasb.org). It comprises the key sustainability topics informing and influencing our business strategy and structures our overall vision for sustainability across three key pillars: Environmental, Social and Governance.

Our ESG Report is available on our website. Our SASB disclosure and our disclosure under the Task Force on Climate-Related Financial Disclosures (TCFD) framework are included within our ESG Report and are also available on our website. The ESG Report and other information regarding our ESG practices on our website are not incorporated by reference into this Proxy Statement.

8	2024 PROXY STATEMENT FERGUSON ENTERPRISES INC.

Proposal 1: Election of Directors	The Board recommends that shareholders vote “FOR” each Director nominee.

In accordance with the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Amended and Restated Bylaws (the “Bylaws”), members of the Board stand for election each year. The Board currently consists of 13 members. The Board has nominated 11 of its members to stand for election at the 2024 Annual Meeting. The Board did not nominate Mr. Schmitt and Ms. Shouraboura for re-election and each will continue as a Director through the date of the 2024 Annual Meeting, when their current term expires. The Board approved a reduction in the number of Directors constituting the Board from 13 to 11 effective as of the expiration of the terms of office of Mr. Schmitt and Ms. Shouraboura.

The Board Chair and the Board found that the performance of each of the 11 Director nominees continues to be effective, including having taken into account the results of the 2024 annual Board evaluation related to the nine Legacy Director nominees who served on the Ferguson plc Board at the time of that evaluation. The Board Chair and the Board concluded that each nominee demonstrates commitment to the role, has sufficient time to meet their commitment to the Company and has individual skills and experience which are relevant and beneficial to support the Board in fulfilling its duties. A summary of the skills and experience of each of the Director nominees is set out on page 17 of this Proxy Statement.

The Board is unclassified. Directors are currently elected for one-year terms. You are being asked to vote on the election of the following 11 Director nominees, each for a one-year term.

Director Nominees

Name	Position

Rekha Agrawal	Independent Non-Employee Director

Kelly Baker	Independent Non-Employee Director

Rick Beckwitt	Independent Non-Employee Director

Bill Brundage	Chief Financial Officer and Director

Geoff Drabble	Independent Non-Employee Board Chair

Catherine Halligan	Independent Non-Employee Director

Brian May	Independent Non-Employee Director

James S. Metcalf	Independent Non-Employee Director

Kevin Murphy	President & Chief Executive Officer and Director

Alan Murray	Independent Non-Employee Director

Suzanne Wood	Independent Non-Employee Director

Vote Required

Election of each Director nominee requires that a majority of the votes cast must be cast “FOR” the nominee. Shareholders may not cumulate their votes with respect to the election of Directors. A properly executed proxy marked “Abstain” with respect to the election of one or more Directors will not be voted with respect to the Director or Directors indicated, although it will be counted for purposes of determining whether a quorum is present. Abstentions and broker non-votes are not considered votes cast and will not impact the outcome of the vote on this Proposal.

In order for any incumbent Director, including each Director nominee named in this Proxy Statement, to become a nominee for further service on the Board, such person must have submitted an irrevocable resignation, which resignation shall become effective upon (i) that person not receiving a majority of the votes cast in an election that is not a contested election (an “Unsuccessful Incumbent”), and (ii) acceptance by the Board of that resignation. If the voting results of an annual meeting of stockholders indicate there is an Unsuccessful Incumbent, the Board, acting on the recommendation of the Nominations & Governance Committee, will, no

2024 PROXY STATEMENT FERGUSON ENTERPRISES INC.	9

Election of Directors

later than 90 days following certification of the shareholder vote, determine whether to accept the resignation of such Unsuccessful Incumbent. The Nominations & Governance Committee, in making its recommendation, and the Board, in acting on such recommendation, may consider any factors or other information that they determine to be appropriate and relevant. If an Unsuccessful Incumbent’s resignation is accepted, then the Board may fill the resulting vacancy in accordance with our Bylaws.

10	2024 PROXY STATEMENT FERGUSON ENTERPRISES INC.

Election of Directors

Director Nominee Biographies

Set forth below are the biographies for each of the 11 Directors nominated by the Board for election at the 2024 Annual Meeting.

Independent Non-Employee Director Age: 54 Director since: June 2024 Board Committees: • Nominations & Governance

REKHA AGRAWAL

Ms. Agrawal was appointed as a Non-Employee Director in June 2024. Ms. Agrawal has served as operating partner at Morgan Stanley Infrastructure Partners Inc. since February 2021. As an operating partner, Ms. Agrawal serves on the boards of acquired companies across multiple industries, where she participates in oversight of policies and risk management in areas such as environmental, technology and cybersecurity and collaborates with the CEOs on strategy and executive talent. Prior to this, Ms. Agrawal served as vice president and general manager of Fire Suppression Products at Johnson Controls International plc between 2017 and 2021, where she had profit and loss responsibilities of a $1.3 billion global business with a product portfolio sold in 70 countries and manufactured in 15 countries. From 2015 to 2017, Ms. Agrawal served as vice president and general manager of the Water and Mechanical Segment at Tyco Fire Protection Products, where she drove product strategy, was responsible for integrating acquisitions and oversaw teams across the sales, engineering, supply chain, manufacturing, human resources and finance groups.

Specific Skills and Qualifications

Extensive executive experience leading businesses focused both in services and manufacturing; global experience beneficial to assessing risk across supply chain; commitment to operational excellence.

Other Public Company Directorships

None.

Independent Non-Employee Director Age: 55 Director since: May 2021 Board Committees: • Compensation (Chair)

KELLY BAKER

Ms. Baker was appointed as a Non-Employee Director in May 2021. Ms. Baker currently serves as the executive vice president and chief human resources officer at Thrivent Financial for Lutherans, a Fortune 500 not-for-profit diversified financial services organization. Ms. Baker served as executive vice president and chief human resources officer of Pentair plc, a manufacturer of water products, from 2017 to 2021. Between 2016 and 2017, Ms. Baker served as executive vice president and chief human resources officer at Patterson Companies Inc., a value-added distributor serving dental and animal health markets. Ms. Baker spent over 20 years with General Mills Inc., the global food manufacturer, in a variety of roles, including vice president of human resources U.S. retail and marketing, vice president of human resources corporate groups and vice president of diversity and inclusion. Ms. Baker also has experience serving on a private company board of directors.

Specific Skills and Qualifications

Extensive human resources and operational experience; wide-ranging international business and functional experience; experience leading the people, organizational and cultural development across a number of U.S.-based, global public companies.

Other Public Company Directorships

None.

2024 PROXY STATEMENT FERGUSON ENTERPRISES INC.	11

Election of Directors

Independent Non-Employee Director Age: 65 Director since: June 2024 Board Committees: • Compensation

RICK BECKWITT

Mr. Beckwitt was appointed as a Non-Employee Director in June 2024. Mr. Beckwitt previously served as the co-chief executive officer and co-president of Lennar Corporation (“Lennar”) from November 2020 until his retirement in September 2023. He joined Lennar in March 2006 as an executive vice president, became president in April 2011 and was promoted to chief executive officer in April 2018. From 1993 to March 2000, he held various executive officer positions at D.R. Horton, including president of the company. From March 2000 to April 2003, Mr. Beckwitt was the owner and principal of EVP Capital, L.P., the general partner of D.R. Horton’s Encore Venture Partners, a venture capital company. From 1986 to 1993, Mr. Beckwitt worked in the mergers and acquisitions and corporate finance departments at Lehman Brothers.

Specific Skills and Qualifications

Extensive executive leadership experience; considerable U.S. public company board and industry expertise; significant experience in business development and strategic transactions.

Other Public Company Directorships

Member, Eagle Materials Inc.

Former Public Company Directorships

Member, Lennar Corporation from 2018 until 2023; Member, Five Point Holdings, LLC from 2016 to 2020; Member, D.R. Horton, Inc. from 1993 to 2003.

Chief Financial Officer and Director Age: 48 Director since: Nov 2020 Board Committees: None

BILL BRUNDAGE

Mr. Brundage was appointed as a Director and Chief Financial Officer in November 2020. Mr. Brundage has served as the chief financial officer of Ferguson Enterprises, LLC (“FEL”), the Company’s U.S. operating subsidiary, since 2017, and previously served at FEL as senior vice president of finance from 2016 to 2017 and vice president of finance since 2008. Mr. Brundage joined Ferguson in 2003 as manager of finance and was promoted to corporate controller of FEL two years later. Previously, Mr. Brundage spent five years at PricewaterhouseCoopers in the U.S. as a senior associate. As the Company’s CFO, Mr. Brundage brings valuable knowledge to the Board, while our Audit Committee maintains its independence.

Specific Skills and Qualifications

Certified Public Accountant with extensive Company experience; considerable financial management and operational experience; significant knowledge of the Company and the Company’s industry.

Other Public Company Directorships

None.

12	2024 PROXY STATEMENT FERGUSON ENTERPRISES INC.

Election of Directors

Independent Board Chair Age: 64 Director since: May 2019 Board Committees: • Compensation • Nominations & Governance

GEOFF DRABBLE

Mr. Drabble was appointed as a Non-Employee Director in May 2019 and as Board Chair in November 2019. Mr. Drabble served as chief executive of Ashtead Group plc, a FTSE 100 international equipment rental company, from 2007 to 2019 during which he presided over a period of unprecedented growth in the business and was instrumental in creating a strong culture. He was previously an executive director of The Laird Group PLC, a former British-based electronics and technology business, where he was responsible for its Building Products division, and held a number of senior management positions at Black & Decker, the American manufacturer of power tools, accessories, hardware, home improvement products, home appliances and fastening systems.

Specific Skills and Qualifications

Extensive leadership experience in the distribution, technology and manufacturing sectors as a chief executive officer; deep knowledge of U.S. markets and operating conditions; significant experience as a board member.

Other Public Company Directorships

Chair, DS Smith Plc; Member, Travis Perkins plc.

Former Public Company Directorships

Member, Howden Joinery Group Plc from 2015 to 2023; Member, Ashtead Group plc from 2005 to 2019; Member, The Laird Group PLC from 2000 to 2006.

Independent Non-Employee Director Age: 61 Director since: Jan 2019 Board Committees: • Audit • Compensation

CATHERINE HALLIGAN

Ms. Halligan was appointed as a Non-Employee Director in January 2019. Between 2010 and 2012, Ms. Halligan was senior vice president sales and marketing of PowerReviews, a software as a service social commerce solution. Prior to that, she held senior marketing and e-commerce roles at Walmart, including chief marketing officer at Walmart.com from 2005 to 2010. Prior to Walmart, Ms. Halligan also held executive roles at various companies, including Blue Nile, Williams-Sonoma and Gymboree. Ms. Halligan also has experience serving on private company boards.

Specific Skills and Qualifications

Extensive digital transformation, digital commerce, data analytics and marketing experience as a senior executive; strong track record in the retail, e-commerce and multi-channel arenas; significant experience as a board member.

Other Public Company Directorships

Member, Driven Brands Holdings, Inc.; Member, JELD-WEN Holding, Inc.; Member, Ulta Beauty, Inc.

Former Public Company Directorships

Member, FLIR Systems, Inc. from 2014 to 2021.

2024 PROXY STATEMENT FERGUSON ENTERPRISES INC.	13

Election of Directors

Independent Non-Employee Director Age: 60 Director since: Jan 2021 Audit Committee Financial Expert Board Committees: • Audit • Nominations & Governance

BRIAN MAY

Mr. May was appointed as a Non-Employee Director in January 2021. Mr. May has served as a non-executive director of OFI Group Limited, a global provider of food and beverage ingredients, since 2021. Mr. May served as chief financial officer of Bunzl plc, the global distribution and services group, for 14 years until his retirement in late 2019. His career at Bunzl plc spanned 27 years, where he held a number of roles across the treasury and internal audit functions and was divisional finance director of Bunzl’s U.K., Europe and Australasia division for nine years. Prior to his career at Bunzl plc, he worked at KPMG. Mr. May also has experience serving on private company boards.

Specific Skills and Qualifications

Extensive experience as a chief financial officer; Qualified chartered accountant with extensive financial and operational experience; extensive expertise in the Company’s industry.

Other Public Company Directorships

Member, Convatec Group Plc.

Former Public Company Directorships

Member, United Utilities Group PLC from 2012 to 2021; Member, Bunzl plc from 2006 to 2019.

Independent Non-Employee Director Age: 66 Director since: Feb 2023 Board Committees: • Compensation • Nominations & Governance

JAMES S. METCALF

Mr. Metcalf was appointed as a Non-Employee Director in February 2023. Mr. Metcalf previously served as chairman and chief executive officer of Cornerstone Building Brands, Inc. (“Cornerstone”), a North American building products manufacturer, from 2019 until his retirement as chief executive officer in September 2021 and as chairman in March 2022. He joined Cornerstone in 2017 as a non-employee director when it was known as NCI Building Systems, Inc. Prior to joining Cornerstone, he held various roles at USG Corporation, a manufacturer of ceiling, floor, gypsum, roofing, sheathing, and wall products. At the time of his retirement from USG in November 2016, Mr. Metcalf had served as its chairman since December 2011 and served as its chief executive officer and president since January 2011.

Specific Skills and Qualifications

Extensive executive leadership experience; considerable U.S. public company board and industry expertise.

Other Public Company Directorships

None.

Former Public Company Directorships

Chair, Cornerstone Building Brands from 2019 to 2022; Member (2017 to 2018) and Chair (2018 to 2019), NCI Building Systems, Inc. (until its acquisition by Cornerstone Building Brands); Member, Tenneco Inc. from 2014 to 2022; Chair, USG Corporation from 2011 to 2016; Member, Molex Inc. from 2007 to 2013.

14	2024 PROXY STATEMENT FERGUSON ENTERPRISES INC.

Election of Directors

President & Chief Executive Officer and Director Age: 54 Director since: Aug 2017 Board Committees: None

KEVIN MURPHY

Mr. Murphy was appointed as a Director in August 2017 and as Chief Executive Officer in November 2019. In connection with the Merger, Mr. Murphy’s title changed to President & Chief Executive Officer. Mr. Murphy has served as chief executive officer of FEL since 2017. Prior to that, he was chief operating officer of FEL from 2007 to 2017. Mr. Murphy joined Ferguson in 1999 as an operations manager following Ferguson’s acquisition of his family’s business, Midwest Pipe and Supply, and went on to hold a number of leadership positions before his eventual appointment as the Company’s Chief Executive Officer. Since Mr. Murphy’s appointment to the Board in 2017, the business has generated strong, profitable growth and continued to take market share under his leadership.

Specific Skills and Qualifications

Culture champion with strong executive leadership skills; deep knowledge of the Company and the Company’s industry; strategic operational expertise; significant experience in strategic development and delivering operational performance improvements.

Other Public Company Directorships

Member, Pool Corporation.

Independent Non-Employee Director Age: 71 Director since: Jan 2013 Audit Committee Financial Expert Board Committees: • Audit • Nominations & Governance (Chair)

ALAN MURRAY

Mr. Murray was appointed as a Non-Employee Director in January 2013. He served as Employee Engagement Director from March 2019 until December 2023, when the role was disbanded, and he served as Senior Independent Director from October 2013 until August 2022, when the role was transitioned to Chair of the Nominations & Governance Committee. From 2002 to 2007, Mr. Murray served as group chief executive of Hanson PLC, a British-based building materials company, where he had previously served as finance director and chief executive of Hanson Building Materials America from 1998 to 2002. Since 2003, Mr. Murray has served as a trustee of the Hanson No 2 Pension Scheme for the Hanson Pension Trustees Limited.

Specific Skills and Qualifications

Qualified chartered management accountant with extensive business leadership skills and financial reporting expertise; considerable international operational and financial experience; extensive executive management experience and board experience within global businesses; extensive knowledge of the Company.

Other Public Company Directorships

Member, O-I Glass, Inc.

Former Public Company Directorships

Member, HeidelbergCement AG from 2010 to 2017; Member, International Power plc from 2007 to 2011; Member, Hanson PLC from 2002 to 2007.

2024 PROXY STATEMENT FERGUSON ENTERPRISES INC.	15

Election of Directors

Independent Non-Employee Director Age: 64 Director since: Jan 2021 Audit Committee Financial Expert Board Committees: • Audit (Chair)

SUZANNE WOOD

Ms. Wood was appointed as a Non-Employee Director in January 2021. Ms. Wood served from September 2018 to September 2022 as senior vice president and chief financial officer of Vulcan Materials Company, a large producer of construction aggregates. From 2012 to 2018, she served as chief financial officer of Ashtead Group plc, a FTSE 100 international equipment rental company, after having joined Ashtead in 2003 as chief financial officer of Sunbelt Rentals, Ashtead’s largest operating brand in the U.S. She started her career with PricewaterhouseCoopers.

Specific Skills and Qualifications

Chartered accountant and experienced chief financial officer with significant financial and operational knowledge; extensive public company experience.

Other Public Company Directorships

Member, RELX PLC; Member, H&E Equipment Services, Inc.

Former Public Company Directorships

Member, Ashtead Group plc from 2012 to 2018.

16	2024 PROXY STATEMENT FERGUSON ENTERPRISES INC.

Election of Directors

Director Nominee Skills and Experience

SKILLS AND EXPERIENCE

Executive Leadership

Experience leading large scale and complex organizations. Developed and delivered strategic initiatives and operational plans in a CEO, operational executive or function leader capacity.

	●	●	●	●	●	●	●	●	●	●	●

Public Company Board Experience Experience serving on other public company boards.			●		●	●	●	●	●	●	●

Corporate Governance/Regulatory and Risk Management Experience in corporate governance matters, board management accountability, risk management and compliance practices.	●	●	●	●	●	●	●	●	●	●	●

Accounting, Finance and Capital Markets

Experience in accounting, finance, audit and capital management, including oversight of financial statements and operating results. Experience assessing the financial metrics of strategic opportunities.

	●		●	●	●	●	●	●	●	●	●

Corporate Transactions and M&A Experience in corporate transactions, mergers and acquisitions.	●	●	●	●	●		●	●	●	●	●

Environmental/Climate Change Experience and overseeing environmental policy regulation, risk and understanding of best practices.	●		●	●			●	●	●

Technology, Digital, Innovation and Cyber Experience with technologies key to business, digital marketing/ transformation, innovation and risk mitigation. Understanding cybersecurity.	●		●			●	●	●	●

Supply Chain/Logistics/Distribution Experience includes planning and management of activities in sourcing, procurement, logistics and distribution.	●		●	●	●		●	●	●

Marketing Experience of marketing or managing brands and increasing the value of products or services over time in the market.			●		●	●		●

Human Capital and Talent Management Experience in human capital management, talent development, Inclusion, Diversity & Equity, compensation and succession planning.	●	●	●		●	●	●	●	●	●	●

2024 PROXY STATEMENT FERGUSON ENTERPRISES INC.	17

Corporate Governance

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines as a general framework to assist the Board in carrying out its responsibility for the business and affairs of the Company. The Corporate Governance Guidelines cover the role of the Board and management, the composition of the Board, the structure and operations of the Board and the duties and responsibilities of the Board. The Nominations & Governance Committee of the Board reviews the Corporate Governance Guidelines annually and recommends any appropriate changes for approval by the Board. The Corporate Governance Guidelines can be found on the Corporate Governance page of the Investors tab of our website at corporate.ferguson.com under Governance Documents.

Board Leadership

The Board is led by Geoff Drabble, our independent Non-Employee Board Chair. As part of its annual board evaluation process, the Board assesses its leadership structure to determine the leadership structure most appropriate for the Company, taking into account the recommendations of the Nominations & Governance Committee.

The Board elects one of its members to serve as the Board Chair. Both independent and Executive Directors, including the CEO, are eligible for appointment as the Board Chair. Mr. Drabble was appointed Board Chair in February 2024. Mr. Drabble previously served as the Chairman of the Ferguson plc Board from November 2019 until August 1, 2024, the effective date of the Merger. We believe that the current leadership structure is effective for the Company and its shareholders at this time, as it allows Mr. Murphy to focus on the day-to-day leadership of the Company while allowing Mr. Drabble to focus on leading the Board and its oversight of the Company. Further, the Company, prior to transitioning to a primary listing on the NYSE in May 2022, complied with the U.K. Corporate Governance Code which recommends the separation of the CEO and Board Chair roles.

Any change from the current structure of having a Board Chair separate from the CEO would be at the discretion of the Board, though the Board may seek input from shareholders if a change is contemplated in the future. If the Board determines that it would be beneficial to have a single individual act as both CEO and Board Chair, our Corporate Governance Guidelines would require the appointment of a lead independent director at that time.

Director Independence

The Nominations & Governance Committee reviews the independence of each Director annually and makes recommendations to the Board, and the Board annually determines and discloses the independence of the Directors.

No Director is considered independent unless the Board, considering all relevant facts and circumstances, affirmatively determines that the Director has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. In assessing whether a Director has no material relationship with the Company, the Board also considers any persons or organizations with which the Director has an affiliation. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others.

In addition, members of the Audit, Compensation and Nominations & Governance Committees must meet all additional applicable independence requirements of the NYSE and any additional requirements imposed under U.S. securities laws and the rules and regulations of the SEC.

The Board has considered whether the members of our Board are independent and determined that each of our Directors, including each Director nominee, other than our Executive Directors, is an “independent” Director under applicable NYSE and SEC rules and regulations, and each satisfies the applicable NYSE and SEC rules and regulations for “independence” with respect to the Committees of the Board on which such Director serves.

In making its independence determination the Board considered that some of the Non-Employee Directors, or their immediate family members, are affiliated with companies or entities to which the Company sold products or made payments, or from which the Company purchased products or services during the year. This included transactions that do not require disclosure under Item 404 of Regulation S-K (“Regulation S-K”) promulgated under the Exchange Act and therefore are not disclosed in “Approved Related Party Transactions,” such as that Ms. Shouraboura’s spouse is a senior executive at Microsoft Corporation from which the Company purchases products and services. Aggregate payments to or from Microsoft Corporation, in each of the last three fiscal years, did not exceed the greater of $1 million or 2% of that organization’s consolidated gross revenues in a single fiscal year. In reviewing these

18	2024 PROXY STATEMENT FERGUSON ENTERPRISES INC.

Corporate Governance

relationships, the Board considered all relevant factors, including: whether the transactions were entered into at arm’s length in the normal course of business and, to the extent they were commercial relationships, had standard commercial terms; and whether the Director had any direct business relationships with the company or received any direct personal benefit from these transactions, relationships, or arrangements.

The independent Directors meet on a regularly scheduled basis in executive sessions. In accordance with our Corporate Governance Guidelines, the Board Chair, or the lead independent director if the Board Chair is not an independent Director, will preside at each executive session and, in the Board Chair’s absence, the independent Directors will select an independent Director to preside.

Director Criteria and Nomination Process

The Company seeks a Board with an appropriate balance of skills, knowledge, experience, independence and diversity of background among its members to enable it to discharge its duties and responsibilities effectively. The Board has delegated the process for identifying and screening potential director candidates to the Nominations & Governance Committee.

Candidates for potential membership on the Board must at a minimum satisfy any requirements of applicable law and rules of the NYSE. In addition, in evaluating director candidates, the Nominations & Governance Committee considers the qualifications of each candidate, the collective experience and expertise represented on the existing Board and the criteria set forth in our Corporate Governance Guidelines, including that candidates should:

•	be of sound character, judgment, reputation and integrity;

•	conduct themselves in accordance with high personal and professional ethical standards, including the Company’s Code of Business Conduct and Ethics and other relevant Company policies;

•	have general knowledge of the markets and the industry in which the Company operates and issues which may affect the Company;

•	be of diverse backgrounds, skills, experience, personality, culture, race, religion, age, sexual orientation, gender, ethnicity, tenure and viewpoints;

•

be committed to the Company and service on the Board, including having the time and willingness to study informational and background materials, to prepare for meetings and to otherwise carry out their duties and responsibilities effectively; and

•	represent the best interests of all shareholders.

The Board and the Nominations & Governance Committee consider whether director candidates’ backgrounds, skills, experience and other qualifications would complement those of other members of the Board and may also consider other factors as needs change based on strategic priorities. In addition, a Director who is currently serving as an executive officer of a public company generally may serve on a total of no more than two public company boards (including the Company’s Board). A Director who is not currently serving as an executive officer of a public company generally may serve on no more than four public company boards (including the Company’s Board).

Process for Selection of Directors

When the Board determines it is desirable to add a director in the context of its strategic needs, as part of its annual evaluation process or to fill a vacancy on the Board, the Nominations & Governance Committee takes the following steps:

•	Initiates a search for director candidates that meet the Board’s director criteria, seeking input from an independent search firm;

•

Identifies, first, an initial slate of director candidates that are socially, racially and ethnically diverse in accordance with the Company’s Board Diversity Policy, which is then reviewed by and discussed among the Board Chair, the Chair of the Nominations & Governance Committee, our President & CEO, our Chief Legal Officer & Corporate Secretary and our Chief Human Resources Officer and, second, a refined slate of director candidates based on this review;

•

Conducts inquiries into the background and qualifications of the refined list of director candidates, including evaluating the candidates’ financial literacy and expertise, skills and expertise relevant to the Company’s business and structure, as well as any overboarding or independence concerns, related party transactions, and potential issues under competition laws;

•

Determines which director candidates to interview and conducts the interviews with the Board Chair, select Non-Employee Directors, our Chief Legal Officer & Corporate Secretary and our Chief Human Resources Officer;

2024 PROXY STATEMENT FERGUSON ENTERPRISES INC.	19

Corporate Governance

•	Selects director candidates for recommendation to the Board; and

•	Seeks Board approval of the recommended director candidate for election by our shareholders or Board appointment of the recommended director candidate to fill a position between annual meetings.

Board Diversity Policy

The Board seeks to maximize the opportunity to make independent Board director appointments that reflect the diversity of the Company’s workforce and its communities. Accordingly, it will include candidates from socially, racially and ethnically diverse backgrounds in its candidate slates for all independent Board director positions.

The Board has established the following board diversity targets, which are aspirational in nature: at least 30% of the Board should be female and at least one member of the Board should be from a minority ethnic background. As of July 31, 2024, and up to the date of this Proxy Statement, 38% of the Board are female and two members of the Board are from a minority ethnic background. The Chairs of both the Audit Committee and the Compensation Committee are female.

Board Evaluation

Our Board has the authority and responsibility to review the results of the annual evaluation of the Board conducted by the Nominations & Governance Committee to determine whether the Board and the Committees of the Board are functioning effectively and in accordance with their respective charters, the Company’s Corporate Governance Guidelines, applicable law and NYSE listing standards. As part of its responsibilities, the Nominations & Governance Committee will evaluate at least annually the Board’s composition, tenure and experience. The Nominations & Governance Committee will then report the conclusions and any recommended improvements to the Board. The Board will also review the results of the third-party review of the Board that is conducted every three years. The last third-party review was conducted in May 2024.

In addition, the Nominations & Governance Committee periodically, and at least annually, assesses the qualifications of individual members of the Board and the results of such evaluations are reported to the Board.

Board Refreshment and Tenure

The Board has been focused on board refreshment as Ferguson has progressed its transition from a Jersey company with a Premium listing on the LSE to a Delaware corporation with a primary listing on the NYSE and a secondary listing of the equity shares (international commercial companies secondary listing) category on the LSE. As a result, and taking into account prior service on the Ferguson plc Board, six of our Non-Employee Directors and one of our Executive Directors have a tenure of less than five years.

The Board does not believe that it should limit the number of terms for which a person may serve as a Director, because such term limits could deprive the Company of the valuable contributions made by Directors who have developed, over time, significant insights into the Company and its operations. At the same time, the Board recognizes the importance of an appropriate balance of experience and perspectives and considers the overall mix of tenure of the Board.

All Directors serve a one-year term, except that the initial term for each Director shall run from the date of appointment until the Company’s next annual meeting, and are subject to election by shareholders at each annual meeting. As provided in the Company’s Certificate of Incorporation and Bylaws, newly created directorships resulting from any increase in the authorized number of Directors and vacancies on the Board are to be filled by the affirmative vote of a majority of the remaining Directors then in office, or by a sole remaining Director. Any Director so appointed will hold office until the Company’s next annual meeting after such Director’s appointment.

Board Onboarding and Education

All new Non-Employee Directors on the Board receive both in-person and remote orientation and training to become integrated into boardroom discussions and maximize their knowledge of the Company. The orientation program is led by members of senior management and coordinated by the Corporate Secretary team in collaboration with the new Director. The program covers a wide variety of topics, including: a review of our strategy and operating plans in both our U.S. and Canadian business segments; financial statements; information technology, compensation, investor relations, legal and corporate governance policies and practices; and the roles and responsibilities of our Directors. New Directors may also receive presentations from our external legal counsel and may meet with our auditors and compensation consultants. New Directors receive key documents as part of the orientation process, including our publicly available governance documents and filings, past Board and Committee minutes and agenda programs, and strategy presentations, among other documents.

20	2024 PROXY STATEMENT FERGUSON ENTERPRISES INC.

Corporate Governance

The Company provides the Board with ongoing educational resources and opportunities related to fiduciary duties, corporate governance and regulatory topics and other matters as may be appropriate or requested by the Board. All Directors are members of the National Association of Corporate Directors (“NACD”), giving them access to tools, resources, and instructional curricula to continue to mature in corporate governance, including educational events and networking opportunities. In addition, each Director has access to a broad range of resources provided by Deloitte, including newsletters, webcasts and symposia. Each Director also undergoes annual training on our Code of Business Conduct and Ethics and other relevant Company policies. Site visits are coordinated for our Directors, oftentimes as part of the onboarding process and in connection with certain of the Company’s Board meetings. These visits allow Directors to interact with a broader group of our executives and associates and gain first-hand insight into our culture and operations.

Director Meeting Attendance

Board members are expected to devote sufficient time and attention to prepare for, attend and participate in Board meetings and meetings of Committees on which they serve, including advance review of meeting materials that are circulated prior to each meeting. In addition, Board members are expected to attend each annual meeting of stockholders unless unusual circumstances make attendance impractical.

During fiscal 2024, the Ferguson plc Board met 5 times. During fiscal 2024, the Ferguson plc Audit Committee met five times, the Compensation Committee met four times and the Nominations & Governance Committee met four times.

To facilitate the Merger and prepare for the resulting U.S. domicile, the Ferguson Enterprises Inc. Board met five times during fiscal 2024. The Ferguson Enterprises Inc. Board had no Committees during fiscal 2024 and established its three standing Committees effective August 1, 2024.

Each incumbent Director attended at least 75% of the meetings of the boards of Ferguson Enterprises Inc. and Ferguson plc, and in the case of Ferguson plc, of the Committees of which they were a member during fiscal 2024. Every Director serving on the Ferguson plc Board at the time of the 2023 annual general meeting of Ferguson plc attended that meeting.

2024 PROXY STATEMENT FERGUSON ENTERPRISES INC.	21

Board Committees and Oversight

Committees of the Board

The Board’s principal responsibility is one of oversight to enable the Company’s business objectives to be met and to review the overall strategic development of the Company as a whole.

Certain strategic decisions and authorities of the Company are reserved as matters for the Board. For some of these matters, the Board delegates responsibilities and authorities to its Committees. The matters reserved for the Board for its decision include oversight matters related to: strategy; succession planning; financial accountability and risk management.

The Board has three Committees: the Audit Committee, the Compensation Committee, and the Nominations & Governance Committee. Each Committee operates in accordance with its respective charter that is periodically reviewed and updated as appropriate. The charters of each Committee can be found on the Corporate Governance page of the Investors tab of our website at corporate.ferguson.com under Governance Documents. The members of these Committees as of the date hereof are identified in the following table:

BOARD OF DIRECTORS

Board Chair: Geoff Drabble

AUDIT COMMITTEE	COMPENSATION COMMITTEE	NOMINATIONS & GOVERNANCE COMMITTEE
4 Members All Independent Suzanne Wood (Chair) Catherine Halligan Brian May Alan Murray	5 Members All Independent Kelly Baker (Chair) Rick Beckwitt Geoff Drabble Catherine Halligan James S. Metcalf	6 Members All Independent Alan Murray (Chair) Rekha Agrawal Geoff Drabble Brian May James S. Metcalf Thomas Schmitt

22	2024 PROXY STATEMENT FERGUSON ENTERPRISES INC.

Board Committees and Oversight

AUDIT COMMITTEE		All Independent

	Members	Responsibilities

Suzanne Wood Chair	• Catherine Halligan • Brian May • Alan Murray

Each member of the Audit Committee is “independent,” as defined by the NYSE listing standards. The Board has determined that Brian May, Alan Murray and Suzanne Wood each qualify as an “audit committee financial expert” as that term is defined by the applicable SEC rules. Furthermore, each member of the Audit Committee is “financially literate” as that term is defined by the NYSE listing standards.

The Audit Committee Charter details the purpose and responsibilities of the Audit Committee, including assisting the Board in fulfilling its oversight responsibilities, and making recommendations to the Board as appropriate, in relation to:

•  the integrity of the Company’s financial statements and financial reporting process;

•  the appointment, independence and qualifications of the Company’s independent registered public accounting firm (the “Independent Auditor”);

•  the performance of the Company’s Independent Auditor and internal audit function;

•  the Company’s compliance with legal and regulatory requirements, including internal controls designed for that purpose;

•  guidelines and policies to govern the process by which management assesses and manages the Company’s exposure to risk, the Company’s major financial risk and cybersecurity risk exposures and the steps management has taken to monitor and control such exposures;

•  the pre-approval of audit and permitted non-audit and tax services and fees to be provided by the Independent Auditor;

•  prepare and approve the audit committee report for inclusion in the Company’s annual proxy statement;

•  procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and

•  the review and approval of related party transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders.

COMPENSATION COMMITTEE		All Independent

	Members	Responsibilities

Kelly Baker Chair	• Rick Beckwitt • Geoff Drabble • Catherine Halligan • James S. Metcalf

Each member of the Compensation Committee is “independent,” as defined by the NYSE listing standards.

The Compensation Committee Charter details the purpose and responsibilities of the Compensation Committee, including:

•  reviewing and approving corporate goals and objectives relevant to the compensation of the CEO and any other Executive Director and evaluating their performance at least annually in light of those goals and objectives;

•  determining and approving the compensation for the CEO and any other Executive Director, either as a Committee or together with the other Non-Employee Directors (as directed by the Board);

•  reviewing and approving the compensation of all other Executive Officers, considering the recommendations of the CEO;

•  reviewing and recommending the form and amount of all Non-Employee Director compensation and benefits;

•  producing an annual report of the Compensation Committee for inclusion in the Company’s annual report on Form 10-K or proxy statement;

•  reviewing and making recommendations to the Board regarding incentive compensation plans and equity-based plans;

•  undertaking annual risk assessment of compensation policies and practices; and

•  evaluating and monitoring the independence of any compensation consultant, as required.

2024 PROXY STATEMENT FERGUSON ENTERPRISES INC.	23

Board Committees and Oversight

Compensation Committee Interlocks and Insider Participation

Kelly Baker, Geoff Drabble, Catherine Halligan, Alan Murray, Thomas Schmitt and James S. Metcalf served on the Compensation Committee of the Ferguson plc Board during fiscal 2024. None of such members of the Compensation Committee had been an officer or associate of the Company. Except for Mr. Schmitt, none of such members of the Compensation Committee had any relationship requiring disclosure by the Company under Item 404 of Regulation S-K. See “—Related Party Transactions—Approved Related Party Transactions” for a description of the Related Party Transaction involving Mr. Schmitt. None of the Company’s Executive Officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, an executive officer of which served as a Director of the Company or a member of the Compensation Committee during fiscal 2024.

NOMINATIONS & GOVERNANCE COMMITTEE	All Independent

	Members	Responsibilities

Alan Murray Chair	• Rekha Agrawal • Geoff Drabble • Brian May • James S. Metcalf • Thomas Schmitt

Each member of the Nominations & Governance Committee is “independent,” as defined by the NYSE listing standards.

The Nominations & Governance Committee Charter details the purpose and responsibilities of the Nominations & Governance Committee, including:

•  recommending to the Board qualified candidates for nomination as members of the Board and its Committees consistent with criteria approved by the Board;

•  developing and recommending to the Board the corporate governance principles applicable to the Company;

•  overseeing the evaluation of the Board, the Committees of the Board and the Executive Officers;

•  developing and recommending to the Board for approval, and periodically reviewing a succession plan for, the Company’s CEO and CFO;

•  reviewing the structure, size and composition of the Board, including the tenure and experience (including skills, knowledge, independence, qualifications and diversity) of the members of the Board, and making recommendations to the Board with regard to any changes that are deemed necessary;

•  reviewing the Board policy on diversity;

•  developing and recommending to the Board an annual self-evaluation process of the Board and overseeing such evaluation process;

•  recommending to the Board candidates for lead independent director and for the membership and chair of the Board Committees;

•  reviewing and approving any requests from Directors or officers to stand for election to any outside for-profit boards of directors; and

•  providing oversight of the Company’s ESG framework and related public disclosures, including the Company’s ESG Report.

Board Oversight

Shareholder Engagement and Feedback

The Board, as part of its oversight role, routinely receive updates, briefings and reports from the Company’s investor relations team that summarize shareholder engagement and key themes.

We are committed to engaging with our shareholders. Throughout the year, we meet with institutional investors and analysts to inform and share our perspectives and to solicit their feedback on our performance. This dialogue allows the Company to better understand and evaluate important issues and consider them appropriately, and to communicate on matters including strategy, financial performance, market backdrop, ESG and executive compensation. Our CEO, CFO and investor relations team maintain a regular cadence of meetings with a broad cross-section of our share register including large institutional investors and pension funds. The style of shareholder interactions can include a mix of one-on-one meetings, conferences and operational site visits.

24	2024 PROXY STATEMENT FERGUSON ENTERPRISES INC.

Board Committees and Oversight

We take the feedback we receive from shareholders seriously. This year, the Board considered the results of the extraordinary general meeting held by Ferguson plc on May 30, 2024 at which shareholders approved the Merger and voted, on an advisory basis, on other matters relating to certain differences between Ferguson plc’s organizational documents and the proposed amended and restated certificate of incorporation and amended and restated bylaws of Ferguson Enterprises Inc. (together, the “Proposed Organizational Documents”). In light of the results of the advisory vote, the Board approved certain revisions to the Proposed Organizational Documents before approving the Company’s Certificate of Incorporation and Bylaws.

We look forward to encouraging an ongoing exchange between the Board, management and shareholders.

Risk Oversight

BOARD OF DIRECTORS

The Board is responsible for (i) ensuring that the Company considers and manages opportunities, risks and uncertainties that may impact achievement of its strategic objectives and (ii) overseeing an enterprise risk management program (the “ERM Program”) that establishes collaborative risk management processes to proactively identify, assess, mitigate and monitor business risks and facilitate associated reporting about such risks. To administer its risk oversight function, the Board has delegated certain oversight responsibilities to its Committees and to management.

Audit

Committee

•  Responsible for reviewing and discussing guidelines and policies that govern the process by which management assesses and manages the Company’s exposure to risk.

•  Responsible for monitoring the overall adequacy and effectiveness of the ERM Program.

Compensation

Committee

•  Responsible for assessing risks related to the Company’s incentive compensation arrangements to determine whether they encourage excessive risk taking.

•  Responsible for discussing at least annually the relationship between risk management policies and practices and compensation and evaluating compensation policies and practices that could mitigate any such risk.

Nominations

& Governance

Committee

•  Responsible for ensuring proper corporate governance standards are maintained, that the Board and its Committees consist of qualified Directors, and that appropriate succession plans for the CEO and CFO are in place.

•  Responsible for providing oversight of the Company’s ESG framework and related public disclosures, including the Company’s ESG Report.

MANAGEMENT

The Company maintains an Executive Committee which is composed of the President & CEO and his direct reports. The Executive Committee is responsible for executing the Company’s strategic plan, reviewing financial performance, managing talent, developing, maintaining and reviewing compliance with corporate policies and identifying and managing risk. As owners of the enterprise risks, the members of the Executive Committee are positioned to help determine how to identify, assess, manage and mitigate risks throughout the Company.

2024 PROXY STATEMENT FERGUSON ENTERPRISES INC.	25

Board Committees and Oversight

Strategy Oversight

The Board actively oversees the Company’s long-term business strategy and is ultimately responsible for the approval (i) to materially extend the Company’s activities into new lines of businesses, countries or regions, (ii) to cease operations in any material part of the Company’s business and (iii) the Company’s capital allocation policy. The Board is continuously engaged with management and associates on its strategic oversight function. For example, the Board:

•	Holds a strategy session each year, which includes presentations from various members of senior management;

•	Receives management presentations at Board meetings, covering various topics such as information technology, including cybersecurity; acquisitions; investor relations; and marketing; and

•

Attends coordinated site visits as part of the onboarding process and in connection with certain of the Company’s Board meetings, which allows for interaction with a broader group of our executives and associates and the ability to gain first-hand insight into our culture and operations.

ESG Oversight

The Board oversees Ferguson’s sustainability efforts and ESG strategy and the Nominations & Governance Committee is responsible for providing oversight of the Company’s ESG framework and related public disclosures, including the Company’s ESG Report. The Nominations & Governance Committee receives regular updates on sustainability progress from our Vice President of ESG, such as review of project implementation and performance and opportunities to integrate sustainability measures into capital expenditures, and provides reports on these matters to the Board. The Company also maintains a management-level ESG Steering Committee, which is a cross-functional group of leaders and ESG subject matter experts from across the business responsible for the ESG framework. The purpose of the ESG Steering Committee is to assist the Executive Committee in overseeing the Company’s ESG-related key risks and opportunities that could impact the Company’s standing with associates, customers, suppliers, and the investment community. Ferguson’s Board-approved ESG framework reflects the priority ESG issues identified through our risk management and stakeholder priorities assessments. A copy of the ESG framework appears on page 8 in the section titled “2024 Proxy Statement Summary—ESG Framework and Reporting.”

Code of Business Conduct and Ethics

Our Values — Safety, Integrity, Service, Teamwork and Impact – guide our decisions and our actions. These values are codified in the Ferguson’s Code of Business Conduct and Ethics (our “Code of Conduct”), which is applicable to all Directors, officers and associates. Our Code of Conduct is reviewed at least every three years for desirable changes. A copy of our Code of Conduct is available on the home page of our website at corporate.ferguson.com under Useful Links.

Related Party Transactions

Policy and Procedures for Review and Approval of Related Party Transactions

The Board has adopted a written policy and procedures for review, approval and monitoring of transactions involving the Company and related parties (including current Executive Officers and Directors, Director nominees and persons who served in those roles at any time since the beginning of our last fiscal year, greater than 5% beneficial owners of the Company’s voting securities, immediate family members of such persons and related entities of such persons, including entities in which any of such persons is employed, is a general partner or principal or in which such person has a 10% or greater beneficial ownership interest) (a “Related Party”). The policy covers any transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships in which the Company or any of its subsidiaries was, is or will be a participant, where the amount involved exceeds or is expected to exceed $120,000 in any fiscal year, and in which a Related Party had, has or is expected to have a direct or indirect material interest (any such transaction, a “Related Party Transaction”).

Prior to the Merger, the Ferguson plc Board maintained such written policy and procedures and, effective as of August 1, 2024, the Ferguson Enterprises Inc. Board adopted a written policy and procedures in substantially the same form as those maintained by the Ferguson plc Board (collectively, the “Related Party Transactions Policy”).

All Related Party Transactions that are not exempt under the Related Party Transactions Policy (such exempt transactions, “Exempted Transactions”) must be reviewed and approved by the Audit Committee. In considering the transaction, the Audit Committee must consider all of the relevant facts and circumstances available to it related to the Related Party Transaction, including:

•	whether the Related Party Transaction was undertaken in the ordinary course of business of the Company;

•	whether the Related Party Transaction was initiated by the Company or the Related Party; the purpose, and the potential benefits to the Company, of the Related Party Transaction;

26	2024 PROXY STATEMENT FERGUSON ENTERPRISES INC.

Board Committees and Oversight

•	the risk and limitations that may arise as a result of or in connection with the Related Party Transaction, including any reputational risk;

•

the impact on a Director’s independence under the requirements of the rules of the NYSE in the event that the Related Party is a Director, an immediate family member of a Director or an entity in which a Director is a partner, shareholder (or equivalent) or executive officer;

•	if there was a competitive bidding process and the results thereof;

•	the availability of other sources for comparable products or services;

•	the terms of the Related Party Transaction;

•	the approximate dollar value of the amount involved in the Related Party Transaction, particularly as it relates to the Related Party;

•	the importance, nature and extent of the interest (financial or otherwise) and involvement of the Related Party in the Related Party Transaction;

•

whether the transaction with the Related Party is proposed to be, or was, entered into on terms no less favorable to the Company than terms that could have been reached with an unrelated third-party or with associates generally; and/or

•	any other information regarding the Related Party Transaction or the Related Party that would be material to investors in light of the circumstances of the particular transaction.

Any Director, Director nominee or Executive Officer who proposes to enter into, or otherwise becomes aware of, a potential Related Party Transaction must report the transaction to the Chief Legal Officer. If the Chief Legal Officer determines that the proposed transaction may or would be a Related Party Transaction and it is not an Exempted Transaction, the Chief Legal Officer must report the proposed Related Party Transaction to the Audit Committee for consideration at the next meeting of the Audit Committee. If the Chief Legal Officer determines that it is not appropriate to postpone review until the next Audit Committee meeting, the Audit Committee Chair may review and approve the Related Party Transaction. Any such approval must be reported to the Audit Committee at its next meeting. If a Director, any of the Director’s immediate family members or any entity with respect to which the Director is a partner, shareholder (or equivalent) or executive officer, is involved in the transaction, they will be recused from all discussions and decisions relating to the transaction. The Audit Committee may approve only those Related Party Transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders, as the Audit Committee determines in good faith. The Audit Committee, in its sole discretion, may impose such conditions as it deems appropriate on the Company or the Related Party in connection with the approval of a Related Party Transaction.

If the Company becomes aware of a Related Party Transaction that has not been approved under the Related Party Transactions Policy, the Related Party Transaction shall be reviewed in accordance with the procedures set forth in the Related Party Transactions Policy and, if the Audit Committee determines it to be appropriate, ratified. In any case where the Audit Committee determines not to ratify such a Related Party Transaction, the Audit Committee will direct additional actions including, but not limited to, immediate discontinuation or rescission of the transaction, or modification of the transaction to make it acceptable for ratification.

Approved Related Party Transactions

Described below are Related Party Transactions since the beginning of our last fiscal year. Other than as described below, there were no transactions, and there are no currently proposed transactions, that would require disclosure under Item 404 of Regulation S-K.

Thomas Schmitt, an independent Non-Employee Director on our Board, previously served as the chairman and chief executive officer of Forward Air Corporation from September 2018 to February 2024. The Company purchases certain delivery, installation and related administrative services from former subsidiaries of Forward Air Corporation. During the first six months of fiscal 2024, the Company paid to subsidiaries of Forward Air Corporation approximately $8 million for services provided to the Company. These services were purchased on an arm’s-length basis. This transaction was reviewed and approved in accordance with the Related Party Transactions Policy. In December 2023, this Related Party relationship ended. As such, services provided by this business during the second half of fiscal 2024 did not constitute a Related Party Transaction, and we do not expect any future services provided by this business to constitute a Related Party Transaction.

In connection with Ferguson’s purchase of Midwest Pipe and Supply from the Murphy family in 1999, an entity owned by Robert Murphy, the father of our President & Chief Executive Officer, Kevin Murphy, is the lessor (the “Lessor”) of a property leased by Ferguson in the ordinary course of its business. During fiscal 2024, the Company paid approximately $187,000 to the Lessor for use of the property. The lease for the property was entered into on an arm’s-length basis. This ongoing transaction was reviewed and approved in accordance with the Related Party Transactions Policy.

2024 PROXY STATEMENT FERGUSON ENTERPRISES INC.	27

Board Committees and Oversight

Rick Beckwitt, an independent Non-Employee Director on our Board, previously served as co-chief executive officer and co-president of Lennar from November 2020 to September 2023. In the ordinary course of business, the Company sells various products and solutions to Lennar and its subsidiaries. During August 2023, the time period since the beginning of fiscal 2024 during which Mr. Beckwitt served as the co-chief executive officer and co-president of Lennar, Ferguson plc had cash receipts and receivables from Lennar and its subsidiaries in an amount of approximately $920,289. While the transaction occurred before Mr. Beckwitt’s appointment to the Board in June 2024, the Audit Committee ratified this transaction in accordance with the Related Party Transactions Policy.

Matt Stirrup, the husband of Allison Stirrup, the Company’s Chief Human Resources Officer and an executive officer, is employed by the Company as Director of Network Services. Mr. Stirrup received total compensation of approximately $310,000 in fiscal 2024, which includes base salary, bonus, equity-based compensation, benefits and other perquisites. The terms of Mr. Stirrup’s compensation are consistent with the compensation of other similarly situated associates. This ongoing transaction was reviewed and ratified by the Audit Committee in accordance with the Related Party Transactions Policy.

28	2024 PROXY STATEMENT FERGUSON ENTERPRISES INC.

Director Compensation

The following table summarizes the compensation awarded or paid to the Non-Employee Directors for the year ended July 31, 2024.

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)(4)(5)	Total ($)

Board Chair

Geoff Drabble	517,702	93,589	14,048	625,339

Other Non-Employee Directors

Rekha Agrawal	20,000	—	—	20,000

Kelly Baker	146,833	119,009	43,411	309,253

Rick Beckwitt	20,000	—	—	20,000

Catherine Halligan	118,333	119,009	55,409	292,751

Brian May	113,765	93,589	14,789	222,143

James S. Metcalf	118,333	119,009	44,512	281,854

Alan Murray(6)	151,500	119,009	32,643	303,152

Thomas Schmitt	118,333	119,009	34,701	272,043

Nadia Shouraboura	118,333	119,009	43,693	281,035

Suzanne Wood	146,833	119,009	44,097	309,939

(1) The compensation reported for the Legacy NEDs reflects compensation paid to them during fiscal 2024 for their service on the Ferguson plc Board. Legacy NEDs received no additional compensation for their service on the Ferguson Enterprises Inc. Board from the time of their appointment in February 2024 until August 1, 2024, the effective date of the Merger. The compensation reported for Ms. Agrawal and Mr. Beckwitt, who were each appointed to the Ferguson Enterprises Inc. Board effective June 3, 2024, reflects compensation paid to them from June 3, 2024 to July 31, 2024 for their service on the Ferguson Enterprises Inc. Board.

(2) U.S.-based Non-Employee Directors are paid in USD and U.K.-based Non-Employee Directors are paid in GBP. Each month we calculate any U.K. tax due on U.S.-based Non-Employee Director fees using the U.K. tax authorities (HMRC) official exchange rate for the month. The fees of the two U.K.-based Non-Employee Directors (Messrs. Drabble and May) have been converted into USD using the same official exchange rate on a monthly basis.

(3) Represents the grant date fair value of restricted stock units, calculated in accordance with FASB ASC Topic 718, issued to our Non-Employee Directors under the NED Plan (as defined below) on October 12, 2023 that were subsequently cancelled and replaced with the same number of restricted stock units, subject to substantially the same terms and conditions, under the Ferguson plc 2023 Omnibus Equity Incentive Plan on March 7, 2024. For additional information on the cancelled awards and replacement awards, see the section entitled “Non-Employee Director Equity Incentive Awards.” The aggregate number of restricted stock units outstanding as of July 31, 2024 for our Non-Employee Directors was as follows: 707 restricted stock units for each of Messrs. Metcalf, Murray and Schmitt, and Ms. Baker, Ms. Halligan, Ms. Shouraboura and Ms. Wood; 675 restricted stock units for each of Messrs. Drabble and May; and no restricted stock units were outstanding as of July 31, 2024 for Ms. Agrawal and Mr. Beckwitt.

(4) The Legacy NEDs received a travel allowance of $3,250 (each way) (£2,500 for U.K.-based Non-Employee Directors), where there would be a need for intercontinental flight in excess of five hours (one way) based on the home location of the Non-Employee Director and the location of the Board (or Committee) meeting, up to a maximum of $39,000 per annum (£30,000 for U.K.-based Non-Employee Directors). This was in addition to reimbursement for actual travel costs, including airfare and hotel. Due to the payment schedule the travel allowance for the July 2023 meeting was not included in the fiscal 2023 compensation reported in the Company’s fiscal 2023 proxy statement and is included in this column for fiscal 2024. As a result of a meeting location change and due to prior commitments, certain reimbursements in addition to travel reimbursement were provided for Ms. Halligan to facilitate her attendance in-person.

(5) In the U.K., some travel expenses related to Board meeting attendance are considered by the U.K. tax authorities to be ‘taxable benefits,’ consequently the Company paid the tax on these expenses including any applicable tax gross-up. The applicable tax gross-ups were paid in the following amounts for Messrs. Drabble ($1,499), May ($2,239), Metcalf ($12,012), Murray ($6,643), Schmitt ($8,701), Ms. Baker ($10,911), Ms. Halligan ($8,278), Ms. Shouraboura ($11,193) and Ms. Wood ($11,597).

(6) Mr. Murray received prorated compensation for his service as the Employee Engagement Director through December 31, 2023, at which point the role of Employee Engagement Director was disbanded.

2024 PROXY STATEMENT FERGUSON ENTERPRISES INC.	29

Director Compensation

Narrative to Non-Employee Director Compensation

Below is a discussion of the material factors necessary to an understanding of the compensation disclosed in the above table.

How We Set Non-Employee Director Compensation

The Board, upon recommendation of the Compensation Committee, determines the annual compensation of Non-Employee Directors each year with account taken of the time and responsibility involved in each role, including, where applicable, serving as Chair of a Board Committee. Directors who are executives of the Company receive no compensation for their Board service. The Compensation Committee consults with Mercer U.S. LLC (“Mercer”), one of its independent compensation consultants, on the director compensation program and reviews survey information of compensation paid to directors serving on boards of similar U.S.-listed companies to determine whether changes are advisable.

Non-Employee Director Fees

A summary of the annualized fees for fiscal 2024 is as follows:

Fees(1)(2)(3)(4) ($000)

Board Chair’s Fee	536.0

Other Non-Employee Directors’ Base Fee	120.0

Fees in Addition to Base Fee:

Chair of Audit Committee	28.5

Chair of Compensation Committee	28.5

Chair of Nominations & Governance Committee	28.5

Employee Engagement Director(5)	14.0

(1) Increase to the Other Non-Employee Directors’ Base Fee from the prior fiscal year was to align to fee levels in the U.S. for Non-Employee Directors (from $110,000 to $120,000). All other Non-Employee Director fees in the table above remained at the same level as fiscal 2023 fees.

(2) Legacy NEDs also had the benefit of a travel allowance and certain tax benefits as described in footnotes (4) and (5) to All Other Compensation in the Director Compensation table.

(3) The amounts provided in the table for the Board Chair’s fees were unchanged in fiscal 2024 and were converted to USD from GBP based on the agreed GBP:USD exchange rate from fiscal 2022 which is GBP 1.00 : USD 1.3041.

(4) Legacy NEDs received no additional compensation for their service on the Ferguson Enterprises Inc. Board from the time of their appointment in February 2024 until August 1, 2024, the effective date of the Merger.

(5) The fees reflected for the role of Employee Engagement Director are prorated since this role was disbanded effective December 31, 2023.

The Non-Employee Directors are not entitled to receive any compensation upon the termination of their appointment and no fees will be payable in respect of any unserved portion of the term of their appointment. Further, Non-Employee Directors are not entitled to participate in the Company’s annual short-term incentive award program or other benefit plans. Each Non-Employee Director is entitled to reimbursement from the Company for reasonable expenses incurred in the performance of their duties. The Non-Employee Directors may, in certain circumstances and at the Company’s expense, obtain independent professional advice in the furtherance of their duties as Directors.

Non-Employee Director Equity Incentive Awards

The Non-Employee Director Incentive Plan 2022 (the “NED Plan”) was adopted by the Ferguson plc Board in September 2022 and approved by Ferguson plc shareholders in November 2022. We issued annual awards of restricted stock units under the NED plan to our Non-Employee Directors in October 2023 in respect of service for fiscal 2024 (the “Original FY24 NED RSU Awards”). The number of restricted stock units awarded was based on a grant date fair market value of $120,000 for non-U.K.-based Non-Employee Directors and £92,000 for our U.K.-based Non-Employee Directors (Messrs. Drabble and May). The Original FY24 NED RSU Awards were subject to time-vesting for one year following the grant date and entitled to accrue dividend equivalents during the vesting period that vest on the same terms and conditions as the underlying restricted stock units.

30	2024 PROXY STATEMENT FERGUSON ENTERPRISES INC.

Director Compensation

However, to align with U.S. practices and to have the vesting concurrent with the annual meeting of stockholders, on March 7, 2024, the Original FY24 NED RSU Awards were cancelled and, for the Non-Employee Directors serving as of March 7, 2024, replaced with restricted stock unit awards under the Ferguson plc 2023 Omnibus Equity Incentive Plan, with the same number of restricted stock units that had previously been issued under the Original FY24 NED RSU Awards, and with a vesting date of Ferguson’s next annual shareholders meeting (such awards, the “Replacement FY24 NED RSU Awards”). The Replacement FY24 NED RSU Awards are entitled to accrue dividend equivalents during the vesting period that vest on the same terms and conditions as the underlying restricted stock units.

As further described in the section entitled “Compensation Discussion and Analysis—General Information on Share Plans,” in connection with the Merger, Ferguson Enterprises Inc. assumed the Ferguson plc 2023 Omnibus Equity Incentive Plan and all awards issued and outstanding thereunder (including the Replacement FY24 NED RSU Awards), and adopted the Ferguson Enterprises Inc. 2023 Omnibus Equity Incentive Plan which has substantially the same terms and conditions as the Ferguson plc 2023 Omnibus Equity Incentive Plan (collectively, the “Omnibus Plan”).

Future grants of restricted stock units are expected to be made to our Non-Employee Directors under the Omnibus Plan in connection with the Company’s annual meeting of stockholders each year and be subject to time-vesting for approximately one year following the grant date. If a new Non-Employee Director is appointed after the date that annual equity awards are granted to our Non-Employee Directors for the year, the new Non-Employee Director will receive a pro-rated award of restricted stock units under the Omnibus Plan with the same terms as made to other Non-Employee Directors for the year (with proration based on such Non-Employee Director’s time of service during the one-year vesting period applicable to the other Non-Employee Director restricted stock unit awards issued for that year). Ms. Agrawal and Mr. Beckwitt received their prorated award under the Omnibus Plan in September 2024.

Stock Ownership Guidelines for Non-Employee Directors

To provide for our Non-Employee Directors to become and remain meaningfully invested in our common stock, they are required under our share ownership guidelines to own shares having a market value equal to four times the Other Non-Employee Directors’ Base Fee (not including additional fees for Board committee chairs or other additional roles). A Non-Employee Director must meet the share ownership requirement within five years from the later of (i) the effective date of the current guidelines (August 1, 2024) or (ii) the Director’s date of appointment. The Non-Employee Directors must retain all future awards (on a net of tax basis) until compliance is achieved. The following shares will count towards the assessment of whether the target is met: (i) shares beneficially held directly or indirectly by the Non-Employee Director and any person closely associated (as set out in the Company’s Insider Trading Policy) with the Non-Employee Director; and (ii) shares awarded equal to the number of unvested restricted stock units or restricted shares granted to the Non-Employee Director, which do not have a performance condition attached, on an assumed net of tax basis.

All of our current Non-Employee Directors have met or are on track to meet the share ownership requirement within the five-year timeframe.

2024 PROXY STATEMENT FERGUSON ENTERPRISES INC.	31

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm	The Board recommends that shareholders vote “FOR” the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2025.

The Audit Committee has selected Deloitte & Touche LLP (“Deloitte” or “Deloitte U.S.”) as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements and internal control over financial reporting for the fiscal year ending July 31, 2025. In Proposal 2, the Company is asking shareholders to ratify this selection.

Although ratification is not required by the Company’s Bylaws or otherwise, the Board is submitting the selection of Deloitte to the Company’s shareholders for ratification. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year, if it determines that such a change would be in the best interests of the Company and its shareholders.

Representatives of Deloitte are expected to be present at the 2024 Annual Meeting and will be available to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.

Vote Required

Approval of Proposal 2 requires the affirmative “FOR” vote of holders of a majority of the voting power of outstanding shares of common stock present in person or represented by proxy at the 2024 Annual Meeting and entitled to vote thereon. Abstentions have the same effect as a vote “AGAINST.”

32	2024 PROXY STATEMENT FERGUSON ENTERPRISES INC.

Independent Registered Public Accounting Firm’s Fees and Services

Auditor Fees Incurred

The following table sets forth the aggregate fees by the categories specified below in connection with services rendered by Deloitte and its affiliates for fiscal 2023 and fiscal 2024. In connection with the Merger, Deloitte was engaged to serve as the independent registered public accounting firm for Ferguson Enterprises Inc. for the year ended July 31, 2024. We did not pay any other fees to our Independent Auditor or any of its affiliates during the periods indicated below.

	For the Year Ended July 31,

	2024	2023

	$m

Audit fees(1)	12.0	11.9

Audit-related fees	—	—

Tax fees	—	—

All other fees(2)	0.0	0.1

Total	12.0	12.0

(1) Audit fees included $11.3 million (2023: $10.0 million) for the audits of Ferguson plc and Ferguson Enterprises Inc. and consolidated financial statements and $0.7 million (2023: $1.9 million) for statutory audits.

(2) In fiscal 2024, all other fees included $20,000 related to the Company’s subscription to Deloitte’s technical guidance library. All other fees in fiscal 2023 related to services in connection with the Company’s filing of a registration statement on Form S-8, an assurance engagement related to Ferguson Insurance Ltd. and the Company’s subscription to Deloitte’s technical guidance library.

Pre-Approval Policies and Procedures

The policy of the Audit Committee is to pre-approve all audit and non-audit services provided by our Independent Auditor. All of the audit and non-audit services carried out in the fiscal years ended July 31, 2024 and 2023 were pre-approved by the Audit Committee.

Change in Independent Registered Public Accounting Firm

For fiscal 2022, Deloitte LLP (“Deloitte U.K.”) served as Ferguson plc’s independent registered public accounting firm. On October 25, 2022 (the “engagement date”), Ferguson plc engaged Deloitte U.S. as its independent registered public accounting firm for the year ended July 31, 2023. The engagement of Deloitte U.S. followed the Company’s transfer of its primary listing from the LSE to the NYSE. In addition, on the engagement date, Deloitte U.K. confirmed that it would resign as Ferguson plc’s independent registered public accounting firm, given the engagement of Deloitte U.S. The decision to change the Company’s independent registered public accounting firm was approved by the Audit Committee of the Ferguson plc Board and by the Ferguson plc Board.

The audit reports of Deloitte U.K. on the Company’s consolidated financial statements for fiscal 2022 and 2021, and the Company’s effectiveness of internal control over financial reporting as of July 31, 2022, did not contain an adverse opinion or a disclaimer of opinion, and such reports were not qualified or modified as to uncertainty, audit scope or accounting principles. During fiscal 2022 and 2021, and through the engagement date, (i) there were no disagreements, within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the instructions relating thereto, with Deloitte U.K. on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Deloitte U.K., would have caused Deloitte U.K. to make reference to the subject matter of such disagreement(s) in connection with its audit reports on the Company’s consolidated financial statements for fiscal 2022 and 2021, and (ii) there was no reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K and the instructions relating thereto.

During fiscal 2022 and 2021, and through the engagement date, neither the Company nor anyone on its behalf consulted with Deloitte U.S. regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report to the Company nor oral advice was provided that Deloitte U.S. concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue, (ii) any matter that was subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the instructions relating thereto, or (iii) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K and the instructions relating thereto.

2024 PROXY STATEMENT FERGUSON ENTERPRISES INC.	33

Independent Registered Public Accounting Firm’s Fees and Services

The change in the Company’s independent registered public accounting firm was previously disclosed in Ferguson plc’s Current Report on Form 8-K filed with the SEC on October 25, 2022. A copy of Deloitte U.K.’s related letter, dated October 25, 2022, was included as an exhibit to such Form 8-K filing.

34	2024 PROXY STATEMENT FERGUSON ENTERPRISES INC.

Audit Committee Report

The Audit Committee is providing this Report pursuant to Item 407(d)(3) of Regulation S-K. The Audit Committee assists the Board in fulfilling its oversight responsibilities, and makes recommendations to the Board as appropriate, in relation to the Company’s financial statements and financial reporting process, the independence and qualifications of the Company’s Independent Auditor, the performance of the Company’s Independent Auditor and internal audit function and the Company’s compliance with legal and regulatory requirements, including internal controls designed for that purpose. For more information about the Audit Committee’s responsibilities, see the Audit Committee Charter, which is available on the Company’s website at corporate.ferguson.com under Governance Documents.

Management is responsible for the Company’s internal controls and the financial reporting process and for compliance with applicable laws and regulations. Deloitte, the Company’s Independent Auditor, is responsible for performing an independent audit of the Company’s most recent consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, as well as expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee’s responsibility is to monitor and oversee these processes. In performing its responsibilities, the Audit Committee reviewed and discussed the Company’s audited consolidated financial statements and the effectiveness of internal control over financial reporting with management and the Independent Auditor. The Audit Committee discussed with the Independent Auditor those matters required to be discussed by auditors with the Audit Committee under the rules adopted by the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Independent Auditor also provided to the Audit Committee the letter and written disclosures required by PCAOB regarding the Independent Auditor’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the Independent Auditor their independence from the Company and its management.

Based on the review and discussions described above, the Audit Committee recommended to the Board (and the Board approved) that the audited consolidated financial statements of Ferguson plc and Ferguson Enterprises Inc. be included in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2024 as filed with the SEC (the “2024 Form 10-K”).

The Audit Committee of the Board

Suzanne Wood (Chair)

Catherine Halligan

Brian May

Alan Murray

2024 PROXY STATEMENT FERGUSON ENTERPRISES INC.	35

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) with management. Based on its review and discussion with management, the Compensation Committee recommended to the Board that the CD&A section be included in this Proxy Statement and incorporated by reference into the 2024 Form 10-K.

Submitted by the Compensation Committee of the Board

Kelly Baker (Chair)

Rick Beckwitt

Geoff Drabble

Catherine Halligan

James S. Metcalf

36	2024 PROXY STATEMENT FERGUSON ENTERPRISES INC.

Executive Compensation

Compensation Discussion and Analysis (“CD&A”)

The purpose of this CD&A is to describe:

•	our executive compensation philosophy;

•	the Compensation Committee’s decision-making process;

•	how our compensation program supports our long-term strategy and long-term interests of our shareholders; and

•	information about the material elements of compensation that are paid, awarded to, or earned by, our “Named Executive Officers,” (“NEOs”).

Our NEOs consist of our Principal Executive Officer, Principal Financial Officer, and the three other most highly compensated Executive Officers. For fiscal 2024, our NEOs were:

Name	Position

Kevin Murphy	President & Chief Executive Officer and Director

Bill Brundage	Chief Financial Officer and Director

Ian Graham	Chief Legal Officer & Corporate Secretary

Sammie Long	Former Chief Human Resources Officer of Ferguson plc

Bill Thees	Senior Vice President

2024 PROXY STATEMENT FERGUSON ENTERPRISES INC.	37

Executive Compensation

Leadership Changes

Ms. Long retired from her position as Chief Human Resources Officer of Ferguson plc effective July 31, 2024. In connection with the Merger, the titles of Messrs. Murphy, Graham and Thees, respectively, were changed from Chief Executive Officer, Chief Legal Officer and Senior Vice President of Business and Sales to President & Chief Executive Officer, Chief Legal Officer & Corporate Secretary and Senior Vice President. In this Proxy Statement, we refer to Mr. Murphy as the “President & Chief Executive Officer” or “CEO.”

38	2024 PROXY STATEMENT FERGUSON ENTERPRISES INC.

Executive Compensation

The compensation disclosures and proposals are organized as follows:

40	Executive Summary

40	Fiscal 2024 Financial Highlights

41	Compensation Philosophy and Objectives

41	Fiscal 2024 Executive Compensation and Business Results

42	Pay Decisions and Compensation Governance Policies and Practices

42	Compensation Determination Process

42	Role of the Compensation Committee

43	Role of the Independent Compensation Consultants

43	Role of Management

43	Compensation Peer Group and Benchmarking

44	Elements of our Compensation Program

45	Pay Mix

45	Base Salaries

46	Annual Short-Term Incentive Award Program

49	Long-Term Equity-Based Incentive Program

55	General Information on Share Plans

59	Non-Qualified Deferred Compensation Arrangements

60	Other Executive Benefits and Perquisites

61	Employment Agreements

62	Management of Compensation Related Risks

62	Compensation Risk Assessment

62	Oversight Policies

64	Severance and Change in Control Arrangements

64	Change in Control Policy

64	Section 280G of the Internal Revenue Code

65	Section 162(m) Compliance

65	Section 409A Considerations

65	Accounting for Stock-Based Compensation

65	Fiscal 2025 Executive Compensation Changes

65	Base Salary Adjustments

66	Bonus Program Adjustments

66	LTI Design Adjustments

67	2024 Summary Compensation Table

68	2024 Grants of Plan-Based Awards

69	Outstanding Equity Awards at 2024 Fiscal Year-End

70	Option Exercises and Stock Vested in the 2024 Fiscal Year

71	2024 Non-Qualified Deferred Compensation

72	Potential Payments Upon Termination or a Change in Control

74	CEO Pay Ratio

75	Pay Versus Performance

79	Proposal 3: Say-on Pay

80	Proposal 4: Say-on-Frequency

2024 PROXY STATEMENT FERGUSON ENTERPRISES INC.	39

Executive Compensation

Executive Summary

Fiscal 2024 Financial Highlights

We delivered a strong performance in fiscal year 2024 despite challenging end markets during the year. Net sales of $29.6 billion were broadly flat as we continued to consolidate our markets with above market share gains and high quality acquisitions.

Operating profit of $2,652 million was $7 million lower than last year with diluted earnings per share of $8.53, a decrease of 6.5%. Adjusted operating profit* of $2,824 million was $93 million lower than last year with adjusted diluted earnings per share* of $9.69, a decrease of 1.5% principally arising due to the lower adjusted operating profit, partially offset by the impact of share repurchases.

Cash generation remains an important strength of our business, with operating cash flow of approximately $1.9 billion during the year. Our cash generative model and strong balance sheet allowed us to invest for organic growth, sustainably grow our dividend, consolidate our fragmented markets through acquisitions and return capital to shareholders. During the year we invested $0.4 billion in capital expenditures, paid $0.8 billion of dividends, invested $0.3 billion in ten acquisitions, and repurchased 3.3 million of our outstanding shares equating to $0.6 billion.

The Board declared total annual dividends for the fiscal year of $3.16 per share which reflects 5% growth over the prior year.

Net sales	Adjusted operating profit*
$29.6B	$2.8B

Adjusted EPS — diluted*	Return on capital employed (ROCE)*
$9.69	31.1%

* Adjusted operating profit, Adjusted EPS – diluted and Return on capital employed (ROCE) are non-GAAP measures. See the section of this Proxy Statement titled “Non-GAAP Reconciliations and Supplementary Information” for more information and a reconciliation of the non-GAAP measure to the most comparable measure under U.S. GAAP.

40	2024 PROXY STATEMENT FERGUSON ENTERPRISES INC.

Executive Compensation

Compensation Philosophy and Objectives

Our executive compensation program is built on the principles that executives are rewarded based on financial results and that executive pay is aligned with shareholder interests. We have strived to create an executive compensation program that balances short-term versus long-term payments and awards, cash payments versus equity awards, fixed versus contingent payments, and rewards in ways that we believe are most appropriate to motivate our Executive Officers. Our executive compensation program is designed to:

•	ensure alignment of executive and shareholder interests through stock-based long-term incentive awards and stock-ownership guidelines;

•	maintain policies and programs that will attract, retain and motivate executives, and fairly reward our executives for the contribution they make to the business;

•

provide total compensation which is market competitive, with regard to the size and complexity of the Company’s operations and the markets in which we compete for talent (using peer company and compensation survey data comparisons);

•	maintain compensation packages that include salary, short and long-term incentives, benefits and retirement provisions, and perquisites; and

•

appropriately align executive pay and performance by delivering a significant amount of total compensation through variable incentive compensation and providing opportunities to earn higher rewards for sustained superior financial and individual performance.

Shareholders will have an opportunity at the 2024 Annual Meeting to cast advisory votes to approve our NEOs’ compensation (“say-on-pay”) and to determine the frequency of advisory say-on-pay votes (“say-on-frequency”). The Board is recommending that advisory say-on-pay votes be conducted on an annual basis. Although Ferguson plc obtained a “say-on-frequency” vote at its 2023 annual general meeting, in light of the Merger and resulting changes to the corporate structure, the Ferguson Enterprises Inc. Board has determined to hold an advisory “say-on-frequency” vote at the 2024 Annual Meeting. At Ferguson plc’s 2023 annual general meeting, approximately 99% of the votes were cast in favor of holding an annual say-on-pay vote.

In fiscal 2024, the Compensation Committee considered the outcome of the Ferguson plc advisory say-on-pay vote on fiscal 2023 executive compensation when making decisions relating to the compensation of our NEOs and our executive compensation program and policies for fiscal 2024. The Ferguson plc shareholders voted at the 2023 annual general meeting, in a non-binding, advisory vote, on the fiscal 2023 compensation paid to the NEOs. Approximately 95% of the votes were cast in favor of Ferguson plc’s fiscal 2023 NEO compensation decisions.

In the future, we intend to continue to consider the outcome of the say-on-pay vote and the say-on-frequency vote when making compensation decisions regarding our NEOs.

Fiscal 2024 Executive Compensation and Business Results

Since 2019, Ferguson has had increasing geographic focus on North America and, in 2020, the Board concluded that North America is the best long-term listing location for Ferguson. By the end of 2020, our entire executive management team was based in the U.S. and following the disposition of our last operating business in Europe in 2021, the entirety of our revenue and profit has been generated in North America. In fiscal 2024, our U.S. business segment accounted for 95% of the Company’s revenue. On August 1, 2024, the effective date of the Merger, Ferguson Enterprises Inc., a Delaware corporation, became the successor issuer to Ferguson plc, the former Jersey-incorporated parent company.

During this time, our Board has continued to seek to provide competitive compensation that is commensurate with performance, both company and individual, as well as the U.S. market for talent. Our goal is to provide executive compensation that is market competitive, with regards to compensation, levels of pay, and award vehicles, for comparable positions at our selected peer companies and calibrate both annual and long-term incentive opportunities to generate less-than-median awards when goals are not fully achieved and greater-than-median awards when goals are exceeded.

Total compensation for fiscal 2024 was above target total compensation based on the following:

•

The annual short-term incentive program was near target, as the Company was above the performance target for adjusted operating profit growth and fell slightly below of the performance target for cash to cash days.

•

The fiscal 2021 long-term equity-based performance awards that vested in fiscal 2024 achieved maximum payout under both long-term incentive plans based on strong Company performance over a three-year period.

A detailed summary of each component of our compensation program and fiscal 2024 performance is provided on the following pages.

2024 PROXY STATEMENT FERGUSON ENTERPRISES INC.	41

Executive Compensation

Pay Decisions and Compensation Governance Policies and Practices

WHAT WE DO

Significant portion of Executive Officer compensation is variable and based on achievement of performance measures that we believe drive long-term shareholder value

Established pre-defined performance metrics and target, threshold, and maximum payouts

Ensure incentive-based compensation is subject to clawback

Include ESG performance metrics tied to our overall progress on areas such as safety, diversity, climate and governance that we believe address the interests of our shareholders

Use long-term equity incentive vesting periods consistent with many of our peers

Require significant stock ownership by all Executive Officers

Regularly review governance of our programs to align with market best practices

Conduct periodic pay risk assessment

Annually assess peer group to ensure appropriate alignment

Double trigger change in control if long-term incentive awards are assumed

Retain independent compensation consultant

WHAT WE DON’T DO

No hedging or pledging of Company shares permitted

No evergreen provisions in long-term incentive plans

No guaranteed bonuses or uncapped incentive award opportunities for Executive Officers

No payment of dividends or dividend equivalents on equity awards unless and until underlying awards vest

No short-term trading in Company shares permitted

Compensation Determination Process

Role of the Compensation Committee

The Compensation Committee currently consists of five independent Directors and is responsible for discharging the Board’s responsibilities relating to compensation of the Executive Officers and overseeing the compensation policies, practices and programs of the Company. The Compensation Committee Charter detailing its responsibilities is available on the Corporate Governance page of the Investors tab of our website at corporate.ferguson.com under Governance Documents. The Compensation Committee works closely with its independent consultants and meets approximately four times per year.

The Compensation Committee responsibilities include, without limitation:

•	approving compensation philosophy and strategy;
•	approving peer group companies and target market position;
•

recommending to the Board the compensation of the Executive Directors and approving the compensation of all other Executive Officers, considering recommendations from the CEO (other than for his own compensation);

•	approving annual short-term incentive and long-term incentive metrics and performance goals;
•	approving achievement of annual short-term incentive and long-term incentive goals;
•

approving corporate goals and objectives that are relevant to the compensation of the Executive Directors and evaluation of the performance of the Executive Directors in light of those goals and objectives;

•	recommending to the Board any changes to the form and amount of Non-Employee Director compensation;
•

recommending to the Board proposals regarding shareholder advisory votes on say-on-pay and on say-on-frequency, taking into account the results of the most recent say-on-pay and say-on-frequency votes; and

•	recommending to the Board the CD&A and related executive compensation disclosure in our annual proxy statement.

42	2024 PROXY STATEMENT FERGUSON ENTERPRISES INC.

Executive Compensation

Role of the Independent Compensation Consultants

To help achieve our goal to compensate our Executive Officers appropriately, the Compensation Committee retained both Mercer and Ellason LLP (“Ellason”) (together, the “Compensation Consultants”) as its independent compensation consultants for fiscal 2024 to review its policies and procedures with respect to executive compensation. Mercer served as the lead consultant primarily focused on U.S. pay practices. Ellason has been retained to provide compensation consulting in relation to our in-flight long-term incentive (“LTI”) awards, which were mainly granted while we were Premium Listed on the LSE under our previous remuneration policy.

Based on the Compensation Committee’s assessment, the Compensation Committee determined that services provided by Mercer and its affiliates and Ellason have not raised any conflict of interest and that the firms are independent, taking into account the NYSE’s listing standards, and the SEC’s rules and regulations to ensure consultant independence and other relevant factors. The Compensation Committee retains the right to modify or terminate its relationship with each of the Compensation Consultants or select other outside advisors to assist the Compensation Committee in carrying out its responsibilities.

In fiscal 2024 the Compensation Consultants assisted the Compensation Committee by:

•	providing comparative market data on compensation practices and programs based on an analysis of peer companies and by providing guidance on industry best practices;
•	providing executive compensation consulting services related to program design, governance and disclosure;
•	reviewing and recommending changes to our executive compensation peer group;
•	analyzing and benchmarking board of director compensation/program design, incentive designs, stock ownership guidelines and performance measurement;
•	attending and supporting all Compensation Committee meetings; and
•	conducting a compensation risk assessment.

For fiscal 2024, fees paid to Mercer and its affiliates by the Company for work performed for the Committee totaled $903,069 for executive compensation consulting support and $389,897 for other services. The decision to engage Mercer and its affiliates for these other services is approved by management who oversee the specific areas of business for which the services are provided. The Compensation Committee reviews and takes into account the other services Mercer provides to the Company both when engaging its services as an independent compensation consultant and also when undertaking its annual review of its other consulting services, taking into account the NYSE’s listing standards and SEC’s rules and regulations to ensure consultant independence and other relevant factors.

Role of Management

Responsibilities of management include, but are not limited to, the following as needed for the Compensation Committee to effectively carry out its responsibilities:

•	develop meeting agendas and materials with input from the Compensation Committee Chair;
•	provide additional competitive benchmarking data;
•	provide budgets and business planning materials for setting performance goals and measuring Company and individual performance; and
•	provide other information as needed for the Compensation Committee to effectively carry out its responsibilities.

The CEO annually sets goals for the Executive Officers other than the CFO and himself (whose corporate goals and objectives that are relevant to their compensation are set by the Compensation Committee) and provides his assessment of the individual performance of, and recommendations regarding the compensation levels for, each of such Executive Officers. This includes adjustments in base salary, annual short-term incentive payouts and size of long-term incentive awards.

Compensation Peer Group and Benchmarking

The Compensation Committee has identified, with assistance from Mercer, a group of companies used to guide the compensation arrangements for our Executive Officers and inform our pay plan design (the “Peer Group”). The Compensation Committee conducts a review of the Peer Group annually and may from time to time adjust the companies comprising the Peer Group to better reflect (i) competitors in the industries in which we compete (for the Fiscal 2024 Peer Group, service and distribution industries with generally 0.3 to 3.0 times the Company’s revenue size), (ii) companies with similar business models and (iii) companies that compete in our labor markets for talent. The Compensation Committee also considered the growth rates of the companies when selecting the Peer Group. See the section entitled “—Fiscal 2025 Executive Compensation Changes” for details on our updated Peer Group for fiscal 2025.

2024 PROXY STATEMENT FERGUSON ENTERPRISES INC.	43

Executive Compensation

The Peer Group for fiscal 2024 consisted of the following companies:

AutoZone, Inc.	CDW Corporation	Cummins Inc.

Fastenal Company	General Dynamics Corporation	Genuine Parts Company

Illinois Tool Works Inc.	Johnson Controls International plc	Northrop Grumman Corporation

O’Reilly Automotive, Inc.	PACCAR Inc.	Parker-Hannifin Corporation

Stanley Black & Decker, Inc.	Univar Solutions Inc.	United Rentals, Inc.

W.W. Grainger, Inc.	Watsco, Inc.	Wayfair Inc.

As part of our review of U.S. competitive pay practices, the Compensation Committee engaged Mercer in fiscal 2024 to conduct a market review to determine whether Executive Officer total compensation opportunities were competitive. In determining the fiscal 2024 executive compensation, the Compensation Committee reviewed the Peer Group data provided by Mercer for positions reported in the peer companies’ respective proxy statements. This data was supplemented with data from proxy statements of other industrial companies in the S&P 500 and published survey data as appropriate, as not all executive officer data was available from our Peer Group. Based on this evaluation, Mercer recommended, and the Compensation Committee determined, to set total target compensation (comprised of base salary, annual short-term incentive opportunity at target, and long-term equity incentive opportunity at target) at levels that would begin to close any existing pay gap in comparison with the 50th percentile of the Peer Group data.

Elements of Our Compensation Program

Our fiscal 2024 executive compensation program consists of the following elements:

•	base salary;
•	annual short-term incentive awards linked to our overall performance;
•	annual grants of long-term, equity-based compensation, such as performance and restricted shares;
•	other executive benefits and perquisites; and
•	employment agreements and change in control policy.

We combine these elements to formulate compensation packages that provide competitive pay and reward the achievement of financial, operational, and strategic objectives that align the interests of our Executive Officers and other senior personnel with those of our shareholders. The Compensation Committee evaluates base salary, target short-term and long-term award opportunities, and other plan design elements for our Executive Officers as discussed below. Differences in total compensation generally reflect the Executive Officer’s role, relevant experience, expertise, tenure, and performance of the individual Executive Officer within their role.

Element	Purpose	Delivery	Focus

Base Salary	Attract and retain highly qualified executives	Cash, fixed amount paid on a monthly basis	Differentiated pay based on market and the executive’s experience, skills, and performance

Annual Short-Term Incentive Awards	Focus executives’ performance to achieve short-term goals	Cash, variable amount generally paid in October following the end of the fiscal year based on the extent to which pre-defined targets are achieved	Annual performance period to align with short-term financial and operational objectives, and thereby to shareholder interests

Long-Term Equity-Based Compensation	Focus executives’ performance to achieve long-term goals	Equity-based awards that include a majority weighting on performance-based awards, and to a lesser extent, time-based awards	Long-term focus to align with shareholder value creation over a three-year period

Other Executive Benefits and Perquisites	Attract and retain executives by providing competitive benefits	Health and welfare benefits, retirement benefits, and perquisites	Specific to each benefit program

Employment Agreement and Change in Control Policy	Protect company interests through contractual provisions	Upon appointment to Executive Officer role	Non-compete and non-solicitation; continued leadership engagement in the event of a change in control

44	2024 PROXY STATEMENT FERGUSON ENTERPRISES INC.

Executive Compensation

Pay Mix

COMPENSATION PAY MIX

For all our Executive Officers, we utilize the elements of compensation described below through a well-proportioned mix of compensation, weighted toward variable pay (annual short-term incentive awards and long-term equity-based compensation), providing stability to lead the business and successfully execute on our strategy in an effort:

• to reward achievement of annual financial and operational goals consistent with the strategic direction of the business; and

• to align the interests of our executives and those of shareholders in developing the long-term sustainable growth of the business and execution and delivery of the Company’s strategy.

Maintaining this pay mix results fundamentally in a pay-for-performance orientation for our Executive Officers, which is aligned with our stated compensation philosophy of providing compensation commensurate with performance, while targeting to align pay to approximately the target market position.

Ferguson’s fiscal 2024 target total compensation mix is heavily variable with 86% of our CEO’s compensation, 81% of our CFO’s compensation, and 73% of our other NEOs’ compensation variable and contingent on the Company’s performance.

Base Salaries

The base salary established for each of our Executive Officers is intended to reflect each individual’s responsibilities, experience, skills, and prior performance. Base salary is also designed to provide our Executive Officers with steady cash flow during the course of the fiscal year that is not contingent on short-term variations in our corporate performance.

2024 PROXY STATEMENT FERGUSON ENTERPRISES INC.	45

Executive Compensation

The base salaries paid to our NEOs in fiscal 2024 compared to fiscal 2023 are set forth in the table below (rounded to the nearest thousandth). The increases in base salary were effective on October 1, 2023.

NEO	Fiscal 2024 Change

CEO	Increased Mr. Murphy’s base salary from $1.202 million to $1.244 million to better align with market for U.S. CEOs

CFO	Increased Mr. Brundage’s base salary from $700,000 to $742,000 to better align with market for U.S. CFOs

All Other NEOs	Increased base salaries based on performance and to align with the U.S. market where there continues to be variance (Mr. Graham from $610,000 to $628,000; Ms. Long from $608,000 to $627,000, and Mr. Thees from $624,000 to $643,000)

Annual Short-Term Incentive Award Program (“Bonus Program”)

We believe that establishing annual short-term incentive award (“Bonus”) opportunities helps us attract and retain qualified and highly skilled executives and that aligning our Executive Officers’ performance goals with certain annual financial and strategic metrics helps drive performance and increase shareholder value. All of our Executive Officers are eligible to participate in the Bonus Program. The Compensation Committee has the authority to award Bonuses under the Bonus Program to our Executive Officers. These Bonuses are intended to reward the achievement of corporate results and business performance objectives.

Bonuses are earned based on an assessment of financial and business performance against pre-determined metrics that are designed to be challenging but achievable. Target levels of financial performance are generally consistent with budget, which is based in part on prior year results, the Company’s strategic plans and projected market trends. Achievement of objectives is monitored throughout the year with the final performance determined after the end of the fiscal year. Achievement of performance objectives is certified by, and all individual Executive Officer Bonuses are determined and approved by, the Compensation Committee. Bonuses earned by our Executive Officers are paid in cash generally within two and one-half months after the end of the fiscal year. Bonus payout is typically subject to continued employment through the date of payment, however, upon retirement (for our NEOs, termination of employment at age 55 or older), our NEOs are entitled to receive a Bonus for the year of such retirement, pro-rated based on days worked during the applicable performance year, paid out at the same time as Bonuses are paid out to other associates in the ordinary course, based on actual performance.

Each Executive Officer’s target bonus is reviewed annually by the Compensation Committee relative to market as part of our compensation planning process. These targets, expressed as a percent of salary, are generally designed to provide total cash compensation that is market competitive for similarly situated positions if financial and business performance goals are met.

The following table shows the changes we made to the Bonus Program from fiscal 2023 to fiscal 2024.

NEO	Fiscal 2024 Change

CEO	Increased target award from 130% of base salary to 150% of base salary and increased the maximum award from 140% of target to 170% of target to better align with market for U.S. CEOs. Determined annual incentive payouts based on assessment of Company and business performance. Removed the individual performance element.

CFO	Increased target award from 90% of base salary to 95% of base salary and increased the maximum award from 140% of target to 170% of target to better align with market for U.S. CFOs. Determined annual incentive payouts based on assessment of Company and business performance. Removed the individual performance element.

All Other NEOs	Reviewed and reaffirmed current target and maximum annual incentive opportunity. Determined annual incentive payouts based on assessment of Company and business performance. Removed the individual performance element.

46	2024 PROXY STATEMENT FERGUSON ENTERPRISES INC.

Executive Compensation

In September 2023, the Compensation Committee approved changes to certain performance measures for the fiscal 2024 Bonus Program. In an effort to better align with U.S. market practices, the Compensation Committee removed the individual performance element from the 2024 Bonus Program. Additionally, in response to the continued expectation of some shareholders for ESG performance to be captured in incentives, the Compensation Committee increased the weighting of the ESG component from 5% to 10%. As a result of these changes, the weighting for the fiscal 2024 Bonus Program opportunities is 70% adjusted operating profit, 20% cash-to-cash days, and 10% ESG-related qualitatively assessed elements. The following table shows the resulting fiscal 2024 threshold, target and maximum bonus opportunities expressed as percent of salary and percent of target:

	2024 Bonus as Percent of Salary (%)			2024 Bonus as Percent of Target (%)

Name	Threshold	Target	Maximum	Threshold	Target	Maximum

Kevin Murphy	50%	150%	255%	33%	100%	170%

Bill Brundage	53%	95%	162%	56%	100%	170%

Ian Graham	45%	75%	105%	60%	100%	140%

Sammie Long	45%	75%	105%	60%	100%	140%

Bill Thees	45%	75%	105%	60%	100%	140%

Fiscal 2024 Bonus Program Performance Metrics and Weightings

The fiscal 2024 Bonus Program included the following metrics and weightings.

Metric	Weighting	Definition	Rationale

Adjusted Operating Profit	70%(1)	Operating profit before acquisition related intangible amortization and certain other non-GAAP adjustments, as further described in the section titled “Non-GAAP Reconciliations and Supplementary Information.”	Adjusted operating profit is an important measure of business performance as it rewards revenue growth, gross margin improvement and appropriate cost control, and demonstrates the profitability of our core operations.

Cash to Cash Days	20%	The time period represented in days between when the Company pays cash to its suppliers for inventory and receives cash from its customers, which is calculated by taking average days in inventory outstanding (DIO) plus average days sales outstanding in receivables (DSO) less average days payable outstanding (DPO).

Introduced this metric in 2010/11 and it has had a sustained significant impact on the level of working capital and in turn, cash generation of the business.

The measure provides an increased level of working capital control, as it flexes for growth or declines in revenue.

Environmental, Social and Governance (ESG)	10%	Overall qualitative progress on areas such as safety, diversity, climate and governance.	This qualitative measure strives to ensure shared accountability for, and incentivize progress towards, identified ESG priorities and is responsive to evolving shareholder expectations.

(1) Adjusted operating profit for Mr. Thees is based on 50% of the Company’s performance and 20% for performance of the customer groups that report to him, split equally between Canada and U.S. businesses.

The Bonuses earned for fiscal 2024, paid out on October 11, 2024, are shown below in “—Fiscal 2024 Bonus Payouts.” Our fiscal 2024 adjusted operating profit performance was above target and exceeded the performance threshold level set for this element of the Bonus. We also exceeded the performance threshold set for the cash-to-cash days element of the Bonus. The Compensation Committee assessed the Company’s continued progress in respect of our ESG program.

2024 PROXY STATEMENT FERGUSON ENTERPRISES INC.	47

Executive Compensation

Consistent with prior years, the Compensation Committee assessed performance against the Bonus targets and considered if any adjustments were required to align incentive outcomes with the underlying performance of the Company. In keeping with our normal practice, the Compensation Committee also reviewed the formulaic outcome of the Bonus for fiscal 2024, in the context of the underlying performance of the Company, noting in particular the continued strong financial outcomes of the Company against its key performance indicators, as well as management’s ongoing focus on supporting associates through the ongoing challenges of the wider external environment. In this context, the Compensation Committee considered that no application of discretion to adjust the annual Bonus outcome was necessary. The Compensation Committee therefore confirmed Bonus payments for fiscal 2024 as shown below in “—Fiscal 2024 Bonus Payouts.”

The following table details the threshold, target and maximum goals, as well as the actual results, all in millions, for each of the financial objectives under the Bonus Program.

	All NEOs (other than B. Thees)	B. Thees	Threshold	Target	Maximum	Actual

Adjusted Operating Profit (FEI)	70%	50%	$2,484	$2,700	$2,916	$2,824

Adjusted Operating Profit (U.S. Business Segment – Waterworks and Fire & Fabrication Customer Groups and Own Brands)	-	10%	$1,139	$1,239	$1,338	$1,213

Adjusted Operating Profit (Canada Business Segment)	-	10%	$105 CAD	$114 CAD	$123 CAD	$82 CAD

Cash to Cash Days	20%	20%	67.6 Days	62.6 Days	57.6 Days	63.9 Days

Environmental, Social and Governance (ESG)

We recognize the importance of ESG as part of the Ferguson strategy and we updated our executive compensation program in fiscal 2024 for our Executive Officers to increase the weighting on ESG objectives in the Bonus Program to 10%. ESG objectives are focused on areas such as safety, diversity, climate and governance. The Compensation Committee assessed qualitative performance based on year over year progress in each area and determined a maximum payout was earned for fiscal 2024 for the ESG element of the Bonus for all NEOs and other Executive Officers.

Fiscal 2024 Bonus Payouts

Based on the fiscal 2024 financial results and the Compensation Committee’s determination of achievement of ESG objectives as described above, the NEOs earned the following Bonus amounts that were paid on October 11, 2024:

Name	Target Bonus (% of Salary)	Target Bonus(1)	Actual Bonus Earned(2)	Actual Bonus Earned (% of Target)

Kevin Murphy	150%	$1,855,589	$2,442,802	131.7%

Bill Brundage	95%	$698,256	$927,574	132.8%

Ian Graham	75%	$468,951	$553,334	118.0%

Sammie Long	75%	$467,932	$552,132	118.0%

Bill Thees	75%	$479,895	$491,278	102.4%

(1) Based on salary earned during fiscal 2024.

(2) Bonus achievement varies based as threshold as a percent of target differs for the NEOs (i.e., 33%, 56%, or 60% of target for CEO, CFO and other NEOs, respectively).

48	2024 PROXY STATEMENT FERGUSON ENTERPRISES INC.

Executive Compensation

Long-Term Equity-Based Incentive Program

We believe that providing a significant portion of our Executive Officers’ total compensation package in long-term equity-based compensation aligns the incentives of our Executive Officers with the interests of our shareholders and with our long-term corporate success. Additionally, we believe that equity-based compensation awards enable us to attract, motivate, retain and adequately compensate executive talent.

Our Executive Officers were eligible in fiscal 2024 to participate in the following share plans maintained by the Company:

•	the Omnibus Plan;
•	The Ferguson Group Long-Term Incentive Plan 2019 (“LTIP”);
•	The Ferguson Group Performance Ordinary Share Plan 2019 (“POSP”);
•	The Ferguson Group Ordinary Share Plan 2019 (“OSP”); and
•	The Ferguson Group Employee Share Purchase Plan 2021 (“ESPP”) (collectively, the “Company Employee Share Plans”).

A summary of each of these plans and the awards provided thereunder (the “long-term incentive” or “LTI”) is provided below in “—General Information on Share Plans.” Following the approval by Ferguson plc shareholders of the Omnibus Plan at the 2023 annual general meeting held on November 28, 2023, Ferguson no longer grants awards under the LTIP, POSP or OSP (the “Legacy Share Plans”); however, our Executive Officers, including our NEOs, received awards on October 12, 2023 under the Legacy Share Plans and continue to hold outstanding awards under the Legacy Share Plans.

Our Legacy Share Plans are generally aligned with U.K. market practice, while the Omnibus Plan and ESPP are generally aligned with U.S. market practice. Specific information on fiscal 2024 grants issued under our LTI plans is detailed in this section, including the following:

•	fiscal 2024 award mix;
•	fiscal 2024 target award opportunities;
•	fiscal 2024 LTIP and POSP awards performance metrics and weighting;
•	fiscal 2024 OSP awards;
•	fiscal 2024 awards under the Omnibus Plan (restricted stock units (“RSUs”) and performance stock units (“PSUs”)); and
•	shares earned with respect to awards granted during fiscal 2021 under the LTIP, OSP and POSP that vested during fiscal 2024.

Fiscal 2024 Award Mix

The Compensation Committee established the following mix of LTI awards for our NEOs for fiscal 2024. This mix may change in future fiscal years as we continue to evolve the business and execute on our strategic initiatives.

	Performance-Based			Time-Based

	PSU	LTIP	POSP	RSU	OSP

Kevin Murphy	12%	58%	—	30%	—

Bill Brundage	—	70%	—	30%	—

Ian Graham	—	—	70%	—	30%

Sammie Long	—	—	70%	—	30%

Bill Thees	—	—	70%	—	30%

In addition, all Executive Officers are eligible to participate in the ESPP on a voluntary basis.

Performance-based awards were granted to the CEO under the LTIP and Omnibus Plan and to the CFO under the LTIP. Service-based awards were granted to the CEO and CFO under the Omnibus Plan. The change in fiscal 2024 to grant service-based awards in addition to performance-based awards to the CEO and CFO was to align their award mix with the other Executive Officers and U.S. market practice. Our CEO received PSUs under the Omnibus Plan for performance-based awards that could not be granted under the LTIP, as the maximum total market value of common stock over which an LTIP award may be granted to a participant may not exceed 500% of the participant’s base salary. All other NEOs were granted performance-based awards under the POSP and service-based awards under the OSP. Performance metrics are discussed in more detail in the sections below.

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Executive Compensation

Fiscal 2024 Target Award Opportunities

For fiscal 2024, the changes in the table below were made to target award opportunities to better align with U.S. benchmarking and market practices for these roles. Based on a review of individual performance, the competitive market for talent, and overall value to the organization, the Compensation Committee approved the following changes needed to bring the pay for our named executive officers up to the target market position and align with peer practices to begin to close the existing pay gap in comparison with the 50th percentile of the Peer Group data. See the section above entitled “—Compensation Peer Group and Benchmarking” for additional details on benchmarking to our Peer Group.

NEO	Fiscal 2024 Change

CEO	Increased target LTI (as a % of base salary) from 250% to 430%

CFO	Increased target LTI (as a % of base salary) from 160% to 300%

All Other NEOs	Increased target LTI (as a % of base salary) from 160% to 180%

The total LTI target opportunities for our NEOs are shown below:

			Percent (%) of Base Salary
Name	Target LTI (% of Base Salary)	Target LTI	Threshold	Target	Maximum

Kevin Murphy	430%	$5,349,505	280%	430%	731%

Bill Brundage	300%	$2,226,018	195%	300%	510%

Ian Graham	180%	$1,130,969	54%	180%	306%

Sammie Long	180%	$1,128,746	54%	180%	306%

Bill Thees	180%	$1,157,456	54%	180%	306%

50	2024 PROXY STATEMENT FERGUSON ENTERPRISES INC.

Executive Compensation

Fiscal 2024 LTIP and PSU Awards Performance Metrics and Weightings

For fiscal 2024, we reviewed the performance metrics for our LTIP awards provided to the CEO and CFO and the PSU award to our CEO and determined that relative total shareholder return (“TSR”), adjusted earnings per share (“EPS”) growth (diluted) and return on capital employed (“ROCE”) continued to be appropriate performance metrics, as they closely match the shareholder value creation experience.

The metrics used for these LTIP and PSU awards and their weightings for fiscal 2024 are shown below. The LTIP and PSU awards vest on October 12, 2026, contingent on achievement of performance conditions and, except under certain circumstances described below in “—General Information on Share Plans,” service conditions. Actual goals for each metric will be disclosed when the performance period is completed.

Metric	Weighting	Definition	Rationale

TSR Relative to S&P 500 Industrials	33.3%	TSR Relative to S&P 500 Industrial Constituents as of August 1, 2023.

Relative TSR is a commonly used U.S. LTI measure.

Relative calibration can mitigate impact of broader stock market impact and/or sector volatility and it provides an objective measure of shareholder value creation, including that created by M&A.

Adjusted EPS Growth (diluted)	33.3%

Adjusted U.S. GAAP EPS – Growth over three-year performance period using the adjusted EPS growth (diluted) for the year ended July 31, 2023, as the starting point and July 31, 2026, as the end point.

Adjusted EPS – diluted is defined as adjusted net income divided by the weighted average diluted shares outstanding. Adjusted net income is defined as income from continuing operations before amortization of acquired intangible assets (net of tax), discrete tax items and other items that are non-recurring (net of tax), as further described in the section titled “Non-GAAP Reconciliations and Supplementary Information.”

			Commonly used U.S. LTI measure, which is simple and transparent and has a strong line of sight. Investor orientated metric, closely aligned with shareholder interests.

ROCE	33.3%	Adjusted earnings before interest and taxes (Adjusted EBIT) divided by average capital employed. Adjusted EBIT is defined as operating profit excluding certain non-recurring (non-GAAP adjustments), as further described in the section titled “Non-GAAP Reconciliations and Supplementary Information,” and including the impact of acquisition related intangible amortization. Average capital employed is defined as the sum of average net debt and average shareholders’ equity and excludes average assets held for sale.	Commonly used and well understood externally U.S. LTI measure, encourages strong capital discipline.

Below are the target LTIP shares and PSUs awarded to our NEOs in fiscal 2024:

Name	LTIP Shares Awarded	PSUs Awarded

Kevin Murphy	18,798	3,834

Bill Brundage	9,417	—

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Executive Compensation

Fiscal 2024 POSP Awards Performance Metrics and Weightings

For fiscal 2024, the Compensation Committee confirmed the use of adjusted operating profit growth as the appropriate performance metric for the POSP awards, as it aligns with shareholder interests.

The performance metric for the fiscal 2024 POSP awards is shown below. POSP awards vest on the third anniversary of the date of grant (October 12, 2026) contingent on achievement of performance conditions and, except under certain circumstances described below in “—General Information on Share Plans,” service conditions. Actual goals will be disclosed when the performance period is completed.

Metric	Weighting	Definition	Rationale

Adjusted Operating Profit Growth	100.0%

Three-year spot adjusted operating profit growth, using adjusted operating profit for the year ended July 31, 2023, as the starting point, and July 31, 2026, as the end point.

Adjusted operating profit is operating profit before acquisition related intangible amortization and certain other non-GAAP adjustments, as further described in the section titled “Non-GAAP Reconciliations and Supplementary Information.”

Adjusted operating profit is an important measure of business performance as it rewards revenue growth, gross margin improvement and appropriate cost control, and demonstrates the profitability of our core operations.

Using adjusted operating profit growth provides a simple, transparent and easily understood performance condition and provides a clear line of sight compared to TSR and EPS.

Below are the target POSP shares awarded to our NEOs in fiscal 2024:

Name	POSP Shares Awarded

Ian Graham	4,784

Sammie Long	4,775

Bill Thees	4,897

Fiscal 2024 RSU awards under the Omnibus Plan

Fiscal 2024 RSU awards granted under the Omnibus Plan are time-based and will vest on October 12, 2026, subject to continued service except under certain circumstances described below in “—General Information on Share Plans.”

Below are the RSUs awarded to our NEOs in fiscal 2024:

Name	RSUs Awarded

Kevin Murphy	9,699

Bill Brundage	4,036

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Executive Compensation

Fiscal 2024 OSP Awards

Fiscal 2024 OSP awards are time-based and vest contingent on a three-year service period except under certain circumstances described below in “—General Information on Share Plans.” The maximum total market value of common stock over which an award may be granted to a participant may not exceed 100% of the participant’s salary (subject to the discretion of the Compensation Committee to determine otherwise).

Below are the OSP shares awarded to our NEOs in fiscal 2024:

Name	OSP Shares Awarded

Ian Graham	2,050

Sammie Long	2,046

Bill Thees	2,098

Shares Earned with Respect to Fiscal 2021 LTIP Awards

The fiscal 2021 LTIP awards previously granted to certain of our Executive Officers were eligible to vest following a three-year performance period that commenced on August 1, 2020 (the first day of fiscal 2021) and ended on July 31, 2023 (the last day of fiscal 2023). The performance metrics for the fiscal 2021 LTIP awards were as follows:

Metric	Weighting	Definition	Rationale

TSR Relative to the FTSE 100	33.3%	TSR Relative to FTSE 100 constituents as of the beginning of the performance period.

Relative TSR is a commonly used LTI measure.

Relative calibration can mitigate impact of broader stock market impact and/or sector volatility, it provides an objective measure of shareholder value creation, including that created by M&A.

Adjusted EPS	33.3%	Total margin of adjusted EPS growth (diluted) over U.S. inflation after three years.	Commonly used LTI measure, which is simple and transparent and has a strong line of sight. Investor orientated metric, closely aligned with shareholder interests.

Cumulative Cash Flow from Operating Activities	33.3%	Cash flow from operating activities is generated before interest and tax, excluding the effect of the following items to the extent already included in cash generated from operations: cash flows from exceptional items; cash flows arising from special contributions to pension plans made under a deficit recovery plan; and cash flows from non-ongoing and discontinued businesses.	Encourages long-term generation of cash to fund investment and returns to shareholders.

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Executive Compensation

The following table details the threshold, target and maximum goals, as well as the actual results, for the performance conditions relating to the fiscal 2021 LTIP awards. The fiscal 2021 LTIP awards vested on October 16, 2023 for Messrs. Murphy and Graham and Ms. Long and on December 7, 2023 for Mr. Brundage, in each case, at maximum performance level.

•	Relative TSR achievement — Ferguson was ranked 8th against the FTSE 100 comparator group equating to maximum vesting of this element of the award.
•	Adjusted EPS performance of $9.84, which equates to 95.4% growth (maximum set at 48.0% - U.S. Consumer Price Index (“CPI”) was 18.0%).
•	Three-year cumulative cash flow from operating activities was $7,390 million, $2,190 million in excess of maximum ($5,200 million).

Performance Metric	LTIP Weighting	Threshold	Between Threshold and Maximum	Maximum	Actual

Percent of Maximum		25%	25%-100%	100%	100%

Relative Total Shareholder Return(1)	33.3%	Median	Between Median and Upper Quartile	Upper Quartile	8th out of 100 Companies

Adjusted EPS(1)	33.3%	U.S. CPI + 3%	Between U.S. CPI + 3% and U.S. CPI + 48%	U.S. CPI + 48%	U.S. GAAP EPS diluted of $9.84 (95.4% growth)

Cumulative Cash Flow from Operating Activities(1)	33.3%	$4,610 million	Between $4,610 million & $5,200 million	$5,200 million	$7,390 million

(1) Straight line interpolation between threshold and maximum.

Mr. Murphy, Mr. Brundage, Ms. Long and Mr. Graham received awards under the fiscal 2021 LTIP. The number of shares vested for fiscal 2021 LTIP are shown in the table below.

Name	LTIP Shares Vested

Kevin Murphy	41,138(1)

Bill Brundage	15,618(2)

Ian Graham	1,360

Sammie Long	1,370

(1) Includes 3,238 shares of dividend equivalents that vested when the underlying LTIP award vested.

(2) Includes 1,289 shares of dividend equivalents that vested when the underlying LTIP award vested.

Shares Earned with Respect to Fiscal 2021 POSP Awards

The fiscal 2021 POSP awards previously granted to certain of our NEOs were eligible to vest following a three-year performance period that commenced on August 1, 2020 (the first day of fiscal 2021) and ended on July 31, 2023 (the last day of fiscal 2023). The performance metrics for the fiscal 2021 POSP awards were as follows:

Metric	Weighting	Definition	Rationale

Adjusted Operating Profit Growth	100%

Three-year spot adjusted operating profit growth, using adjusted operating profit for the year ended July 31, 2020, as the starting point, and for the year ended July 31, 2023, as the end point.

Adjusted operating profit is operating profit before acquisition related intangible amortization and certain other non-GAAP adjustments, as further described in the section titled “Non-GAAP Reconciliations and Supplementary Information.”

Adjusted operating profit is an important measure of business performance as it rewards revenue growth, gross margin improvement and appropriate cost control, and demonstrates the profitability of our core operations.

Using adjusted operating profit growth provides a simple, transparent and easily understood performance condition and provides a clear line of sight compared to TSR and EPS.

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Executive Compensation

The fiscal 2021 POSP awards vested on October 16, 2023 at maximum performance level with the adjusted operating profit growth exceeding maximum performance level as shown in the table below, which details the threshold, target and maximum goals, as well as the actual results, for the fiscal 2021 POSP awards.

Performance Metric(1)	Weighting	Threshold	Between Threshold and Maximum	Maximum	Actual

Percent of Maximum		25%	25%-100%	100%

Adjusted Operating Profit Growth	100%	0.1%	Between 0.01% and 25.0%	25.0%	83.8%

(1) Straight line interpolation between threshold and maximum.

The number of shares vested for fiscal 2021 POSP are shown in the table below.

Name	POSP Shares Vested

Ian Graham	8,763

Sammie Long	8,825

Bill Thees	7,966

Shares Earned with Respect to Fiscal 2021 OSP Awards

The fiscal 2021 OSP awards vested on October 16, 2023. The number of shares vested for fiscal 2021 OSP are shown in the table below.

Name	OSP Shares Vested

Ian Graham	1,877

Sammie Long	1,891

Bill Thees	1,707

General Information on Share Plans

We believe that equity-based compensation is an important component of our executive compensation program and that providing a significant portion of our Executive Officers’ total compensation package in equity-based compensation aligns the incentives of our Executive Officers with the interests of our shareholders and with our long-term corporate success. Additionally, we believe that equity-based compensation awards enable us to attract, motivate, retain and adequately compensate executive talent needed to deliver our strategic priorities. To that end, for fiscal 2024 we awarded equity-based compensation in the form of performance-based awards (70%) and time-based awards (30%). The Compensation Committee believes equity awards provide Executive Officers with a significant long-term interest in our success by rewarding the creation of shareholder value over time.

The Compensation Committee, subject to approval by our Board as deemed necessary by the Compensation Committee, determines the size and terms (including the attached conditions) of equity grants to our Executive Officers in accordance with the terms of the applicable plan. These are approved on an individual basis.

The following is a summary of the main provisions of the Company Employee Share Plans that our NEOs participate in that have been adopted by the Company.

Share Plan Transition

In connection with our transition to U.S. domestic reporting status and becoming subject to U.S. domestic reporting requirements beginning August 1, 2023, we adopted the Omnibus Plan, in part, to ensure that we have an equity plan that aligns with U.S. market practices. The Omnibus Plan is intended to replace the Legacy Share Plans on a go-forward basis. No awards have been issued under the Legacy Share Plans since October 2023. Our Executive Officers, including our NEOs, received awards in fiscal 2024 under the Legacy Share Plans and still hold outstanding awards under our Legacy Share Plans, as detailed below under “—Outstanding Equity Awards at 2024 Fiscal Year-End.” The Omnibus Plan is described in additional detail below.

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Executive Compensation

Assumption of Incentive and Compensation Plans by Ferguson Enterprises Inc.

In connection with the Merger, Ferguson Enterprises Inc. assumed (i) the Ferguson plc 2023 Omnibus Equity Incentive Plan, (ii) The Ferguson Group Employee Share Purchase Plan 2021, (iii) The Ferguson Group International Sharesave Plan 2019, (iv) The Ferguson Group Performance Ordinary Share Plan 2019, (v) The Ferguson Group Ordinary Share Plan 2019 and (vi) The Ferguson Group Long Term Incentive Plan 2019 (collectively, the “Assumed Employee Share Plans”).

Each outstanding Ferguson plc incentive award under the Assumed Employee Share Plans was converted to an incentive award of Ferguson Enterprises Inc. that is subject to substantially the same terms and conditions as the former Ferguson plc incentive award, except, in the case of equity-based Ferguson plc incentive awards, the security issuable upon exercise or settlement of the incentive award, as applicable, is a share of Ferguson Enterprises Inc. common stock (or its cash equivalent) rather than an ordinary share of Ferguson plc (or its cash equivalent).

In connection with the assumption of the Assumed Employee Share Plans, Ferguson Enterprises Inc. adopted the Ferguson Enterprises Inc. 2023 Omnibus Equity Incentive Plan and the Ferguson Enterprises Inc. Employee Share Purchase Plan 2021. The Ferguson Enterprises Inc. 2023 Omnibus Equity Incentive Plan has substantially the same terms and conditions as the Ferguson plc 2023 Omnibus Equity Incentive Plan, and the Ferguson Enterprises Inc. Employee Share Purchase Plan 2021 has substantially the same terms and conditions as The Ferguson Group Employee Share Purchase Plan 2021.

In addition, in connection with the assumption of the Assumed Employee Share Plans, Ferguson Enterprises Inc. adopted the Omnibus Amendment to The Ferguson Group International Sharesave Plan 2019, The Ferguson Group Long Term Incentive Plan 2019, The Ferguson Group Ordinary Share Plan 2019 and The Ferguson Group Performance Ordinary Share Plan 2019 (the “Omnibus Amendment”). Under the terms of the Omnibus Amendment, (i)(a) The Ferguson Group International Sharesave Plan 2019 is amended to be renamed as the “Ferguson Enterprises Inc. International Sharesave Plan 2019,” (b) The Ferguson Group Long Term Incentive Plan 2019 is amended to be renamed as the “Ferguson Enterprises Inc. Long Term Incentive Plan 2019,” (c) The Ferguson Group Ordinary Share Plan 2019 is amended to be renamed as the “Ferguson Enterprises Inc. Ordinary Share Plan 2019” and (d) The Ferguson Group Performance Ordinary Share Plan 2019 is amended to be renamed as the “Ferguson Enterprises Inc. Performance Ordinary Share Plan 2019” (ii) all references to Ferguson plc under each of the Assumed Employee Share Plans are deemed to refer to Ferguson Enterprises Inc. and (iii) all references to ordinary shares of Ferguson plc under each of the Assumed Employee Share Plans is to a share of Ferguson Enterprises Inc. common stock (or its cash equivalent) rather than an ordinary share of Ferguson plc (or its cash equivalent).

Timing of Grants

Awards under the Company Employee Share Plans are normally granted after the announcement of the Company’s results for any period, although they may be granted at other times if the Compensation Committee considers that there are exceptional circumstances justifying a grant.

Variations of Share Capital

Awards under the Company Employee Share Plans may be adjusted if there is a variation in the Company’s share capital (including a rights issue or any subdivision or consolidation of the share capital) or in the event of a demerger, or payment of a special dividend or similar event that materially affects the market price of the shares of common stock.

Amendments; Termination or Suspension

The Board or, where appropriate, the Compensation Committee, may amend the Company Employee Share Plans provided that the prior approval of Company shareholders is obtained for any material amendments to the extent necessary to comply with applicable law or exchange listing standards. The Company Employee Share Plans may be terminated or suspended at any time, but any termination will not affect participants’ subsisting rights.

Other Provisions

Options and awards granted under the Company Employee Share Plans are personal to the participant and may not be transferred except on death, and such options and awards are not pensionable.

56	2024 PROXY STATEMENT FERGUSON ENTERPRISES INC.

Executive Compensation

Long Term Incentive Plan (LTIP) 2019

All associates of Ferguson, including our Executive Officers, were eligible to participate in the LTIP at the discretion of the Compensation Committee. As of the adoption of the Omnibus Plan, we do not intend to grant additional awards under the LTIP to such eligible participants. Awards under the LTIP entitle participants to acquire shares of common stock to the extent that specified performance targets have been satisfied over a three-year performance period. Dividend equivalents accrue either in cash or shares during the vesting period but are not paid until the underlying awards vest. Messrs. Murphy and Brundage hold conditional awards under the LTIP.

Outstanding LTIP awards will vest on the third anniversary of the date of grant, to the extent that the performance condition has been satisfied, conditional on the participant remaining in employment (except in certain specified circumstances). Where it is impractical for legal or regulatory reasons to deliver shares of common stock following the vesting of an award, the Company may pay, or procure the payment of, an equivalent cash amount, subject to all necessary deductions.

Awards will normally be forfeited if a participant leaves employment. However, if the employment ends by reason of injury, ill health, disability, redundancy, retirement, the sale of a participant’s employing company or the business in which he or she works or any other reason at the discretion of the Compensation Committee, awards will vest on the original vesting date to the extent the performance condition has been met at such date, unless our Compensation Committee determines that it should vest on the date of cessation to the extent that the performance condition has been met at such date. In the case of death, an award will vest immediately to the extent the performance condition has been met at such date. Vested awards will be subject to time prorating, unless the Compensation Committee determines otherwise.

In the event of a change in control, any outstanding awards held by Executive Officers that are not assumed by the acquiring entity, will automatically vest pursuant to the terms of the Company’s Change in Control Policy based on achievement of the applicable performance conditions as reasonably determined by the Company in good faith based on performance forecasts available as of the effective date of the change in control. In the event such performance forecast results in achievement below the target level of performance, a pro-rated portion of the award below the target level of performance will be forfeited and settled in a cash payment equal to the difference between (a) the pre-tax cash value of such award at target level of performance, less (b) the pre-tax cash value of such award computed using the performance forecasts available as of the effective date of the Change in Control. Awards granted in the form of an option will be automatically exercised provided that any exercise price payable by the participant on exercise is no more than the offer price or consideration.

Performance Ordinary Share Plan (POSP) 2019

All associates of the Company, other than our Executive Directors, were eligible to participate in the POSP at the discretion of the Compensation Committee. As of the adoption of the Omnibus Plan, we do not intend to grant additional awards under the POSP to such eligible participants. Outstanding awards under the POSP represent the right to earn shares of common stock. Each of our NEOs hold outstanding conditional awards under the POSP.

The Compensation Committee determined the vesting date of outstanding POSP awards, which is generally not (unless the Compensation Committee determines otherwise) earlier than the third anniversary of the date of grant. Vesting is subject to the satisfaction of performance conditions set by the Compensation Committee. Dividends do not accrue during the vesting period. Where it is impractical for legal or regulatory reasons to deliver shares of common stock following the vesting of an award, the Company may pay, or procure the payment of, an equivalent cash amount, subject to all necessary deductions.

Awards will normally be forfeited if a participant leaves employment. However, if the employment ends by reason of injury, ill health, disability, redundancy, retirement, the sale of a participant’s employing company or the business in which he or she works or any other reason at the discretion of the Compensation Committee, awards will vest pro rata on the original vesting date to the extent the performance condition has been met at such date, unless the Compensation Committee determines that it should vest pro rata on the date of cessation to the extent that the performance condition has been met at such date. In the case of death, an award will vest immediately to the extent the performance condition has been met at such date.

In the event of a change in control, any outstanding awards held by Executive Officers that are not assumed by the acquiring entity, will automatically vest pursuant to the terms of the Company’s Change in Control Policy based on achievement of the applicable performance conditions as reasonably determined by the Company in good faith based on performance forecasts available as of the effective date of the change in control. In the event such performance forecast results in achievement below the target level of performance, a pro-rated portion of the award below the target level of performance will be forfeited and settled in a cash payment equal to the difference between (a) the pre-tax cash value of such award at target level of performance, less (b) the pre-tax cash

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Executive Compensation

value of such award computed using the performance forecasts available as of the effective date of the change in control. Awards granted in the form of an option will be automatically exercised provided that any exercise price payable by the participant on exercise is no more than the offer price or consideration.

Ordinary Share Plan (OSP) 2019

All associates of the Company, other than our Executive Directors, were eligible to participate in the OSP at the discretion of the Compensation Committee. As of the adoption of the Omnibus Plan, we do not intend to grant additional awards under the OSP to such eligible participants. Outstanding awards under the OSP represent the right to earn shares of common stock. Our NEOs hold outstanding conditional awards under the OSP.

In respect of any financial year, the maximum total market value of shares of common stock over which an award is granted to a participant does not exceed 100% of the participant’s salary (subject to the discretion of the Compensation Committee to determine otherwise). Awards granted under the OSP vest over a period of time. The Compensation Committee determined the vesting date of all outstanding OSP awards, which is not (unless the Compensation Committee determines otherwise) earlier than the third anniversary of the date of grant. Dividends do not accrue during the vesting period. Where it is impractical for legal or regulatory reasons to deliver shares of common stock following the vesting of an award, the Company may pay, or procure the payment of, an equivalent cash amount, subject to all necessary deductions.

Awards will normally be forfeited if a participant leaves employment. However, if the employment ends by reason of redundancy, death, injury or disability, retirement, the sale of a participant’s employing company or the business in which he or she works or any other reason at the discretion of the Compensation Committee, awards will vest pro rata on the date of cessation.

In the event of a change in control, any outstanding awards held by Executive Officers that are not assumed by the acquiring entity, will automatically vest pursuant to the terms of the Company’s Change in Control Policy and awards granted in the form of an option will be automatically exercised provided that any exercise price payable by the participant on exercise is no more than the offer price or consideration.

Employee Share Purchase Plan (ESPP) 2021

The ESPP is designed to qualify as a share purchase plan for the purposes of Section 423 of the Internal Revenue Code. Under the ESPP, eligible associates of the Company may be invited to apply for options to acquire shares of common stock at an exercise price at the end of the relevant option period. All associates (including Executive Officers) of the Company are eligible to participate in the ESPP if they have been continuously employed for at least six months prior to the date of grant, although the Compensation Committee may choose to exclude associates who customarily work 20 hours or less per week.

A participant is required to make savings from pay of either (i) a uniform fixed-amount (in whole U.S. dollars, or any other currency in which the participant is normally paid) or (ii) a percentage of base salary of at least 1% and not more than 10%, and in either case, subject to such minimum or maximum amounts as the Board may prescribe from time to time, subject to the limits set out in the ESPP. The savings may be used to exercise the related option at the end of the relevant option period. The exercise price per ordinary share payable on exercise of an option will be prescribed by the Board for each offering period and may not be less than 85% of the lesser of the market value of an ordinary share on the date of grant and the market value of an ordinary share on the date of exercise. The number of shares of common stock over which an option is granted will be such that the total exercise price payable will correspond to the total savings payable from the savings arrangement at the end of the savings period.

An option will be exercised automatically on the exercise date specified by the Board at the time of grant unless the participant has left employment or withdrawn from the ESPP before that date.

Options normally lapse if a participant leaves employment. However, in the event of cessation of employment by reason of redundancy, injury or disability, retirement, death or the sale of the company or business in which such participant works, the participant may continue to participate in the ESPP for three months following the date of termination of employment, or until the end of the relevant offering period (if less than three months). During such time period, the participant (or executor or heir) may exercise their options over such number of shares of common stock at the exercise price using the savings made up to the date of death or cessation of employment.

Options will, subject to the discretion of the Compensation Committee to require roll-over, be automatically exercised following a takeover, scheme of arrangement or winding-up of the Company, or other event materially affecting the value of the shares of common stock, over the lower of (i) such number of shares of common stock at the exercise price with the savings made up to the date of the relevant event and (ii) the number of shares of common stock over which the option was granted.

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Executive Compensation

Omnibus Equity Incentive Plan (Omnibus Plan) 2023

The Omnibus Plan provides for the issuance of up to 6,750,000 shares of common stock, subject to the share recycling and adjustment provisions as provided under the Omnibus Plan. The purpose of the Omnibus Plan is to attract, retain and motivate qualified persons as associates, directors and consultants of Ferguson and its affiliates. The Omnibus Plan also provides a means through which such persons can acquire and maintain share ownership or awards, the value of which is tied to the performance of Ferguson, thereby aligning their interests with Company objectives and shareholder value. The Omnibus Plan provides for potential grants of the following awards to associates, Non-Employee Directors and consultants of Ferguson and its affiliates: (i) incentive stock options qualified as such under U.S. federal income tax laws, (ii) stock options that do not qualify as ISOs, (iii) stock appreciation rights (“SARs”), (iv) restricted stock awards, (v) restricted stock units, (vi) performance awards, (vii) awards of vested stock, (viii) dividend equivalent rights, (ix) other stock-based or cash awards; and (x) substitute awards ((i) – (x) collectively, “Awards”). The Ferguson Board has appointed the Compensation Committee as the committee that will administer the Omnibus Plan (the “Committee”). Unless otherwise limited by the Omnibus Plan or applicable law, the Committee has broad discretion to administer the Omnibus Plan, interpret its provisions and adopt policies for implementing the Omnibus Plan. This discretion includes the power to determine when and to whom Awards will be granted; decide how many Awards will be granted (measured in cash, common stock or as otherwise delegated); prescribe and interpret the terms and provisions of each Award agreement (the terms of which may vary); delegate duties under the Omnibus Plan; terminate, modify or amend the Omnibus Plan; and execute all other responsibilities permitted or required under the Omnibus Plan.

Unless otherwise provided in the Change in Control Policy, an Award agreement or any applicable service agreement, change in control agreement, or similar agreement, the Committee has the discretion to make any of the following adjustments to Awards upon a change in control: (i) the assumption or substitution of outstanding Awards, (ii) the purchase of any outstanding awards in cash based on the applicable change in control price, (iii) the ability for participants to exercise any outstanding stock options, SARs or other stock-based awards upon the change in control (and if not exercised, such Awards will be terminated), (iv) the acceleration of vesting or exercisability of outstanding Awards if, within 24 months following the consummation of a change in control, a participant’s service is terminated by Ferguson for a reason other than for Cause or by the participant for Good Reason, as applicable (each capitalized term, as defined in the Omnibus Plan), with performance awards vesting at target level of performance if such termination occurs prior to the end of the applicable performance period; and/or (v) the acceleration of vesting or exercisability of outstanding Awards.

The Board or the Committee may amend or terminate any Award or Award agreement or amend or terminate the Omnibus Plan at any time; however, shareholder approval will be required for any amendment to the extent necessary to comply with applicable law or exchange listing standards. The Committee does not have the authority, without the approval of shareholders, to amend any outstanding option or SAR to reduce its exercise price per share or take any other action that would be considered a repricing under the applicable exchange listing standards. Without the consent of an affected participant, no action by the Committee or the Ferguson Board to amend or terminate any Award, Award agreement or the Omnibus Plan, as applicable, may materially and adversely affect the rights of such participant under any previously granted and outstanding Award.

Non-Qualified Deferred Compensation Arrangements

Ferguson Enterprises, LLC (“FEL”) sponsors a non-qualified deferred compensation plan to help attract and retain U.S.-based executives and certain other senior associates: the Ferguson Enterprises, LLC Executive Retirement Plan III (“FERP III”). Each of the NEOs is a participant in this Plan. There are three different components under the FERP III: executive deferrals with a company match, standard annual Company contributions under the Supplemental Executive Retirement Plan (“SERP”), and additional discretionary Company contributions under the SERP.

Executive Deferrals

The FERP III allows executives to elect to defer receipt of up to 80% of their base salary and/or 80% of their annual cash bonus. The deferred amounts are credited to the executives’ FERP III accounts. These accounts are managed by the executives and generally mirror our 401(k) plan investments.

Each year, FEL will credit a participant’s account with a matching contribution equal to 50% of the participant’s deferrals for the FERP III year; provided that the maximum matching contribution will not exceed 2.5% of the participant’s qualified plan compensation. Matching contributions are credited to participant accounts on the last day of the pay period of each month and are vested immediately.

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Company Contributions – Supplemental Executive Retirement Plan (SERP)

We recognize that executives may not be eligible to fully participate in the Company’s qualified 401(k) plan and sponsor a restoration plan. FEL will make a contribution under the SERP equal to 3.5% of the executive’s compensation above certain qualified limits specified in the plan. This contribution is generally made annually each January.

The FEL board of directors may also declare an additional SERP discretionary contribution amount to be credited each year. In fiscal 2024, a 9% contribution was made to all U.S.-based Vice Presidents and above, including Executive Officers. This contribution was calculated and deposited to participant accounts in October 2023. The CEO and CFO are not eligible for this benefit.

Per the terms of their employment agreements approved by the Company Board, Messrs. Murphy and Brundage are provided a fixed total retirement benefit each year equal to 16% of their base salary only. This includes the 401(k) match, as well as any FEL matches on executive deferrals under the FERP III, and FEL contributions under the SERP. This is calculated each October and the contributions deposited to their accounts.

The FERP III executive deferrals and company matching contributions are 100% vested at time of deferral. The Company SERP contributions vest based on the following schedule:

Years of Service	Vesting

<4 Years	0%

4-8 Years of Service	25%

8-12 Years of Service	50%

12-15 Years of Service	75%

15+ Years of Service or Age 55 with Any Years of Service	100%

Amounts deferred under the FERP III and SERP contributions are credited to notional accounts with investment options that generally mirror our 401(k) qualified plan. While we are not required to fund this plan, we have established an irrevocable rabbi trust to invest funds generally equal to all deferred amounts. The assets in the rabbi trust generally include cash and certain FEL owned insurance policies designed for this purpose. These assets, although not required by the plan, are segregated to pay benefits to the participants. In the event of bankruptcy or liquidation, these assets will be subject to forfeiture.

Legacy Deferred Compensation Plans

The Ferguson Enterprises, LLC Executive Retirement Plan I (“FERP I”) and Ferguson Enterprises, LLC Executive Retirement Plan II (“FERP II”) are closed plans. FERP I was a pre-Internal Revenue Code 409A (“IRC 409A”) plan and was replaced by FERP II for compliance with the IRC 409A regulations on January 1, 2005. FERP II was replaced by FERP III on January 1, 2016. Messrs. Murphy, Brundage and Thees participated in FERP I and FERP II. Contributions under these plans are included in aggregate account balances for Messrs. Murphy, Brundage and Thees shown in the 2024 Non-Qualified Deferred Compensation table. No new contributions are being made under these legacy plans.

Other Executive Benefits and Perquisites

Our NEOs are eligible to participate in the Ferguson sponsored benefit plans on the same basis as other associates. This includes but is not limited to the following:

•	medical and prescription drug coverage;
•	dental coverage;
•	vision care;
•	401(k) retirement plan;
•	associate assistance programs;
•	accidental death and dismemberment insurance; and
•	other reasonable ancillary benefits.

We believe these benefits are generally consistent with those offered by other companies and specifically with those companies with which we compete for associates.

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We also provide our NEOs and other executives with other benefits and perquisites as follows:

•	executive life insurance;
•	long-term disability coverage;
•	long-term care insurance (grandfathered benefit for certain executives);
•	car or car allowance and fuel card;
•	executive physical;
•	spousal travel;
•	professional tax and financial planning reimbursement;
•	non-qualified deferred compensation arrangements (as described in the section above); and
•	tax protection arrangements in relation to additional U.K. tax that may be incurred as a result of participation in Ferguson plc Board meetings.

Certain of these benefits and perquisites more closely align with those offered by companies listed in the U.K. and were previously approved by Ferguson plc shareholders as part of the Company’s previous remuneration policy. While calendar year 2023 annual life insurance premiums were grossed up for tax purposes for the NEOs, calendar year 2024 annual premiums will not be grossed up for tax purposes for the NEOs. The Compensation Committee continues to monitor the effectiveness of these benefits to ensure they continue to help attract and retain executives by providing competitive benefits.

Employment Agreements

Ms. Long and Messrs. Murphy, Brundage, Graham and Thees and the other Executive Officers entered into employment agreements (with respect to the NEOs and as amended from time to time, the “Executive Employment Agreements”) with FEL, the terms of which are described below.

Pursuant to the Executive Employment Agreements, each NEO is entitled to receive an annual base salary and a discretionary annual bonus. The NEOs are eligible to participate in the benefit programs offered to senior executives (including short- and long-term disability, healthcare coverage, and paid holidays) and the FERP III, SERP and 401(k) retirement savings plans, and any life insurance program offered to senior executives, as well as the Executive Physical Plan. Messrs. Murphy’s and Brundage’s Executive Employment Agreements entitle each to an aggregate discretionary Company contribution of 16% of annual base salary under the FERP III, SERP and 401(k) retirement savings plans. The NEOs are also entitled to a car allowance or use of a company car in accordance with Company policy. The NEOs are eligible to receive grants of shares and/or options under the Company Employee Share Plans as described in the “—Long-Term Equity-Based Incentive Program” section above.

The Executive Employment Agreements are not for a fixed term, although each agreement is subject to immediate termination in the event of the applicable Executive Officer’s termination for Cause or resignation for Good Reason. The NEOs are permitted to terminate the applicable Executive Employment Agreement at any time for Good Reason or by providing 12 months’ prior written notice for Messrs. Murphy and Brundage and 6 months for Ms. Long and Messrs. Graham and Thees, in each case, without Good Reason. In the event of the NEO’s resignation without Good Reason, the Company may elect to provide notice leave in lieu of allowing the NEO to perform services during the notice period. In the event of a termination of employment due to death, the NEOs’ estates are entitled to receive a pro-rata bonus for the year of termination based on then-current projected Company performance to date for the number of days that the NEO was employed during the fiscal year (the “Pro-Rata Bonus”). In the event of a termination without Cause or resignation for Good Reason, subject to the Executive Officer’s timely execution of a general release of claims, the NEOs are entitled to receive their respective annual base salary (i.e., 12 months) in effect at the time of the notice of termination plus the Pro-Rata Bonus, and a lump sum cash payment for the cost of COBRA continuation coverage premiums for the Executive Officer and their dependents under the Company’s medical benefit plans for 12 months following termination. In the event of a change in control, the NEOs may also be eligible for the benefits and protections set forth in the Company’s Change in Control Policy, as may be in effect from time to time. The NEOs are also bound by certain confidentiality, intellectual property, and non-disparagement obligations, as well as non-competition, non-interference, non-hire and non-solicitation restrictions during employment and for 12 months following termination.

For purposes of the Executive Employment Agreements, “Cause” is defined as an event that the Executive Officer: (a) commits or is guilty of any gross misconduct, gross incompetence, or any willful neglect in the discharge of Executive Officer’s duties; (b) commits or continues (after warning) any material breach of the Executive Officer’s employment agreement that amount to gross misconduct, gross incompetence or willful neglect in the discharge of Executive Officer’s duties; (c) fails to perform adequately the duties assigned to Executive Officer in the good faith opinion of the Chair of the Board for the Chief Executive Officer or the Chief Executive

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Officer for the other Executive Officers; provided that the Chair of the Board or Chief Executive Officer, as applicable, has provided notice to the Executive Officer of such failure and an opportunity to cure such failure within 30 day of such notice if such failure is realistically capable of being cured within 30 days; (d) willfully fails to comply with any valid and legal directive of the Board; (e) materially violates the Company’s written policies and/or Code of Conduct, including but not limited to, violations related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct; (f) engages in any material act or acts of fraud, dishonesty, illegal behavior, or other conduct tending to bring the Executive Officer or the Company into disrepute; (g) commits any act of bankruptcy or takes advantage of any statute for the time being in force offering relief for insolvent debtors; or (h) is indicted for, convicted of, or pleads guilty or nolo contendere
to any felony offence or other crime involving dishonesty, fraud or moral turpitude.
For purposes of the Executive Employment Agreements, “Good Reason” is defined as the occurrence of one or more of the following, which is not cured within 30 days of written notice thereof and which is asserted within 90 days of the occurrence thereof: (a) the assignment to the Executive Officer of any duties inconsistent in any material adverse respect with Executive Officer’s duties or responsibilities as contemplated by Section 2 and 4 of the Executive Employment Agreement; (b) any reduction in Executive Officer’s Base Salary; (c) any other action by the Company that results in material diminishment in Executive Officer’s duties or responsibilities; provided that any change in the number of positions reporting to the Executive Officer as a result of a reduction in force shall not constitute “Good Reason”; (d) the Company’s failure to comply with any material provisions of the Executive Employment Agreement (e) any purported termination of the Executive Officer’s employment by the Company other than as permitted by the Executive Employment Agreement; or (f) a change in the Executive Officer’s reporting relationship that is not mutually agreed upon by the parties. Additionally, effective August 1, 2024, the Executive Employments Agreement for Messrs. Murphy and Brundage were amended to provide that if the Executive Officer is not nominated for re-election
or is not
re-elected
to the Board, such event shall be deemed to be “Good Reason”.
Ms. Long’s employment with the Company terminated effective July 31, 2024 upon her retirement from the Company. See the section entitled “—Potential Payments Upon Termination and Change in Control” for details about the compensation and benefits Ms.
Long
received in connection with her retirement.
Management of Compensation Related Risks
Compensation Risk Assessment
In fiscal 2024, Company management engaged Mercer to complete a review of the Company’s compensation plans and practices to evaluate whether they create risks that are reasonably likely to have a material adverse effect on the Company. Mercer’s assessment of our compensations plans and programs was reviewed by the Compensation Committee. Based on its assessment, the Compensation Committee has concluded that the Company’s compensation policies and practices do not create incentives to take risks that are reasonably likely to have a material adverse effect on the Company.
Oversight Policies
Insider Trading Policy, Anti-Hedging and Anti-Pledging
The Compensation Committee has always supported transparent governance and compliance practices and protecting the interests of the Company’s shareholders. To strengthen the Company’s practices in these areas, the Company has controls over transactions in the Company’s securities. The Company has adopted an insider trading policy (the “Insider Trading Policy”) governing the purchase, sale or any other disposition of our securities by directors, officers or other employees of the Company, as well as their family members who live with them, and any trusts, estates or other entities over which they exercise control or which are set up for their benefit. The Insider Trading Policy is designed to promote compliance with insider trading laws, rules and regulations and listing standards applicable to the Company. Among other things, the Insider Trading Policy prohibits trading in the Company’s securities if a director, officer or other employee of the Company is aware of material non-public
information (except for transactions pursuant to a written plan that has been adopted in compliance with Rule
10b5-1
under the Exchange Act and
pre-cleared
with the Company). The Insider Trading Policy also prohibits purchasing financial instruments, including prepaid variable forward contracts, instruments for the short sale or purchase or sale of call or put options, equity swaps, collars or units of exchangeable funds that are based on fluctuations of the Company’s debt or equity instruments and that are designed to or that may reasonably be expected to have the effect of hedging or offsetting a decrease in the market value of any securities of the Company. In addition, no director, officer or other employee of the Company may, at any time, purchase Company securities on a margin or otherwise pledge Company securities as collateral for a loan. The Insider Trading Policy also contains provisions to aid compliance with applicable securities

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laws in the United Kingdom, including the assimilated version of the EU Market Abuse Regulation as it applies in the United Kingdom. The Company did not grant awards of stock options, stock appreciation rights or similar option-like instruments during fiscal 2024. Accordingly, we have nothing to report under Item 402(x) of Regulation
S-K.
The Insider Trading Policy is filed as an exhibit to the Company’s Annual Report on Form
10-K
for the year ended July 31, 2024.
Clawback Policy
Effective August 1, 2024, the Company adopted an Executive Compensation Clawback Policy (the “Policy”) in substantially the same form as the Executive Compensation Clawback Policy maintained by Ferguson plc that allows the Company to recoup certain incentive-based compensation from our current and former Executive Officers and
Non-Employee
Directors under certain circumstances. The Policy requires the recoupment of certain executive compensation in compliance with the Exchange Act, the rules promulgated thereunder by the SEC and the NYSE listing standards. The Policy also provides the Compensation Committee with discretion to recoup certain other executive compensation for certain misconduct pursuant to the terms of the Policy. The Policy is filed as an exhibit to the Company’s Annual Report on Form
10-K
for the year ended July 31, 2024 and is available on the Corporate Governance page of the Investors tab of our website at corporate.ferguson.com under Governance Documents.
Stock Ownership Guidelines for Executive Officers
The Compensation Committee strongly believes that our Executive Officers should own appropriate amounts of shares of common stock to align their interests with those of the Company’s shareholders. Executive Officers can acquire shares of common stock through long-term equity-based incentive awards and participation in the ESPP.
The Compensation Committee has adopted the following share ownership guidelines for our Executive Officers:

Role	Target Multiples (multiple of gross annual base salary)

Chief Executive Officer	6.0x

Chief Financial Officer	3.0x

Other Named Executive Officers	3.0x

Other Executive Officers	2.0x
The Compensation Committee annually reviews compliance with the share ownership guidelines. Shares are counted towards ownership as follows:

•	shares beneficially held directly or indirectly by the Executive Officer and any person closely associated (as set out in the Company’s Insider Trading Policy) with the Executive Officer;

•	shares equal to the number of unvested time-based equity awards granted to the Executive Officer, which do not have a performance condition attached, on an assumed net of tax basis; and

•	vested but unexercised option awards and unvested awards with performance conditions attached to them will not count towards this assessment.
Under our share ownership guidelines, each Executive Officer is expected to meet the relevant Target Multiples set forth in the table above no more than five years from the date that he or she first becomes subject to such target. Where there is a change in the Executive Officer’s share ownership guidelines (e.g., they become a NEO), they have an additional two years to achieve the increased ownership target.
If an Executive Officer has not achieved her or his target by the end of the time period for compliance set out above, the Executive Officer should continue to retain all future awards (on a net of tax basis) until compliance is achieved, subject always to the discretion of the Compensation Committee, taking into account any relevant circumstances.
All of our current NEOs are in compliance with the share ownership guidelines.

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Severance and Change in Control Arrangements
Change in Control Policy
In July 2022, the Compensation Committee of the Ferguson plc Board (the “
Ferguson
plc Compensation Committee”) approved a Change in Control Policy. In connection with the Merger, Ferguson Enterprises Inc. adopted a Change in Control Policy with substantially the same terms and conditions as Ferguson plc’s Change in Control Policy.
Our NEOs and certain individuals designated by the Board as “Executive Officers” are eligible to participate in the Change in Control Policy. Pursuant to the Change in Control Policy, participants may be entitled to receive the following additional separation benefits upon an involuntary termination of employment in connection with a change in control or within the 24 months following the effective date of a change in control: (i) accelerated vesting of the unvested portion of any stock options, stock awards, restricted shares, or performance shares (with performance-based awards vesting based on achievement of performance conditions as reasonably determined by the Company in good faith based on performance forecasts available as of the termination date), (ii) a lump sum cash payment equal to the sum of (x) the participant’s target annual bonus for the year of termination, prorated based on the number of days during the performance period that such participant was employed, divided by 365 days, and (y) three times (for the CEO) and two times (for all other participants) the sum of the participant’s base salary and target annual bonus for the year in which the termination date occurs (or, if no target has been set as of the termination date, the target annual cash incentive amount for the prior year), in each case, subject to the participant’s timely execution and non-revocation
of a general release of claims in favor of the Company and continued compliance with all restrictive covenant obligations.
Additionally, if the acquiring entity does not assume the Company’s existing share plans following the change in control, then the remaining unvested portion of any stock options, stock awards, restricted shares, or performance shares held by the participants will accelerate and vest (without any proration for time) immediately prior to the effective date of the change in control (with performance-based awards vesting based on achievement of performance conditions as reasonably determined by the Company in good faith based on performance forecasts available as of the effective date of the change in control). In the event of a participant’s death after becoming eligible for separation benefits pursuant to the Change in Control Policy and executing a general release of claims in favor of the Company, the separation benefits for which such participant is eligible under the Change in Control Policy will be paid to the participant’s estate. In the event of a participant’s death after becoming eligible for separation benefits pursuant to the Change in Control Policy but before such participant has executed a general release of claims in favor of the Company, no separation benefits for which such participant would have otherwise been eligible will be paid to the participant’s estate unless the participant’s estate executes a comparable release for and on behalf of the participant’s estate.
The Change in Control Policy was amended and restated by the Ferguson plc Compensation Committee in February 2024 to clarify that a transaction will not constitute a “Change in Control” under the policy if (x) Ferguson becomes a direct or indirect wholly owned subsidiary of a holding company and (y) the direct or indirect holders of the voting shares of such holding company immediately following that transaction are substantially the same as the holders of Ferguson’s voting shares immediately prior to that transaction. Therefore, the Merger did not constitute a “Change in Control” under the Change in Control Policy.
Section 280G of the Internal Revenue Code
Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), disallows a tax deduction with respect to “excess parachute payments” to certain Executive Officers of companies that undergo a change in control. In addition, Section 4999 of the Code imposes a 20% excise tax penalty on the individual receiving the “excess parachute payment.” Parachute payments are compensation that is linked to or triggered by a change in control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans or programs and other equity-based compensation. “Excess parachute payments” are parachute payments that exceed a threshold determined under Section 280G of the Internal Revenue Code based on an Executive Officer’s prior compensation. In approving compensation arrangements for our NEOs in the future, we expect that the Board will consider all elements of the cost to the Company of providing such compensation, including the potential impact of Section 280G of the Code. However, the Board may, in its judgment, authorize compensation arrangements that could give rise to loss of deductibility of Section 280G of the Code and the imposition of excise taxes under Section 4999 of the Code when it believes that such arrangements are appropriate to attract and retain executive talent. We do not provide for excise tax gross-ups
to our Executive Officers and do not expect to do so in the future.

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Section 162(m) Compliance
Section 162(m) of the Code limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Executive Officers in a taxable year.
Section 409A Considerations
Section 409A of the Code affects the manner by which deferred compensation opportunities are offered to our U.S. taxpayer employees. Section 409A of the Code requires, among other things, that
“non-qualified
deferred compensation” be structured in a manner that limits employees’ abilities to accelerate or further defer certain kinds of deferred compensation. We intend to operate our existing compensation arrangements that are covered by Section 409A of the Code in accordance with the applicable rules thereunder, and we will continue to review and amend our compensation arrangements where necessary to comply with Section 409A of the Code.
Accounting for Stock-Based Compensation
We follow the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 (“ASC 718”) for our equity-based compensation awards. ASC 718 requires companies to calculate the grant date “fair value” of their equity-based awards using a variety of assumptions. ASC 718 also requires companies to recognize the compensation cost of their equity-based awards in their income statements over the period that an employee is required to render service in exchange for the award. Future grants of stock options, restricted stock, restricted stock units and other equity-based awards under our equity incentive award plans will be accounted for under ASC 718. We anticipate that the Compensation Committee will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs
to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.
Fiscal 2025 Executive Compensation Changes
Based on a review of compensation programs conducted by management and the Compensation Committee’s compensation consultant (Mercer), in September 2024, the Compensation Committee (and the Board for Messrs. Murphy and Brundage) approved overall changes to the pay structure for Messrs. Murphy, Brundage, Graham and Thees for fiscal year 2025 in order to provide pay opportunities that better align with U.S. benchmarking and market practices.
In May 2024 we reviewed our peer group with Mercer, and the Compensation Committee approved the removal of five current peer group companies for fiscal 2025 (Univar Solutions Inc., Watsco, Inc., General Dynamics Corporation, Northrop Grumman Corporation and Wayfair Inc.), and identified five new peer group companies that better reflect our industry and business model (Honeywell International Inc., 3M Company, Eaton Corporation plc, Carrier Global Corporation and Trane Technologies plc).
Changes to the peer group impacted our market position for fiscal year 2025. Based on a review of individual performance, the competitive market for talent, and overall value to the organization, the Compensation Committee approved the following changes needed to bring the pay for our named executive officers up to the target market position and align with peer practices: (i) increased base salary, (ii) increased target bonus opportunity and adjustments to the achievement levels, (iii) increased LTI opportunity, and (iv) the addition of stock options awards into the pay mix.
Base Salary Adjustments
Set forth below are the base salary increases approved for fiscal year 2025 (effective on October 1, 2024).

Named Executive Officer	Fiscal 2024 Base Salary	Fiscal 2025 Base Salary

Kevin Murphy	$1,244,071	$1,500,000

Bill Brundage	$742,006	$834,757

Ian Graham	$628,316	$647,165

Bill Thees	$643,031	$662,322

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Bonus Program Adjustments
Set forth below are the target bonus opportunity increases approved for fiscal year 2025.

Named Executive Officer	Fiscal 2024 Target Bonus Opportunity (as % of Base Salary)	Fiscal 2025 Target Bonus Opportunity (as % of Base Salary)

Kevin Murphy	150%	160%

Bill Brundage	95%	100%

Ian Graham	75%	75%

Bill Thees	75%	75%
In addition, while the Bonus Program metrics will remain the same with the same weighting (adjusted operating profit (70%), cash to cash days (20%) and ESG scorecard metrics (10%)), certain adjustments were approved with respect to the achievement levels applied: (i) for adjusted operating profit, the performance threshold was reduced from 92% of target to 90% of target and the maximum was increased from 108% of target to 110% of target; and (ii) for adjusted operating profit and cash to cash days, the threshold payout was changed from paying out 33% (CEO), 56% (CFO) and 60% for our other Executive Officers to 50% for all Executive Officers, target remains at 100% and maximum was changed from paying out 170% (CEO and CFO) and 140% (other Executive Officers) to 200% for all Executive Officers.
LTI Design Adjustments
Set forth below are the LTI opportunity increases approved for fiscal year 2025.

Named Executive Officer	Fiscal 2024 LTI Opportunity (% of Base Salary)	Fiscal 2025 LTI Opportunity (% of Base Salary)

Kevin Murphy	430%	650%

Bill Brundage	300%	350%

Ian Graham	180%	190%

Bill Thees	180%	190%
In addition, the long-term incentive design for fiscal 2025 will introduce stock options into the award mix for Executive Officers, with long-term incentive awards for each Executive Officer comprised of 50% PSUs, 30% RSUs and 20% stock options. The RSUs and stock options awarded have ratable vesting equally on the anniversary of the date of grant for three years, while the PSUs cliff vest on the three-year anniversary of the date of grant. Dividend equivalents will accrue in shares during the vesting period on the RSUs and PSUs for Executive Officers, but are not paid until the underlying awards vest. All PSUs granted for Executive Officers will vest subject to achievement of relative TSR, adjusted EPS growth (diluted) and ROCE metrics, each such metric having a weighting of 33.3%.

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2024 Summary Compensation Table
The following table presents summary information regarding the total compensation awarded
to, earned by, or paid to each of our NEOs for the fiscal years indicated.

Name (1)	Fiscal Year	Salary ($) (2)	Bonus ($)	Stock Awards ($) (3)(4)	Non-Equity Incentive Plan Compensation ($) (5)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings (6) ($)	All Other Compensation ($) (7)	Total ($)

Kevin Murphy	2024	1,237,059	—	5,121,132	2,442,802	—	251,723	9,052,716
President & Chief Executive	2023	1,194,278	—	2,520,730	1,457,800	—	267,963	5,440,771
Officer and Director	2022	1,150,050	—	2,047,019	1,380,400	—	288,229	4,865,698

Bill Brundage	2024	735,006	—	2,119,936	927,574	—	189,213	3,971,729
Chief Financial Officer and	2023	690,839	—	939,465	608,922	—	189,399	2,428,621
Director	2022	635,834	—	816,013	559,533	—	200,656	2,212,036

Ian Graham	2024	625,267	—	1,080,455	553,334	—	257,754	2,516,810
Chief Legal Officer & Corporate Secretary	2023	604,238	—	891,935	448,386	—	261,306	2,205,863

Sammie Long	2024	623,909	—	1,078,400	—	—	790,718	2,493,027
Former Chief Human Resources Officer of Ferguson plc	2023	604,209	—	889,033	448,364	—	265,080	2,206,686

Bill Thees	2024	639,860	—	1,105,910	491,278	—	232,714	2,469,762
Senior Vice President	2023	620,000	—	912,347	466,283	—	222,470	2,221,100
(1) Ms. Long retired from her position as Chief Human Resources Officer of Ferguson plc effective July 31, 2024. In connection with the Merger, the titles of Messrs. Murphy, Graham and Thees, respectively, were changed from Chief Executive Officer, Chief Legal Officer and Senior Vice President of Business and Sales to President & Chief Executive Officer, Chief Legal Officer & Corporate Secretary and Senior Vice President.
(2) The salary received during a fiscal year reflects the actual earnings attributed to base salary during the year and may differ from an NEO’s annual base salary due to changes that typically occur in October of each year as discussed under the Base Salaries section. As a foreign private issuer in fiscal 2022, the Company was required to provide executive compensation disclosure on an individual basis only for Messrs. Murphy and Brundage in accordance with the requirements of Form
20-F.
In fiscal 2023, the Company determined that it no longer qualified as a foreign private issuer effective August 1, 2023, and Ms. Long and Messrs. Graham and Thees became NEOs in fiscal 2023.
(3) The amounts in this column reflect the aggregate grant date fair value, calculated in accordance with FASB ASC Topic 718 and using the assumptions discussed in Note 15, “Share-based compensation”, to our consolidated financial statements contained in our 2024 Form
10-K,
of the LTIP, POSP, OSP, RSU and PSU awards granted in fiscal 2024, as described under the “Compensation Discussion and Analysis—Long-Term Equity-Based Incentive Program” section.
(4) The grant date fair value of all performance shares awarded under LTIP and POSP and PSUs under the Omnibus Plan shown in the table are calculated based on Target performance achievement. The LTIP, POSP and PSU awards at Maximum performance achievement earned at the end of the three-year performance period, would be Mr. Murphy ($6,776,773), Mr. Brundage ($2,797,874), Mr. Graham ($1,512,859), Ms. Long ($1,510,013), and Mr. Thees ($1,548,431).
(5) The amounts in this column reflect the annual short-term incentive awards for each fiscal year, which were paid
out on October 11, 2024 for fiscal 2024, based on performance achievement described in more detail in the annual short-term incentive award section.
(6) None of our NEOs recognized above market or preferential earnings on amounts deferred under non-qualified
deferred compensation plans.
(7) Amounts reported under All Other Compensation for fiscal 2024 includes: (i) annual value of leased vehicles and fuel for Ms. Long ($13,925) and Messrs. Murphy ($24,339), Brundage ($28,523) and Thees ($15,802), and the cash vehicle allowance and fuel for Mr. Graham ($15,300); (ii) the annual premiums paid by FEL for executive universal whole life insurance pursuant to the Ferguson Enterprises, LLC Executive Life Insurance Plan II (“FELIP”) for Messrs. Brundage ($19,726), Graham ($53,375) and Thees ($31,463) (this benefit was closed to new entrants in fiscal 2020 and replaced by term life insurance coverage); (iii) tax gross-ups
on annual FELIP premiums paid by FEL for executive universal whole life insurance pursuant to the FELIP for Ms. Long ($37,665) and Messrs. Murphy ($19,812), Brundage ($16,202), Graham ($38,875) and Thees ($25,831); (iv) employer contributions to our 401(k) plan on behalf of each of Ms. Long ($12,075) and Messrs. Murphy ($12,075), Brundage ($12,075), Graham ($7,330) and Thees ($12,075); (v) FERP III matching contributions and the SERP contributions for fiscal 2024 for Ms. Long ($128,948) and Messrs. Murphy ($177,445), Brundage ($102,274), Graham ($129,015) and Thees ($130,168); (vi) vacation payout paid at the time of retirement for Ms. Long ($29,064) (vii) executive long-term disability; (viii) long-term care; (ix) executive physicals; (x) spousal travel; (xi) the cost associated with filing a U.K. tax return incurred as a result of attending the Company’s Board meetings in the U.K.; and (xii) the fiscal 2024 Bonus was paid to Ms. Long at full value ($552,132) because she was employed through the end of the fiscal year. The Bonus was paid on October 11, 2024 and reflected actual company performance.

2024 PROXY STATEMENT FERGUSON ENTERPRISES INC.	67

Executive Compensation

2024 Grants of Plan-Based Awards
The following table sets forth certain information with respect to grants
of plan-based awards for fiscal 2024 with respect to our NEOs.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: # of Shares of Stock Units (#) (3)	Grant Date Fair Value of Stock and Option Awards ($) (4)
Name	Grant Date	Committee Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Kevin Murphy
Long Term Incentive Plan	10/12/2023	9/20/2023	—	—	—	9,399	18,798	37,596	—	2,792,377
Omnibus Plan RSUs	12/7/2023	11/28/2023	—	—	—				9,699	1,732,823
Omnibus Plan PSUs	12/7/2023	11/28/2023	—	—	—	1,917	3,834	7,669		595,931
Annual Short-Term Incentive Award	—	—	612,344	1,855,589	3,154,501	—	—	—	—

Bill Brundage
Long Term Incentive Plan	10/12/2023	9/20/2023	—	—	—	4,709	9,417	18,835	—	1,398,863
Omnibus Plan RSUs	12/7/2023	11/28/2023	—	—	—				4,036	721,072
Annual Short-Term Incentive Award	—	—	391,023	698,256	1,187,035	—	—	—	—

Ian Graham
Ordinary Share Plan	10/12/2023	9/20/2023	—	—	—	—	—	—	2,050	324,105
Performance Ordinary Share Plan	10/12/2023	9/20/2023	—	—	—	2,392	4,784	9,569	—	756,350
Annual Short-Term Incentive Award	—	—	281,370	468,951	656,531	—	—	—	—

Sammie Long
Ordinary Share Plan	10/12/2023	9/20/2023	—	—	—	—	—	—	2,046	323,473
Performance Ordinary Share Plan	10/12/2023	9/20/2023	—	—	—	2,388	4,775	9,551	—	754,928
Annual Short-Term Incentive Award	—	—	280,759	467,932	655,104	—	—	—	—

Bill Thees
Ordinary Share Plan	10/12/2023	9/20/2023	—	—	—	—	—	—	2,098	331,694
Performance Ordinary Share Plan	10/12/2023	9/20/2023	—	—	—	2,449	4,897	9,794	—	774,216
Annual Short-Term Incentive Award	—	—	287,937	479,895	671,852	—	—	—	—
(1) Amounts represent awards payable under our 2024 Bonus Program. See “Compensation Discussion and Analysis—Annual Short-Term Incentive Award Program” above for a description of our Bonus Program. Actual amounts paid under our fiscal 2024 Bonus Program are set forth in the
“Non-Equity
Incentive Plan Compensation” column of the Summary Compensation Table.
(2) Reflects the number of shares eligible to vest for the applicable level of performance for the fiscal 2024 grants of performance awards made pursuant to the LTIP, Omnibus Plan and POSP, the terms of which are summarized under “Compensation Discussion and Analysis—Long-Term Equity-Based Incentive Program.”
(3) Reflects the fiscal 2024 grants of service-based awards made pursuant to the OSP and Omnibus Plan, the terms of which are summarized under “Compensation Discussion and Analysis—Long-Term Equity-Based Incentive Program.”
(4) Represents the aggregate grant date fair value of the awards pursuant to FASB ASC Topic 718 as of the grant date based on the probable outcome of the applicable performance conditions and using the assumptions discussed in Note 15, “Share-based compensation”, to our consolidated financial statements contained in our 2024 Form
10-K.

68	2024 PROXY STATEMENT FERGUSON ENTERPRISES INC.

Executive Compensation

Outstanding Equity Awards at 2024 Fiscal
Year-End
The following table sets forth certain information with respect to outstanding equity awards of our NEOs as of July 31, 2024, with respect
to the relevant NEO. The market value of the shares in the following table is the fair value of such shares as of July 31, 2024.

			Outstanding Equity Awards at Fiscal Year-End
			Stock Awards
Name	Grant Date	Vesting Date	Number of shares or units of stock that have not vested (#) (1)	Market value of shares or units of stock that have not vested ($) (1) (2)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#) (3)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($) (2)(3)

Kevin Murphy
FY22 Long Term Incentive Plan	10/14/2021	10/14/2024	—	—	28,719	6,394,285
FY23 Long Term Incentive Plan	10/13/2022	10/13/2025	—	—	27,446	6,110,852
FY24 Long Term Incentive Plan	10/12/2023	10/12/2026			18,798	4,185,375
FY24 Omnibus Plan (PSUs)	12/7/2023	10/12/2026			3,834	853,640
FY24 Omnibus Plan (RSUs)	12/7/2023	10/12/2026	9,699	2,159,482

Bill Brundage
FY22 Long Term Incentive Plan	10/14/2021	10/14/2024	—	—	11,449	2,549,120
FY23 Long Term Incentive Plan	10/13/2022	10/13/2025	—	—	10,229	2,277,487
FY24 Long Term Incentive Plan	10/12/2023	10/12/2026			9,417	2,096,695
FY24 Omnibus Plan (RSUs)	12/7/2023	10/12/2026	4,036	898,615

Ian Graham
FY22 Ordinary Share Plan	10/14/2021	10/14/2024	1,715	381,845	—	—
FY22 Performance Ordinary Share Plan	10/14/2021	10/14/2024	—	—	8,005	1,782,313
FY23 Ordinary Share Plan	10/13/2022	10/13/2025	2,674	595,366	—	—
FY23 Performance Ordinary Share Plan	10/13/2022	10/13/2025	—	—	3,120	694,668
FY24 Ordinary Share Plan	10/12/2023	10/12/2026	2,050	456,433
FY24 Performance Ordinary Share Plan	10/12/2023	10/12/2026			4,784	1,065,158

Sammie Long
FY22 Performance Ordinary Share Plan	10/14/2021	10/14/2024	—	—	7,245	1,613,099
FY23 Performance Ordinary Share Plan	10/13/2022	10/13/2025	—	—	1,814	403,887
FY24 Performance Ordinary Share Plan	10/12/2023	10/12/2026	—	—	1,193	265,621

Bill Thees
FY22 Ordinary Share Plan	10/14/2021	10/14/2024	1,631	363,142	—	—
FY22 Performance Ordinary Share Plan	10/14/2021	10/14/2024	—	—	7,612	1,694,812
FY23 Ordinary Share Plan	10/13/2022	10/13/2025	2,735	608,948	—	—
FY23 Performance Ordinary Share Plan	10/13/2022	10/13/2025	—	—	3,191	710,476
FY24 Ordinary Share Plan	10/12/2023	10/12/2026	2,098	467,120
FY24 Performance Ordinary Share Plan	10/12/2023	10/12/2026			4,897	1,090,317
(1) All OSP awards vest on the three-year anniversary of the date of grant subject to continued employment. RSUs vest on October 12, 2026, subject to continued employment.
(2) Based on the closing market price of Company shares on July 31, 2024 of $222.65 per share.
(3) The fiscal 2022 LTIP and POSP awards are reflected at maximum level of achievement (100% of maximum opportunity). Fiscal 2023 LTIP and POSP awards are reflected at target and threshold levels of achievement, respectively. Fiscal 2024 LTIP and PSU awards are reflected at target level of achievement. Ms. Long’s awards are prorated based on her retirement date of July 31, 2024 in accordance with POSP.

2024 PROXY STATEMENT FERGUSON ENTERPRISES INC.	69

Executive Compensation

Option Exercises and Stock Vested in the 2024 Fiscal Year
The following table sets forth certain information with respect to the vesting of stock awards during the fiscal
year ended July 31, 2024, with respect to our NEOs.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#) (1)		Value Realized on Vesting ($) (2)

Kevin Murphy	41,138		6,758,151

Bill Brundage	15,618		2,790,312

Ian Graham	12,000		1,971,360

Sammie Long	15,702	(3)	2,790,590

Bill Thees	9,673		1,589,080
(1) The vesting of LTIP awards for Ms. Long and Messrs. Murphy and Graham occurred on October 16, 2023, and the vesting of the LTIP awards for Mr. Brundage occurred on December 7, 2023. Settlement of 1,370, 41,138, 15,618 and 1,360 shares in respect of these awards for Ms. Long and Messrs. Murphy, Brundage and Graham, respectively, occurred on October 16, 2023 (except for Mr. Brundage’s LTIP awards, which occurred on December 7, 2023). Mr. Murphy’s and Mr. Brundage’s vested LTIP award includes 3,238 and 1,289 shares of dividend equivalents, respectively, that vested when the underlying LTIP award vested.
(2) Amounts reflect the market value of our shares of $164.28, $178.66 and $222.65 on the respective vesting dates (October 16, 2023, December 7, 2023 and July 31, 2024).
(3) Includes 3,616 shares vested on July 31, 2024 upon Ms. Long’s retirement, pursuant to the terms of the OSP, as described above under “Compensation Discussion and Analysis—General Information on Share Plans”. These shares will be settled on February 3, 2025, pursuant to the terms of the OSP and in compliance with Section 409A of the Code.

70	2024 PROXY STATEMENT FERGUSON ENTERPRISES INC.

Executive Compensation

2024
Non-Qualified
Deferred Compensation
The following table provides information regarding
non-qualified
deferred compensation plan benefits for our NEOs for fiscal 2024.

Name	Executive Contributions in Last FY ($) (1)	Company Contributions in Last FY ($) (2)(3)(4)	Aggregate Earnings in Last FY ($) (5)(6)	Aggregate Withdrawals/ Distributions in Last FY ($)	Aggregate Balance at Last FY End ($) (6)
Kevin Murphy	61,979	177,445	151,813	—	5,188,176
Bill Brundage	30,446	102,274	530,554	—	3,178,286
Ian Graham	53,683	129,015	134,026	—	998,854
Sammie Long	85,041	128,948	173,631	—	1,578,482
Bill Thees	146,357	130,168	588,813	—	6,186,709
(1) The Company’s executives may elect to defer up to 80% of their base salary and/or up to 80% of their annual Short-Term Incentive Awards under the FERP III, as described in the section titled “Compensation Discussion and
Analysis—Non-Qualified
Deferred Compensation Arrangements.” These amounts shown in this column reflect the deferral elections for fiscal 2024 and are included in the 2024 Summary Compensation Table under Salary and All Other Compensation.
(2) FEL provides up to a 50% match on any deferrals under the FERP III provided that the maximum matching contribution will not exceed 2.5% of the
IRC
401(a)17 qualified compensation limit ($345,000 for 2024). The amounts in this column include this FERP III matching contribution.
(3) FEL provides for restoration of the retirement plan match above the covered compensation limits by contributing 3.5% of the executive’s compensation above the IRC 401(a)17 qualified plan limits ($345,000 for 2024) to the executive’s FERP III account. This contribution is included in the values shown in this column.
(4) Based on business results, FEL may also declare a discretionary contribution be credited to the executive’s account. During fiscal 2024, FEL made a discretionary contribution of 9% for Vice Presidents and above which amount is included in the values shown in this column. The total FEL contribution for Messrs. Murphy and Brundage for fiscal 2024 was 16% of base salary and is also shown in this column.
(5) No amount reported in this column is reported in the 2024 Summary Compensation Table as above market or preferential earnings on amounts deferred under non-qualified
deferred compensation plans.
(6) The amounts in this column reflect deferrals and contributions that have been made under the FERP I, II, and III plans as well as any aggregate earnings on these amounts.

2024 PROXY STATEMENT FERGUSON ENTERPRISES INC.	71

Executive Compensation

Potential Payments Upon Termination or a Change in Control
The following table sets forth quantitative estimates of the benefits that would have accrued to each of our NEOs if their employment had been terminated
without cause on July 31, 2024. Amounts below reflect potential payments pursuant to the Executive Employment Agreements for such NEOs. For additional discussion of the potential benefits and payments due in connection with a change in control, please see “Compensation Discussion and Analysis—Severance and Change in Control Arrangements—Change in Control Policy,” “Compensation Discussion and Analysis—Executive Employment Agreements” and “Compensation Discussion and Analysis—Annual Short-Term Incentive Award Program” above.

Name	Cash Severance Benefits ($)	Payment of Current Year Bonus (FY24) ($)	Accelerated Vesting of Equity Awards ($)	Other Cash ($)	Total ($)

Kevin Murphy
Retirement (1)	—	—	—	—	—
Death (2)	—	1,855,589	12,360,926	1,750,000	15,966,515
Disability (3)	—	2,442,802	2,335,232	—	4,778,034
Qualifying Termination (4)	3,099,660	1,855,589	444,599	12,076	5,411,924
Change in Control w/out Qualifying Termination (LTI Assumed) (5)	—	—	—	—	—
Change in Control w/out Qualifying Termination (LTI Not Assumed) (6)	—	—	19,573,399	—	19,573,399
Change in Control with Qualifying Termination (7)	9,298,890	1,855,589	19,573,399	12,076	30,739,954

Bill Brundage
Retirement (1)	—	—	—	—	—
Death (2)	—	698,256	4,916,241	3,000,000	8,614,497
Disability (3)	—	927,574	898,615	—	1,826,189
Qualifying Termination (4)	1,440,262	698,256	185,009	17,846	2,341,373
Change in Control w/out Qualifying Termination (LTI Assumed) (5)	—	—	—	—	—
Change in Control w/out Qualifying Termination (LTI Not Assumed) (6)	—	—	7,769,867	—	7,769,867
Change in Control with Qualifying Termination (7)	2,880,523	698,256	7,769,867	17,846	11,366,492

Ian Graham
Retirement (1)	—	553,334	811,429	—	1,364,763
Death (2)	—	468,951	2,549,398	2,000,000	5,018,349
Disability (3)	—	553,334	811,429	—	1,364,763
Qualifying Termination (4)	1,097,266	468,951	811,429	10,200	2,387,846
Change in Control w/out Qualifying Termination (LTI Assumed) (5)	—	—	—	—	—
Change in Control w/out Qualifying Termination (LTI Not Assumed) (6)	—	—	5,670,228	—	5,670,228
Change in Control with Qualifying Termination (7)	2,194,532	468,951	5,670,228	10,200	8,343,911

Sammie Long
Retirement (1)	—	552,132	805,548	—	1,357,680

Bill Thees
Retirement (1)	—	491,278	804,880	—	1,296,158
Death (2)	—	479,895	2,465,308	2,000,000	4,945,203
Disability (3)	—	491,278	804,880	—	1,296,158
Qualifying Termination (4)	1,122,926	479,895	804,880	12,078	2,419,779
Change in Control w/out Qualifying Termination (LTI Assumed) (5)	—	—	—	—	—
Change in Control w/out Qualifying Termination (LTI Not Assumed) (6)	—	—	5,645,513	—	5,645,513
Change in Control with Qualifying Termination (7)	2,245,852	479,895	5,645,513	12,078	8,383,338

72	2024 PROXY STATEMENT FERGUSON ENTERPRISES INC.

Executive Compensation

(1) Pursuant to the Company’s Retirement Policy relating to the Legacy Share Plans, our NEOs may retire at or after attaining age 55 and informing the Company of their intent to retire and not seek other employment. Upon retirement, our NEOs are entitled to receive a pro-rata
Bonus for the year in which such retirement occurs, based on actual performance. Additionally, pursuant to the OSP, all outstanding OSP awards automatically vest with prorated vesting from and after the grant date. POSP and LTIP awards will vest on the original vesting date with prorated vesting from and after the grant date to the extent the performance condition has been met at such date, unless our Compensation Committee determines that it should vest on the date of cessation to the extent that the performance condition has been met at such date. As of her retirement on July 31, 2024, Ms. Long will retain $2,686,495 of pro-rated POSP awards. The fiscal 2022 POSP award is valued at maximum performance, while the fiscal 2023 and 2024 POSP awards are reflected at target. These awards are subject to the original performance conditions and vesting schedule outlined in the plan.
(2) Pursuant to the Executive Employment Agreements, in the event of a termination of employment due to death, the NEOs are entitled to receive a pro-rata
bonus for the year of termination based on then-current projected Company performance to date for the number of days that the NEO was employed during fiscal 2024 (the
“Pro-Rata
Bonus”). In the event of a termination of employment due to death, the NEOs’ LTIP and POSP awards would vest pro-rata based on actual performance at the date of death, the OSP awards would vest pro-rata at the date of death, the PSU awards would vest pro-rata based on target performance at the date of death and the RSU awards would vest in full at the date of death. In the event of a termination of employment due to death, the NEO would receive the Basic and/or Optional Life payout. Mr. Brundage, Mr. Graham and Mr. Thees would receive the legacy Ferguson Enterprises, LLC Executive Life Insurance Plan II (“FELIP”) value paid out.
(3) Pursuant to the Executive Employment Agreements and consistent with our administrative practices for other associates, in the event of termination of employment due to disability, the NEOs are entitled to receive a pro-rata
bonus for the year of termination based on the then-current forecasted performance. In the event of a termination of employment due to disability, the NEOs’ LTIP and POSP awards would vest pro-rata based on actual performance at the original vesting date, the OSP awards would vest pro-rata at the date of termination, the PSU awards would vest pro-rata based on target performance at the date of termination and the RSU awards would vest in full at the date of termination.
(4) Pursuant to the Executive Employment Agreements, in the event of a termination without Cause or resignation for Good Reason (as defined in the Executive Employment Agreements), subject to the Executive Officer’s execution of a general release of claims, the NEOs are entitled to receive their respective annual base salary (i.e., 12 months) in effect at the time of the notice of termination plus the
Pro-Rata
Bonus (defined in FN 2 above), the NEOs and their dependents may be eligible for COBRA continuation coverage under the Company’s medical benefit plans for 12 months following termination and will be provided a lump sum payment by FEL that would equal the cost for such coverage. In the event of a termination without Cause or resignation for Good Reason (as defined in the Executive Employment Agreements), the NEOs’ LTIP and POSP awards would vest pro-rata based on actual performance at the original vesting date, the OSP awards would vest pro-rata at the date of termination, the PSU awards would vest pro-rata based on actual performance at the original vesting date and the RSU awards would vest pro-rata at the date of termination.
(5) Reflects LTI awards are assumed upon a change in control.
(6) Pursuant to the Company’s Change in Control Policy, in the event of a change in control, if the acquiring entity does not assume (or fully replace with an equivalent or better LTI award) a NEO’s outstanding equity awards following the change in control, then the remaining unvested portion of any stock options, stock awards, restricted shares or performance shares held by each of the NEOs will accelerate and vest (without any proration for time) immediately prior to the effective date of the change in control. Any such awards that are subject to performance-based vesting will vest based on achievement of the applicable performance conditions as reasonably determined by the Company in good faith based on performance forecasts available as of the effective date of the change in control. In the Accelerated Vesting of Equity Awards column, the fiscal 2022 LTIP and POSP awards are assumed to vest at maximum performance, the fiscal 2023 LTIP awards are assumed to vest at target performance, the fiscal 2023 POSP awards are assumed to vest at threshold performance and the fiscal 2024 LTIP, POSP and PSU awards are assumed to vest at target performance. Pursuant to the Change in Control Policy, the default treatment would be to pay any excess amount between actual and target for performance awards in shares, but in the event payment in shares is prohibited by law, the excess portion will be paid in cash.
(7) Pursuant to the Company’s Change in Control Policy, upon an involuntary termination of employment in connection with a change in control or within the 24 months following the effective date of a change in control, the NEOs are entitled to: (i) accelerated vesting of the unvested portion of any stock options, stock awards, restricted shares or performance shares, (ii) a lump sum cash payment equal to the sum of (x) the NEO’s target annual bonus for the year of termination, prorated based on the number of days during the performance period that such NEO was employed, divided by 365 days, and (y) three times (for the CEO) and two times (for all other NEOs) the sum of the NEO’s base salary and target annual bonus for the year in which the termination date occurs (or, if no target has been set as of the termination date, the target annual cash incentive amount for the prior year), in each case, subject to the NEO’s timely execution and non-revocation
of a general release of claims in favor of the Company. The NEOs and their dependents may be eligible for COBRA continuation coverage under the Company’s medical benefit plans for 12 months following termination and will be provided a lump sum payment by FEL that would equal the cost for such coverage. Any such awards that are subject to performance-based vesting will vest based on achievement of the applicable performance conditions as reasonably determined by the Company in good faith based on performance forecasts available as of the effective date of the change in control. In the Accelerated Vesting of Equity Awards column, the fiscal 2022 LTIP and POSP awards are assumed to vest at maximum performance, the fiscal 2023 LTIP awards are assumed to vest at target performance, the fiscal 2023 POSP awards are assumed to vest at threshold performance and the fiscal 2024 LTIP, POSP and PSU awards are assumed to vest at target performance. Pursuant to the Change in Control Policy, the default treatment would be to pay any excess amount between actual and target for performance awards in shares, but in the event payment in shares is prohibited
by law, the excess portion will be paid in cash.

2024 PROXY STATEMENT FERGUSON ENTERPRISES INC.	73

Executive
Compensation

CEO Pay Ratio

131.7 to 1
For fiscal 2024, the ratio of our CEO’s Annual Total Compensation to the median associate’s Annual Total Compensation was

To identify our median associate, we used the following methodology, material assumptions, adjustments and estimates:

•
As of May 1, 2024 (the “Determination Date”), we employed approximately 35,245 associates worldwide, including those employed on a full-time, part-time, seasonal or temporary basis, which includes 31,561 associates in the United States, 3,478 associates in Canada and 206 associates who reside outside of the United States and Canada. In calculating the pay ratio, we excluded, under the de minimis exception to the pay ratio rule, all of our 206 associates who reside outside of the United States and Canada (China (115), Switzerland (2), Taiwan (60), Thailand (4), Trinidad and Tobago (3), United Kingdom (10) and Vietnam (12)), or 0.58% of our total global workforce.

•
We identified our median associate as of the Determination Date by comparing a consistently applied compensation measure consisting of salary, wages and distributions on carried interest and incentive fees, as reflected in our payroll records and as reported to the local tax authorities (the “Estimated Compensation”) for all associates, excluding our CEO, who were employed by us on the Determination Date. No cost-of-living
adjustments were made. No associates were removed or annualized due to tenure. To ensure accuracy and stability, we expanded the range by selecting 50 associates above and 50 associates below the initially calculated median employee. From this population, we identified the employee closest to the median who has not had a job change (promotion/demotion) within the full fiscal year and has not experienced a significant year-over-year compensation variability due to variable compensation elements. For this determination, the actual median associate was identified to fit these criteria.

•	For Canadian associates, we converted their Estimated Compensation to U.S. Dollars from the applicable local currency using the using the May 1, 2024 exchange rate.

•
After identifying the median associate based on Estimated Compensation, we calculated Annual Total Compensation (as defined below) for that associate using the same methodology we used for our NEOs as set forth in the 2024 Summary Compensation Table on page 67.

•	The Annual Total Compensation of our CEO was $9,052,716 and the Annual Total Compensation of our median associate, other than our CEO, was $68,722.
The SEC’s rules for identifying the median compensated associate and calculating the pay ratio based on that associate’s Annual Total Compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their associate populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different associate populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
The above information about the ratio of the annual total compensation, calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation
S-K
(“Annual Total Compensation”) of our median associate and the Annual Total Compensation of our CEO has been provided as required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation
S-K.

74	2024 PROXY STATEMENT FERGUSON ENTERPRISES INC.

Executive Compensation

Pay Versus Performance
The following table sets forth certain information with respect to the Company’s financial performance and the compensation
paid to our NEOs for the fiscal years ended on July 31, 2021, July 31, 2022, July 31, 2023 and July 31, 2024.

					Value of Initial Fixed $100 Investment (7) Based On:
Fiscal Year	Summary Compensation Table Total for PEO ($) (1)	Compensation Actually Paid to PEO ($) (2)(3)	Average Summary Compensation Table Total for Non-PEO NEOs ($) (4)	Average Compensation Actually Paid to Non-PEO NEOs ($) (2)(4)(5)	Ferguson Total Shareholder Return ($)	Peer Group Total Shareholder Return ($) (6)	Net Income ($ in millions)	Adjusted Operating Profit ($ in millions) (7)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

2024	9,052,716	14,568,013	2,862,832	3,256,059	272.31	190.61	1,735	2,824

2023	5,440,771	8,744,806	2,265,568	2,894,814	194.42	161.85	1,889	2,917

2022	4,865,698	5,377,614	2,212,036	2,503,838	146.64	137.61	2,122	2,951

2021	5,048,917	12,573,301	1,171,378	345,655	160.17	146.43	1,472	2,092
Notes:
(1) The principal executive officer (“PEO”) is Kevin Murphy, who has remained the Chief Executive Officer for the duration of the disclosure period.
(2) In calculating the ‘compensation actually paid’ amounts reflected in these columns, the fair value or change in fair value, as applicable, of the equity award adjustments included in such calculations was computed in accordance with FASB ASC Topic 718. This valuation assumption used to calculate such fair values did not materially differ from those disclosed at the time of grant. We do not have pensions in the U.S.; therefore, an adjustment to the 2024 Summary Compensation Table (“SCT”) totals related to pension value for any of the years reflected in this table is not needed.
(3) To calculate the Compensation Actually Paid (“CAP”) for the PEO, the following adjustments were made to SCT total compensation, calculated in accordance with the SEC methodology for determining CAP for each year shown:

		Adjustments to SCT
Fiscal Year	SCT Total for PEO ($)	Less, Grant Date Fair Value of Awards Reported in FY SCT ($)	Plus, Year-End Fair Value of Awards granted in FY that are outstanding and unvested as of end of FY ($)	Plus, Vesting Date Fair Value of Awards that are granted and vested in the same FY ($)	Plus, Change in Fair Value of Prior Year Awards outstanding and unvested as of end of FY ($)	Plus, Change in Fair Value of Prior Year Awards that vested in FY ($)	Less, Prior Year Awards that fail to meet vesting conditions during FY ($)	Plus, Dividends or other earnings paid on all awards in FY prior to vesting date ($)	CAP for PEO ($)

2024	9,052,716	5,121,132	7,121,232	—	3,414,384	100,814	—	—	14,568,013

2023	5,440,771	2,520,730	3,947,882	—	2,331,881	(454,998)	—	—	8,744,806

2022	4,865,698	2,047,019	3,494,039	—	(1,138,890)	203,786	—	—	5,377,614

2021	5,048,917	1,986,339	5,307,895	—	3,867,497	335,331	—	—	12,573,301
(4) The
non-PEO
NEOs represent the following individuals for each of the years shown.

•	2024: Bill Brundage, Chief Financial Officer; Ian Graham, Chief Legal Officer; Sammie Long, former Chief Human Resources Officer of Ferguson plc; Bill Thees, Senior Vice President.

•	2023: Bill Brundage, Chief Financial Officer; Ian Graham, Chief Legal Officer; Sammie Long, former Chief Human Resources Officer of Ferguson plc; Bill Thees, Senior Vice President.

•	2022: Bill Brundage, Chief Financial Officer.

•	2021: Bill Brundage, Chief Financial Officer; Mike Powell, former Group Chief Financial Officer of Ferguson plc.

2024 PROXY STATEMENT FERGUSON ENTERPRISES INC.	75

Executive Compensation

(5) To calculate the CAP for the
non-PEO
NEOs, the following adjustments were made to SCT total compensation, calculated in accordance with the SEC methodology for determining CAP for each year shown:

		Adjustments to SCT
Year	SCT Total for Non-PEO NEOs ($)	Less, Grant Date Fair Value of Awards Reported in FY SCT ($)	Plus, Year-End Fair Value of Awards granted in FY that are outstanding and unvested as of end of FY ($)	Plus, Vesting Date Fair Value of Awards that are granted and vested in the same FY ($)	Plus, Change in Fair Value of Prior Year Awards outstanding and unvested as of end of FY ($)	Plus, Change in Fair Value of Prior Year Awards that vested in FY ($)	Less, Prior Year Awards that fail to meet vesting conditions during FY ($)	Plus, Dividends or other earnings paid on all awards in FY prior to vesting date ($)	CAP for Non-PEO NEOs ($)

2024	2,862,832	1,346,175	1,261,209	28,444	480,865	32,584	63,700	—	3,256,059

2023	2,265,568	908,195	998,610	—	778,288	(239,457)	—	—	2,894,814

2022	2,212,036	816,013	1,392,846	—	(356,654)	71,623	—	—	2,503,838

2021	1,171,378	363,394	1,003,318	—	574,938	180,745	2,221,330	—	345,655
(6) The selected peer group is the S&P 500 Industrials Index. The comparison of total shareholder returns assumes that $100 was invested on July 31, 2020 in Company shares and the S&P 500 Index and that dividends were reinvested on the day prior to ex-dividend date.
(7) Our company-selected measure, which is the measure we believe represents the most important financial performance not otherwise presented in the table above that we use to link CAP to our NEOs for fiscal 2024 to our Company’s performance, is adjusted operating profit, a non-GAAP
measure. Adjusted operating profit is defined as operating profit before acquisition related intangible amortization and certain other non-GAAP
adjustments, as further described in the section titled
“Non-GAAP
Reconciliations and Supplementary Information.”
The items listed below represent the most important financial performance measures used by us to link compensation actually paid to our NEOs to Company performance for the fiscal year ended July 31, 2024:

Most Important Performance Measures for PEO and Non-PEO NEOs (1)

Adjusted Operating Profit (2)

Adjusted Earnings per Share (“EPS”) - Diluted (3)

Return on Capital Employed (ROCE) (4)
Notes:
(1) The most important performance measures include our company selected measure and the two financial metrics used for long-term incentive awards with performance-based vesting, as described in our Compensation Discussion and Analysis within the section titled Long-Term Equity-Based Incentive Program. Each of these measures
is a critical operational metric reported to shareholders.
(2) See footnote (7) above for the definition of adjusted operating profit.
(3) Adjusted EPS - diluted is defined as adjusted net income divided by the weighted average diluted shares outstanding. Adjusted net income is defined as income from continuing operations before amortization of acquired intangible assets (net of tax), discrete tax items and other items that are non-recurring
(net of tax). See the section titled
“Non-GAAP
Reconciliations and Supplementary Information” for more information.
(4) ROCE is defined as adjusted earnings before interest and taxes (“Adjusted EBIT”) divided by average capital employed. Adjusted EBIT is defined as operating profit from continuing operations excluding certain non-GAAP adjustments, as further described in the
section titled
“Non-GAAP
Reconciliations and Supplementary Information,” and including the impact of acquisition related intangible amortization. Average capital employed is defined as the sum of average net debt and average shareholders’ equity and excludes average assets held for sale. See the section titled
“Non-GAAP
Reconciliations and Supplementary Information” for more information.

76	2024 PROXY STATEMENT FERGUSON ENTERPRISES INC.

Executive Compensation

Comparative Disclosure
The following graphs set forth the relationship between each of the financial performance measures included in the table above and the amount of compensation actually paid to our NEOs for the years ended on July 31, 2021, July 31, 2022, July 31, 2023 and July 31, 2024.

2024 PROXY STATEMENT FERGUSON ENTERPRISES INC.	77

Executive Compensation

78	2024 PROXY STATEMENT FERGUSON ENTERPRISES INC.

Proposal 3: Advisory Vote to Approve Executive Compensation (“Say-on-Pay”)	The Board recommends that shareholders vote “FOR” the approval, on an advisory basis, of the fiscal 2024 compensation of our Named Executive Officers.

In accordance with Section 14A of the Exchange Act and the related SEC rules promulgated thereunder, we are asking our shareholders to cast an advisory vote to approve the compensation of our Named Executive Officers. This Proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on the compensation of our Named Executive Officers.

As described in the “Executive Compensation—Compensation Discussion and Analysis” section of this Proxy Statement, our executive compensation program is designed to:

•	ensure alignment of executive and shareholder interests through stock-based long-term incentive awards and stock-ownership guidelines;

•	maintain policies and programs that will attract, retain and motivate executives, and fairly reward our executives for the contribution they make to the business;

•

provide total compensation which is market competitive, with regard to the size and complexity of the Company’s operations and the markets in which we compete for talent (using peer company and compensation survey data comparisons);

•	maintain compensation packages that include salary, short and long-term incentives, benefits and retirement provisions, and perquisites; and

•

appropriately align executive pay and performance by delivering a significant amount of total compensation through variable incentive compensation and providing opportunities to earn higher rewards for sustained superior financial and individual performance.

We urge our shareholders to review the “Executive Compensation” section of this Proxy Statement, including the Compensation Discussion and Analysis, the compensation tables and the related narrative discussion included therein for more information.

As an advisory vote, the outcome of the vote on this Proposal is not binding upon us. However, the Compensation Committee values the opinions expressed by shareholders in their vote on this Proposal and will consider the outcome of the vote when making future compensation decisions for our Named Executive Officers.

Vote Required

Approval of Proposal 3, on an advisory basis, requires the affirmative “FOR” vote of holders of a majority of the voting power of outstanding shares of common stock present in person or represented by proxy at the 2024 Annual Meeting and entitled to vote thereon. Abstentions have the same effect as a vote “AGAINST.” Broker non-votes will have no impact on the outcome of the vote on this Proposal.

2024 PROXY STATEMENT FERGUSON ENTERPRISES INC.	79

Proposal 4: Advisory Vote to Approve the Frequency of Future Say-on-Pay Votes (“Say-on-Frequency”)	The Board recommends that shareholders vote, on an advisory basis, for every “ONE YEAR” as the frequency of future shareholder advisory votes on the compensation of our Named Executive Officers.

In accordance with Section 14A of the Exchange Act and the related SEC rules promulgated thereunder, we are also providing our shareholders with the opportunity to indicate how frequently we should seek an advisory vote on the compensation of our Named Executive Officers in the future. Under this Proposal, commonly known as a “say-on-frequency” proposal, you may express your view on whether we should hold an advisory “say-on-pay” vote every one, two or three years, or you may abstain. We will be required to hold a new “say-on-frequency” vote at least every six years. Although Ferguson plc obtained a “say-on-frequency” vote at its 2023 annual general meeting, in light of the Merger and resulting changes to the corporate structure, the Ferguson Enterprises Inc. Board has determined to hold an advisory “say-on-frequency” vote at the 2024 Annual Meeting.

After considering the benefits and consequences of each alternative, our Board recommends that the advisory vote on the compensation of our Named Executive Officers be held annually. In formulating its recommendation, our Board considered that compensation decisions are made annually and that an annual advisory say-on-pay vote will allow shareholders to provide more frequent and direct input on our compensation philosophy, policies and practices.

While the Board believes that its recommendation is appropriate at this time, we are not asking shareholders to approve or disapprove that recommendation, but are instead asking shareholders to indicate their preference, on an advisory basis, as to whether future shareholder advisory votes on the compensation of our Named Executive Officers should be held every one, two or three years.

The Board and Compensation Committee value the opinions of our shareholders in this matter and, to the extent there is any significant vote in favor of one time period over another, will take into account the outcome of this vote when making future decisions regarding the frequency of holding future advisory say-on-pay votes. However, because this is an advisory vote that is not binding on the Board or the Company, the Board may decide that it is in the best interests of our shareholders that we hold an advisory say-on-pay vote more or less frequently than the option preferred by our shareholders. The results of the vote will not be construed to create or imply any change or addition to the fiduciary duties of the Board.

Vote Required

The alternative among one year, two years or three years will be determined by the affirmative “FOR” vote of holders of a majority of the voting power of outstanding shares of common stock present in person or represented by proxy at the 2024 Annual Meeting and entitled to vote thereon. If no alternative receives a majority, the alternative receiving the most votes “FOR” will be deemed the alternative approved by the shareholders (meaning that the frequency receiving the highest number of votes cast “FOR” will be considered to be the frequency recommended on an advisory basis by our shareholders). If you vote to “Abstain,” your shares will not be voted for any frequency. An abstention, therefore, will have the same effect as a vote “Against” in determining whether any of the frequencies received the vote of a majority of the voting power present and will also reduce the likelihood that one of the alternatives will receive a majority vote. In the event no alternative receives a majority vote, an abstention will have no effect on the outcome of this proposal as the alternative receiving the most votes “FOR” will be deemed to be the alternative approved by the shareholders. Broker non-votes will have no impact on the outcome of the vote on this Proposal.

80	2024 PROXY STATEMENT FERGUSON ENTERPRISES INC.

Security Ownership of Certain Beneficial Owners and Management

Security Ownership of Principal Shareholders

The table below shows the total number of shares of common stock beneficially owned by (i) each of our Directors and Named Executive Officers, (ii) all those known by us to beneficially own more than 5% of shares of our common stock and (iii) all of our Directors and Executive Officers as a group, as of September 20, 2024.

The number of shares of common stock beneficially owned is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power, or the right to receive the economic benefit of ownership, as well as any shares that the individual has the right to acquire within 60 days of September 20, 2024 through the exercise of any option, warrant or other right.

The percentage of shares of common stock beneficially owned is calculated on the basis of 200,739,472 shares of common stock outstanding as of September 20, 2024. Shares of common stock that a person has the right to acquire within 60 days of September 20, 2024 are deemed outstanding for purposes of computing the percentage ownership of the person holding such right, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, (i) subject to applicable community property laws, each beneficial owner listed below has sole voting and investment power and the right to receive the economic benefit of ownership with respect to all shares held by that person and (ii) the address of each beneficial owner listed in the following table is c/o Ferguson Enterprises Inc., 751 Lakefront Commons, Newport News, VA 23606.

Name	Number of Shares of Common Stock Beneficially Owned	Percentage of Shares of Common Stock Outstanding

Directors and Named Executive Officers

Rekha Agrawal	—	*

Kelly Baker	1,361	*

Rick Beckwitt	—	*

Bill Brundage(1)	47,119	*

Geoff Drabble	5,443	*

Ian Graham(1)	15,658	*

Catherine Halligan	1,338	*

Sammie Long(1)	43,795	*

Brian May	993	*

James S. Metcalf	4,277	*

Kevin Murphy(1)	153,390	*

Alan Murray	2,860	*

Thomas Schmitt	1,763	*

Nadia Shouraboura	1,492	*

Bill Thees(1)	34,755	*

Suzanne Wood	992	*

Total Directors and Current Executive Officers as a Group (21 individuals)(2)	313,397	*

Greater Than 5% Beneficial Owners

BlackRock, Inc.(3)	13,008,731	6.5%

Vanguard(4)	25,484,559	12.7%

2024 PROXY STATEMENT FERGUSON ENTERPRISES INC.	81

Security Ownership of Certain Beneficial Owners and Management

* Represents less than 1% of our shares of common stock outstanding.

(1) The number of shares beneficially owned includes shares of common stock issuable upon the vesting within 60 days of September 20, 2024 of conditional shares awarded pursuant to the POSP, as follows: Ms. Long 7,245 and Messrs. Graham 8,005 and Thees 7,612. The number of shares beneficially owned also includes shares of common stock issuable upon the vesting within 60 days of September 20, 2024 of conditional shares awarded pursuant to the OSP, as follows: Messrs. Graham 1,715 and Thees 1,631. The number of shares beneficially owned also includes shares of common stock issuable upon the vesting within 60 days of September 20, 2024 of conditional shares awarded pursuant to the LTIP (including shares accrued as dividend equivalents), as follows: Messrs. Brundage 11,216 and Murphy 28,135.

(2) The number of shares beneficially owned includes shares of common stock held by immediate family members who share a household with the director or executive officer. Additionally, the number of shares beneficially owned includes shares of common stock issuable upon the vesting within 60 days of September 20, 2024 of 35,566 conditional shares awarded pursuant to the POSP, 7,619 conditional shares awarded pursuant to the OSP and 41,849 conditional shares awarded pursuant to the LTIP (including shares accrued as dividend equivalents).

(3) Based on the Schedule 13G filed by BlackRock, Inc. with the SEC on October 7, 2024, BlackRock, Inc. and its subsidiaries beneficially owned an aggregate of 13,008,731 shares, had sole voting power over 11,432,676 shares, shared voting power over 0 shares, sole dispositive power over 13,008,731 shares and shared dispositive power over 0 shares. The principal business office address for BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.

(4) Based on the Schedule 13G filed by The Vanguard Group with the SEC on September 10, 2024, The Vanguard Group beneficially owned an aggregate of 25,484,559 shares, had sole voting power over 0 shares, shared voting power over 1,818,963 shares, sole dispositive power over 23,306,277 shares and shared dispositive power over 2,178,282 shares. The principal business office address for The Vanguard Group is 100 Vanguard Blvd. Malvern, PA 19355.

82	2024 PROXY STATEMENT FERGUSON ENTERPRISES INC.

Other Information

Communications with the Board

Shareholders and other interested parties may contact any member (or all members) of the Board by mail. Such correspondence should be sent to: Ferguson Enterprises Inc., Attn: Corporate Secretary, 751 Lakefront Commons, Newport News, VA, 23606. Other methods by which a person may contact the Board may be set forth on the Company’s website. All communications received as set forth above will be opened by the Corporate Secretary for the sole purpose of determining whether the contents represent a message to the Company’s Directors. The Corporate Secretary will forward copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or its Committees or that the Corporate Secretary otherwise determines requires the attention of any member or Committee of the Board. The Corporate Secretary will not forward communications received that are unrelated to the responsibilities of the Board, including mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or patently offensive or otherwise inappropriate material.

Process for Shareholder Recommendation and Nomination of Directors

The Nominations & Governance Committee will evaluate Board candidates recommended by shareholders in the same manner as candidates recommended by management or current members of the Board. Shareholder recommendations for Board candidates should be sent to Ferguson Enterprises Inc., Attn: Corporate Secretary, 751 Lakefront Commons, Newport News, VA, 23606. Shareholder nominations for election at our 2024 Annual Meeting must be submitted to the Company in accordance with the procedures set forth in our Bylaws and by the deadlines set forth below under “Shareholder Proposals for 2024 Annual Meeting.”

Shareholder Proposals for 2025 Annual Meeting

Shareholder Proposals Under Rule 14a-8

Shareholders who wish to present a proposal in accordance with SEC Rule 14a-8 under the Exchange Act for inclusion in our proxy materials to be distributed in connection with our 2025 annual meeting of stockholders (the “2025 Annual Meeting”) must submit their proposal in accordance with Rule 14a-8’s requirements, including ensuring it is received by the Corporate Secretary at the address set forth below no later than 5:00 p.m. Eastern Time on June 17, 2025. If the date of the 2025 Annual Meeting is more than 30 days before or after December 5, 2025, then the deadline to timely receive such material will be a reasonable time before we begin to print and send our proxy materials relating to the 2025 Annual Meeting. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received.

Other Shareholder Proposals or Nominations and Universal Proxy

The Bylaws require that shareholders who intend to propose, outside of Rule 14a-8 under the Exchange Act, any proposal, including nominating candidates for election as Directors, at the 2025 Annual Meeting must provide notice of such proposals in writing to our Corporate Secretary at the address set forth below no earlier than August 7, 2025, and no later than 5:00 p.m. Eastern Time on September 5, 2025. However, if the date of the 2025 Annual Meeting is more than 30 days before or more than 70 days after December 5, 2025, such shareholder’s notice must be delivered in writing not earlier than the 120th day prior to the 2025 Annual Meeting and not later than 5:00 p.m. Eastern Time on the later of: (i) the 90th day prior to the 2025 Annual Meeting or (ii) the 10th day following the day on which public announcement of the date of the 2025 Annual Meeting is first made by the Company. The notice must comply with the timing, disclosure, procedural and other requirements set forth in the Bylaws, including, if the proposal involves a director nomination, prescribed information required by Rule 14a-19(b) under the Exchange Act.

Proposals should be sent to our Corporate Secretary in writing to Ferguson Enterprises Inc., Attn: Corporate Secretary, 751 Lakefront Commons, Newport News, VA, 23606. To be included in the Company’s proxy materials, the proposal must comply with the requirements as to form and substance established by the SEC and the Bylaws and must be a proper subject for shareholder action under Delaware law.

Special Meetings

The Bylaws provide that special meetings of shareholders may only be called (i) by the Board Chair, (ii) by the Chief Executive Officer, (iii) by the Corporate Secretary within 10 calendar days after receipt of a written request of a majority of the members of the Board

2024 PROXY STATEMENT FERGUSON ENTERPRISES INC.	83

Other Information

then in office or (iv) by the Corporate Secretary, in accordance with the procedures set forth in the Bylaws, after receipt of a written demand from stockholders of record who collectively Own (as defined in the Bylaws), in the aggregate, at least 10% of the total voting power of the outstanding shares of the Company then entitled to vote on the matter to be brought before the proposed special meeting.

Householding

As permitted by the Exchange Act, we utilize a procedure called “householding.” If two or more shareholders share a mailing address, we will send only one mailing with the copy of the Notice of Internet Availability and, if a hardcopy is requested, only one copy of our 2024 Annual Report and Notice of Annual Meeting and Proxy Statement to those shareholders, unless one or more of them notifies us that they would like to receive individual copies. This practice reduces our printing and mailing costs and the environmental impact of our annual meetings. Accordingly, a single mailing with the copy of the Notice of Internet Availability (or a hardcopy of our 2024 Annual Report and Notice of Annual Meeting and Proxy Statement, if requested) will be delivered to multiple shareholders sharing an address, unless contrary instructions have been received from one or more of those shareholders.

If one set of these materials was sent to your household for use by all the Company’s shareholders in your household and you do not wish to participate in householding in the future, please contact our Transfer Agent, Computershare Trust Company N.A., Computershare Proxy Services, at P.O. Box 43101, Providence Rhode Island 02940-5067, United States; +1-866-742-1064 (U.S. and Canada); +1-781-575-3023 (outside U.S. and Canada); or web.queries@computershare.com. If you wish to receive an additional set of materials in advance of the 2024 Annual Meeting, please contact Broadridge Financial Solutions, Inc. (“Broadridge”) at +1-800-579-1639 to request a separate copy of the 2024 Annual Report and Notice of Annual Meeting and Proxy Statement or Notice of Internet Availability (International charges apply if outside U.S. and Canada). Please note that all requests for additional materials in advance of the 2024 Annual Meeting should be made prior to November 21, 2024 (or prior to November 14, 2024, for U.K. shareholders) to ensure timely delivery in advance of the 2024 Annual Meeting.

If multiple copies of these materials were sent to your household and you want to receive one set, please contact our Transfer Agent at the above phone number, mailing address or email address. If a broker or other nominee holds your shares, you may continue to receive multiple mailings. Please contact your broker or other nominee directly to discontinue multiple mailings from them.

84	2024 PROXY STATEMENT FERGUSON ENTERPRISES INC.

Questions and Answers About the 2024 Annual Meeting

1.	Why am I receiving these materials?

You are receiving this Proxy Statement and accompanying proxy materials because you are a stockholder of record or a beneficial owner of shares of common stock of Ferguson Enterprises Inc. as of October 9, 2024 (the “Record Date”), which entitles you to vote at the 2024 Annual Meeting. Our Board has made these materials available to you in connection with the Board’s solicitation of proxies on behalf of the Company for use at the 2024 Annual Meeting.

This Proxy Statement describes the matters on which the Company would like you to vote, provides information on those matters, and provides information about the Company that we must disclose under SEC rules when we solicit your proxy.

2.	Why did I receive a one-page notice in the mail regarding internet availability of proxy materials instead of a full set of proxy materials?

SEC rules allow companies to choose the method for delivery of proxy materials to shareholders. We have elected to provide access to our proxy materials over the internet. Accordingly, unless you have previously requested to receive our proxy materials in printed form by mail, this means that you will receive the Notice of Internet Availability in the mail rather than a full set of the proxy materials. This process reduces the environmental impact of our 2024 Annual Meeting, expedites shareholders’ receipt of the proxy materials, and lowers costs.

You can access the proxy materials by following the instructions on the Notice of Internet Availability or, if you are a holder of U.K. Depositary Interests, on the Form of Instruction you received in the mail. In addition, you can request to receive the proxy materials in printed form by mail or electronically by email by following the instructions on the Notice of Internet Availability or as described below under “—How can I obtain additional copies of the 2024 Annual Report or Notice of Annual Meeting and Proxy Statement?” To elect to receive shareholder communications electronically, you can also follow the instructions described under “—How do I receive electronic shareholder communications?”.

Only one mailing with a copy of the Notice of Internet Availability (or a hardcopy of our 2024 Annual Report and Notice of Annual Meeting and Proxy Statement, if requested) is being delivered to multiple shareholders sharing an address unless the Company has received contrary instructions from one or more of those shareholders. See “Other Information—Householding” above for more information.

3.	When and where is the 2024 Annual Meeting?

The 2024 Annual Meeting will be held on December 5, 2024, at 9:00 a.m. Eastern Time at Hilton Norfolk The Main, 100 East Main Street, Norfolk, Virginia 23510, United States.

2024 PROXY STATEMENT FERGUSON ENTERPRISES INC.	85

Questions and Answers About the 2024 Annual Meeting

4.	What matters are being voted on, how does the Board recommend I vote, and what is the vote required for each?

The table below sets forth the vote required for each proposal to be passed. A “Majority of votes cast” means that the number of shares voted “FOR” a Director nominee must exceed the number of shares voted “AGAINST” that Director nominee, without regard to abstentions and broker non-votes. A “Majority vote” means that holders of a majority of the voting power of the outstanding shares of common stock present in person or represented by proxy and entitled to vote on the matter must cast a vote “FOR” the proposal.

		Board recommendation	Vote required	Effect of abstention	Effect of broker non-votes

Items of Business
1.	Election of Directors	FOR each Director nominee	Majority of votes cast	None	None

2.	Ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for fiscal 2025	FOR	Majority vote	Counts as a vote AGAINST	Not applicable*

3.	Approval, on an advisory basis, of NEO compensation for fiscal 2024 (“say-on-pay”)**	FOR	Majority vote	Counts as a vote AGAINST	None

4.	Approval, on an advisory basis, of the frequency of future “say-on-pay” votes**	FOR every ONE YEAR	Majority Vote, unless such vote is not obtained in which case the vote shall be the frequency that receives the greatest number of votes “FOR”	Counts as a vote AGAINST with respect to the Majority Vote standard, but has no effect if no frequency receives a Majority Vote and the matter will be determined by the frequency receiving the greatest number of votes “For”	None

* Under the rules of the NYSE, Proposal 2 is the only matter which we believe will be considered “routine” and on which your broker can vote your shares without receiving instructions from you. Therefore, no broker non-votes are expected in connection with this proposal.

** Proposals 3 and 4 are advisory. Therefore, the Company and/or the Board may determine to act in a manner inconsistent with the outcomes of such votes. However, the Board values the opinions of the Company’s shareholders as expressed through their advisory votes and, accordingly, the Board will review and consider the voting results on such Proposals.

5.	Who may attend and vote?

Stockholders of Record. Only stockholders of record of the Company as of the Record Date are entitled to attend and vote at the 2024 Annual Meeting or any adjournment thereof provided that the Board may fix a new record date for determination of stockholders entitled to notice of and to vote at the adjourned meeting. Stockholders of record must present photographic identification to attend and vote at the 2024 Annual Meeting.

Beneficial owners. If your shares are held in a stock brokerage account or by a broker, bank or other nominee, you are considered the beneficial owner of such shares, and this Proxy Statement is being made available or forwarded to you by or on behalf of your broker, bank or other nominee. Only those beneficial owners holding shares as of the Record Date or, if the 2024

86	2024 PROXY STATEMENT FERGUSON ENTERPRISES INC.

Questions and Answers About the 2024 Annual Meeting

Annual Meeting is adjourned, as of such other date as is communicated to beneficial owners are entitled to vote on the proposals in respect of such shares. As a beneficial owner, if you wish to attend or vote at the 2024 Annual Meeting, you must obtain a legal proxy from your broker, bank or other nominee and present it, along with photographic identification, to the Corporate Secretary or other Company representative, at the 2024 Annual Meeting.

U.K. Depositary Interest (“DI”) Holders. Holders of Ferguson Enterprises Inc. U.K. Dls (“U.K. DI Holder”) entered in the register of U.K. DI Holders of the Company as of 10:00 p.m. U.K. Time on October 9, 2024 (or, if the 2024 Annual Meeting is adjourned, on such other date as is communicated to U.K. DI Holders) are entitled to provide voting instructions to Computershare Investor Services PLC (“Computershare U.K.”) in respect of the number of U.K. DIs registered in their name(s) at that time. As a U.K. DI Holder, or a representative of a U.K. DI Holder, if you wish to attend or vote at the 2024 Annual Meeting, please obtain a Letter of Representation from your broker or nominee and then provide this letter by email to Computershare U.K. at csnditeam@computershare.co.uk. by 10:00 a.m. U.K. Time on December 1, 2024. Computershare U.K. will then provide you with a separate Letter of Representation which will confirm the amount of shares of common stock you will represent allowing you to attend, speak and vote at the 2024 Annual Meeting. To attend, speak or vote at the 2024 Annual Meeting, you must bring this Letter of Representation and present it, along with photographic identification, to the Corporate Secretary or other Company representative at the 2024 Annual Meeting. Any U.K. DI Holders that do not follow the above process will be unable to represent their position in person at the 2024 Annual Meeting.

6.	How do I vote?

Stockholders of Record. Stockholders of record may submit a proxy before the 2024 Annual Meeting to have their shares voted using one of the following three methods or may attend the 2024 Annual Meeting and vote in person:

1.

by internet at proxyvote.com using the 16-digit control number (your “Control Number”) set out on the Notice of Internet Availability or proxy card you received and following the instructions on the website,

2.	by telephone at +1-800-690-6903 using your Control Number and following the recorded instructions (international charges apply outside of the U.S. and Canada), or

3.	by mail if you received printed proxy materials by following the instructions on your proxy card and returning your completed proxy card in the postage-paid envelope accompanying your proxy materials.

In each case, your proxy submission by internet or telephone or your completed proxy card must be received by 11:59 p.m. Eastern Time on December 4, 2024.

Shareholders based in the U.K. may return their proxy cards in the U.K. by following the instructions on the proxy card.

Beneficial owners. Beneficial owners may direct their broker, bank or other nominee on how to vote their shares by following the instructions for voting on the voting instruction form provided by your broker, bank or other nominee. If you do not direct your broker, bank or other nominee on how to vote your shares by following the instructions on your voting instruction form, your shares will not be voted at the 2024 Annual Meeting for any matter that is considered to be “non-routine” under the rules of the NYSE. Under the rules of the NYSE, the only matter which we believe will be considered “routine” and on which your broker can vote your shares without receiving instructions from you is Proposal 2 relating to the ratification of the Company’s independent registered public accounting firm. Your broker does not have discretionary authority to vote your shares on any other matters. We encourage you to communicate your voting decisions to your broker, bank or other nominee by the time prescribed by your broker, bank or other nominee and well in advance of the deadline for voting of 11:59 p.m. Eastern Time on December 4, 2024 to ensure that your vote will be counted.

If you wish to vote in person at the 2024 Annual Meeting, you must obtain a legal proxy from your broker, bank or other nominee as described above under “—Who may attend and vote?”.

U.K. DI Holders. U.K. DI Holders may direct Computershare U.K. to vote the shares represented by their U.K. DIs in three ways:

1.

By Internet—Instruct Computershare. Complete a Form of Instruction accessible via the internet on Computershare U.K.’s website by visiting eproxyappointment.com. You will need your Control Number, your Shareholder Reference Number and your unique PIN, which are available on the Form of Instruction that U.K. DI Holders will have received in the mail. Instructions must be received by 3:00 p.m. U.K. Time on December 2, 2024.

2024 PROXY STATEMENT FERGUSON ENTERPRISES INC.	87

Questions and Answers About the 2024 Annual Meeting

2.

By Internet—CREST. Issue an instruction through the CREST electronic voting appointment service using the procedures described in the CREST manual (available from euroclear.com). CREST personal members or other CREST sponsored members, and those CREST members who have appointed a voting service provider, should refer to their CREST sponsor or voting services provider, who will be able to take the appropriate action on their behalf.

For instructions made using the CREST service to be valid, the appropriate CREST message (a CREST Voting Instruction) must be properly authenticated in accordance with the specifications of Euroclear U.K. & International Limited (“EUI”) and must contain the information required for such instructions, as described in the CREST manual. The message, regardless of whether it relates to the voting instruction or to an amendment to the instruction given to Computershare U.K., must be transmitted so as to be received by the Company’s agent (ID 3RA50) no later than 3:00 p.m. U.K. Time on December 2, 2024. The time of receipt will be taken to be the time (as determined by the timestamp applied to the CREST Voting Instruction by the CREST applications host) from which the Company’s agent is able to retrieve the CREST Voting Instruction by enquiry to CREST in the manner prescribed by CREST.

EUI does not make available special procedures in CREST for any particular messages. Normal system timings and limitations apply to the transmission of a CREST Voting Instruction. It is the responsibility of the CREST member to take (or to procure that the CREST sponsor or voting service provider takes) such action necessary to ensure that a CREST Voting Instruction is transmitted by any particular time. CREST members and, where applicable, their CREST sponsors or voting service providers, are referred to those sections of the CREST Manual concerning practical limitations of the CREST system and timings. The Company may treat as invalid a CREST Voting Instruction in the circumstances set out in Regulation 35 of the Uncertificated Securities Regulations 2001 (S.I. 2001 No. 3755).

3.

By Mail. Complete and return a Form of Instruction to Computershare U.K. using the reply-paid envelope that accompanied the Form of Instruction or by posting it to Computershare Investor Services PLC, The Pavilions, Bridgwater Road, Bristol, BS99 6ZY, United Kingdom. To be effective, all Forms of Instruction must be received by Computershare U.K. by 3:00 p.m. U.K. Time on December 2, 2024. Computershare U.K., as your proxy, will then make arrangements to vote your underlying shares according to your instructions.

7.	What is a proxy?

By appointing a proxy, you authorize a specified person or persons (known as your proxy or proxies) to vote your shares on your behalf at the 2024 Annual Meeting in the way that you instruct on the proxy card. A proxy may exercise all of your rights to attend, speak and vote at the 2024 Annual Meeting. A proxy need not be a shareholder of the Company. By use of a proxy, you can have your shares voted, whether or not you attend the meeting. All shares represented by valid proxies received and not revoked before the 2024 Annual Meeting will be voted in accordance with the shareholder’s specific voting instructions. If we have received your executed proxy card and you have not given specific voting instructions, your shares will be voted as recommended by our Board and in the discretion of your proxy upon such other matters as may properly come before the 2024 Annual Meeting.

Shareholders are strongly encouraged to appoint Geoff Drabble, the Board Chair, and Ian Graham, our Chief Legal Officer & Corporate Secretary, as your proxy. If you execute and return your proxy card without appointing a different proxy, Messrs. Drabble and Graham will be deemed to be your proxy. This ensures that your vote will be counted if you are not able to attend the 2024 Annual Meeting.

8.	When is the deadline to appoint a proxy?

The appointment of a proxy must be received not later than 11:59 p.m. Eastern Time on December 4, 2024, or such other deadline determined for any adjourned meeting.

9.	How do I revoke my proxy or change my vote?

Stockholders of Record. Stockholders of record may revoke their proxies or change their voting instructions by submitting a new proxy via internet, telephone or mail that is dated later than the original proxy or by delivering written notice of revocation of proxy to the Corporate Secretary. Any revocation or change a stockholder wishes to submit before the 2024 Annual Meeting must be received by 11:59 p.m. Eastern Time on December 4, 2024. Stockholders of record may also revoke their proxies or change their vote by voting online at proxyvote.com during the 2024 Annual Meeting or by voting in person during the 2024 Annual Meeting, in either case before the poll is closed.

88	2024 PROXY STATEMENT FERGUSON ENTERPRISES INC.

Questions and Answers About the 2024 Annual Meeting

If more than one properly executed proxy is returned in respect of the same holding of shares, either by paper or by electronic communication, the latest dated proxy received by Broadridge before the deadline for the receipt of such proxies will take precedence.

Beneficial Owners. Beneficial owners should contact their broker, bank or other holder of record for instructions on how to revoke their voting instructions or change their vote.

U.K. DI Holders. U.K. DI Holders should contact Computershare U.K. for instructions on how to revoke their proxies or change their vote.

10.	What constitutes a “quorum” for the 2024 Annual Meeting?

A majority in voting power of the outstanding shares of the Company entitled to vote at the 2024 Annual Meeting, present in person or represented by proxy, will constitute a quorum. A quorum is necessary to conduct business at the 2024 Annual Meeting. You are part of the quorum if you have timely returned a properly executed proxy card. Abstentions and broker non-votes also are counted in determining whether a quorum is present.

11.	Can I ask questions at the 2024 Annual Meeting?

Yes. All shareholders and their proxies can ask questions relating to the business being dealt with at the 2024 Annual Meeting in accordance with the rules for the meeting, which will be provided to meeting attendees. No question will be answered that would interfere unduly with the conduct of the 2024 Annual Meeting, involve the disclosure of confidential information, or not be in the interests of the Company or the good order of the 2024 Annual Meeting. The chair of the 2024 Annual Meeting may also nominate a Company representative to answer a specific question after the 2024 Annual Meeting.

12.	How can I obtain additional copies of the 2024 Annual Report or Notice of Annual Meeting and Proxy Statement?

If you would like a printed or email copy of our 2024 Annual Report or Notice of Annual Meeting and Proxy Statement at no charge, please follow the instructions in the Notice of Internet Availability or contact the Corporate Secretary by mail at Ferguson Enterprises Inc., Attn: Corporate Secretary, 751 Lakefront Commons, Newport News, Virginia 23606; by email at corporate.secretary@ferguson.com; or by telephone at +1-757-874-7795. We will promptly deliver to you the materials that you request.

In addition, shareholders may request to receive a free printed or email copy of the proxy materials from Broadridge by: internet at proxyvote.com, email to sendmaterial@proxyvote.com, or telephone at +1-800-579-1639. Please have your Control Number available and, if you are sending an email, please include your Control Number in the subject line. All requests for additional materials in advance of the 2024 Annual Meeting should be made prior to November 21, 2024 (or prior to November 14, 2024, for U.K. shareholders) to ensure timely delivery in advance of the 2024 Annual Meeting. Shareholders based in the U.K. may also request additional materials from our U.K. office at Corporate Secretariat, c/o Ferguson Group Services Limited, 1020 Eskdale Road, Winnersh Triangle, Wokingham, RG41 5TS or by calling +44-118-927-3810 or emailing corporate.secretary@ferguson.com.

13.	Who can I contact for further information about the 2024 Annual Meeting?

Information regarding the 2024 Annual Meeting, including a copy of this Proxy Statement, can be found on the Investors tab of our website under Shareholder Center. If you have questions about the 2024 Annual Meeting, please contact the Corporate Secretary by email at corporate.secretary@ferguson.com or by telephone at +1-757-874-7795.

14.	How do I receive electronic shareholder communications?

We encourage shareholders to receive their shareholder information by email and via our website. Not only is this a quicker way for you to receive information, it helps us be more sustainable by reducing paper and printing materials and lowering our postage costs. Registering for electronic shareholder communications is straightforward and is done online via www-us.computershare.com/investor, a website provided by Computershare Trust Company N.A. (the “Transfer Agent”). Through www-us.computershare.com/investor you can:

•	set up electronic shareholder communication;

•	view your shareholdings;

•	certify your tax status;

•	update your address; and

•	arrange for your dividends to be paid directly into your bank account.

2024 PROXY STATEMENT FERGUSON ENTERPRISES INC.	89

Questions and Answers About the 2024 Annual Meeting

15.	Who can I contact for general information about my shareholdings?

The Transfer Agent maintains the Company’s share register. If you have any questions about your shareholding or you would like to notify the Company regarding a change of address, you may contact the Transfer Agent: by telephone to +1-866-742-1064 (from the U.S. and Canada), Shareholder Services on +44-0370-703-6203 (from the U.K.), and +1-781-575-3023 (from outside the U.K., U.S. and Canada); or in writing to: Computershare, P.O. Box 43078, Providence, RI 02940-3078, United States. The telephone lines are open from 9:00 a.m. to 5:00 p.m. Eastern Time each business day.

16.	Who pays for solicitation of proxies?

The Company is paying the cost of soliciting proxies by the Company and will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to shareholders and obtaining their proxies. In addition to soliciting the proxies by mail and the internet, the Company’s Directors, officers and associates may solicit proxies personally or by telephone, messenger, facsimile and e-mail, in each case without any additional compensation.

17.	What is a broker non-vote?

If you are a beneficial owner, you must instruct your broker, bank or other nominee how to vote your shares. Under NYSE rules, brokers are only permitted to exercise discretionary voting authority on “routine” matters when voting instructions have not been received from a beneficial owner. On matters considered “non-routine,” brokers may not vote shares without instruction from the beneficial owner. Shares that brokers are not authorized to vote are referred to as “broker non-votes.”

We believe Proposal 2 is a “routine” matter for which no broker non-votes are expected. We believe Proposals 1, 3, and 4 are “non-routine” matters.

Please note that if you want your vote to be counted on “non-routine” proposals, including the election of directors, you must instruct your broker, bank or other nominee how to vote your shares. If you do not provide voting instructions, no votes will be cast on your behalf with respect to those proposals.

If you are a U.K. DI Holder, Computershare U.K. will not vote your shares on your behalf on any matter, including routine matters, without instructions from you as the U.K. DI Holder.

18.	How many shares are outstanding?

As of September 20, 2024, being the latest practicable date prior to the publication of this Proxy Statement, the Company had 200,739,472 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote for each Director nominee and one vote for each other item to be voted on at the 2024 Annual Meeting.

19.	How can I find out the voting results of the 2024 Annual Meeting?

Voting results will be announced in a Current Report on Form 8-K that we will file with the SEC within four business days after the 2024 Annual Meeting.

90	2024 PROXY STATEMENT FERGUSON ENTERPRISES INC.

Cautionary Note Regarding

Forward-Looking Statements

Certain information included in this Proxy Statement is forward-looking, including within the meaning of the Private Securities Litigation Reform Act of 1995, and involves risks, assumptions and uncertainties that could cause actual results to differ materially from those expressed or implied by forward-looking statements. Forward-looking statements cover all matters which are not historical facts and include, without limitation, statements or guidance regarding or relating to our future financial position, results of operations and growth, plans and objectives for the future including our capabilities and priorities, risks associated with changes in global and regional economic, market and political conditions, ability to manage supply chain challenges, ability to manage the impact of product price fluctuations, our financial condition and liquidity, legal or regulatory changes, and other statements concerning the success of our business and strategies.

Forward-looking statements can be identified by the use of forward-looking terminology, including terms such as “believes,” “estimates,” “anticipates,” “expects,” “forecasts,” “intends,” “continues,” “plans,” “projects,” “goal,” “target,” “aim,” “may,” “will,” “would,” “could” or “should” or, in each case, their negative or other variations or comparable terminology and other similar references to future periods. Forward-looking statements speak only as of the date on which they are made. They are not assurances of future performance and are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Therefore, you should not place undue reliance on any of these forward-looking statements. Although we believe that the forward-looking statements contained in this Proxy Statement are based on reasonable assumptions, you should be aware that many factors could cause actual results to differ materially from those contained in such forward-looking statements, including but not limited to:

•

weakness in the economy, market trends, uncertainty and other conditions in the markets in which we operate, and other factors beyond our control, including disruption in the financial markets and any macroeconomic or other consequences of political unrest, disputes or war;

•

failure to rapidly identify or effectively respond to direct and/or end customers’ wants, expectations or trends, including costs and potential problems associated with new or upgraded information technology systems or our ability to timely deploy new omni-channel capabilities;

•	decreased demand for our products as a result of operating in highly competitive industries and the impact of declines in the residential and non-residential markets;

•	changes in competition, including as a result of market consolidation or competitors responding more quickly to emerging technologies (such as generative artificial intelligence (“AI”));

•	failure of a key information technology system or process as well as exposure to fraud or theft resulting from payment-related risks;

•	privacy and protection of sensitive data failures, including failures due to data corruption, cybersecurity incidents or network security breaches;

•

ineffectiveness of or disruption in our domestic or international supply chain or our fulfillment network, including delays in inventory availability at our distribution facilities and branches, increased delivery costs or lack of availability;

•	failure to effectively manage and protect our facilities and inventory or to prevent personal injury to customers, suppliers or associates, including as a result of workplace violence;

•	unsuccessful execution of our operational strategies;

•	failure to attract, retain and motivate key associates;

•	exposure of associates, contractors, customers, suppliers and other individuals to health and safety risks;

•	risks associated with acquisitions, partnerships, joint ventures and other business combinations, dispositions or strategic transactions;

2024 PROXY STATEMENT FERGUSON ENTERPRISES INC.	91

Cautionary Note Regarding Forward-Looking Statements

•	regulatory, product liability and reputational risks and the failure to achieve and maintain a high level of product and service quality or comply with responsible sourcing standards;

•	inability to renew leases on favorable terms or at all, as well as any remaining obligations under a lease when we close a facility;

•	changes in, interpretations of, or compliance with tax laws;

•	our indebtedness and changes in our credit ratings and outlook;

•	fluctuations in product prices (e.g., commodity-priced materials, inflation/deflation) and foreign currency;

•	funding risks related to our defined benefit pension plans;

•

legal proceedings in the course of our business as well as failure to comply with domestic and foreign laws, regulations and standards, as those laws, regulations and standards or interpretations and enforcement thereof may change, or the occurrence of unforeseen developments such as litigation, investigations, governmental proceedings or enforcement actions;

•	our failure to comply with the obligations associated with being a public company listed on the New York Stock Exchange and London Stock Exchange and the costs associated therewith;

•	the costs and risk exposure relating to ESG matters, including sustainability issues, regulatory or legal requirements, and disparate stakeholder expectations;

•	adverse impacts caused by a public health crisis; and

•

other risks and uncertainties as set forth under the heading “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended July 31, 2024 as filed with the SEC on September 25, 2024, and in other filings we make with the SEC in the future.

Additionally, forward-looking statements regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. Other than in accordance with our legal or regulatory obligations, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

92	2024 PROXY STATEMENT FERGUSON ENTERPRISES INC.

Non-GAAP Reconciliations and Supplementary Information

This Proxy Statement contains certain financial information that is not presented in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”). These non-GAAP financial measures include adjusted operating profit, adjusted net income, adjusted earnings per share (“adjusted EPS”)—diluted, net debt and return on capital employed (ROCE). The Company believes that these non-GAAP financial measures provide users of the Company’s financial information with additional meaningful information to assist in understanding financial results and assessing the Company’s performance from period to period. Management believes these measures are important indicators of operations because they exclude items that may not be indicative of our core operating results and provide a better baseline for analyzing trends in our underlying businesses, and they are consistent with how business performance is planned, reported and assessed internally by management and the Board. Such non-GAAP adjustments include amortization of acquired intangible assets, discrete tax items, and any other items that are non-recurring. Non-recurring items may include various restructuring charges, gains or losses on the disposals of businesses which by their nature do not reflect primary operations, as well as certain other items deemed non-recurring in nature and/or that are not a result of the Company’s primary operations. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These non-GAAP financial measures should not be considered in isolation or as a substitute for results reported under U.S. GAAP. These non-GAAP financial measures reflect an additional way of viewing aspects of operations that, when viewed with U.S. GAAP results, provide a more complete understanding of the business. The Company strongly encourages investors and shareholders to review the Company’s financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

2024 PROXY STATEMENT FERGUSON ENTERPRISES INC.	93

Non-GAAP Reconciliations and Supplementary Information

Non-GAAP Reconciliations

	July 31,

	2024		2023		2022		2021		2020

($ millions, except per share amounts)		per share(1)		per share(1)		per share(1)		per share(1)		per share(1)

Net Income	$1,735	$8.53	$1,889	$9.12	$2,122	$9.69	$1,472	$6.55	$961	$4.24

(Loss) income from discontinued operations (net of tax)	—	—	—	—	(23)	(0.10)	158	0.70	12	0.05

Income from continuing operations	1,735	8.53	1,889	9.12	2,099	9.59	1,630	7.25	973	4.29

Business restructurings (2)	—	—	—	—	—	—	(11)	(0.05)	72	0.32

Corporate restructurings(3)	28	0.14	—	—	17	0.08	22	0.10	29	0.13

Impairments and other charges(4)	—	—	125	0.60	—	—	—	—	—	—

Gain on disposal of interests in associates and other investments	—	—	—	—	—	—	—	—	(7)	(0.03)

Income/loss/impairment of equity method investments	—	—	—	—	—	—	—	—	22	0.10

Amortization of acquired intangibles	144	0.71	133	0.64	114	0.52	131	0.58	114	0.50

Discrete tax adjustments(5)	101	0.49	(36)	(0.17)	(72)	(0.33)	(203)	(0.90)	(3)	(0.01)

Tax impact-non-GAAP adjustments(6)	(36)	(0.18)	(73)	(0.35)	(21)	(0.10)	(51)	(0.23)	(56)	(0.26)

Adjusted Net Income	$1,972	$9.69	$2,038	$9.84	$2,137	$9.76	$1,518	$6.75	$1,144	$5.04

Diluted weighted-average shares outstanding		203.5		207.2		218.9		224.8		226.8

(1) Per share on a dilutive basis.

(2) For fiscal 2021, business restructuring reflects the release of provisions in connection with previously anticipated COVID-19 cost actions recorded in fiscal 2020. For fiscal 2020, business restructuring principally comprised costs incurred in the United States and Canada in respect of cost actions taken to ensure the business is appropriately sized for the post COVID-19 operating environment.

(3) For fiscal 2024, corporate restructuring costs related to incremental costs in connection with the Merger. For fiscal 2022, 2021 and 2020, corporate restructuring costs primarily related to the incremental costs of the Company’s listing in the United States.

(4) For fiscal 2023, impairments and other charges related to the $107 million in software impairment charges and $18 million in charges associated with the closure of certain smaller, underperforming branches in the United States.

(5) For fiscal 2024, discrete tax adjustments primarily related to one-time, non-cash deferred tax charges of $137 million, resulting from the elimination of certain pre-existing U.K. tax attributes as part of the Merger, partially offset by the release of uncertain tax positions, as well as the tax treatment of certain compensation items that were not individually significant. For fiscal 2023, discrete tax adjustments primarily related to the release of uncertain tax positions following the lapse of statute of limitations, as well as adjustments in connection with amended returns. For fiscal 2022, the discrete tax adjustments primarily related to the release of uncertain tax positions following the closure of tax audits and prior year adjustments, including amended tax return items. For fiscal 2021, the discrete tax adjustments primarily related to the release of uncertain tax positions following the closure of tax audits, as well as the impact of changes in tax rates. For fiscal 2020, the discrete tax adjustments primarily related to changes in tax rates.

(6) For fiscal 2024, 2022, 2021 and 2020, the tax impact of non-GAAP adjustments primarily related to the amortization of acquired intangibles. For fiscal 2023, the tax impact on non-GAAP adjustments primarily related to the impairments and other charges and amortization of acquired intangibles.

94	2024 PROXY STATEMENT FERGUSON ENTERPRISES INC.

Non-GAAP Reconciliations and Supplementary Information

	July 31,

($ millions, except per share amounts)	2024	2023	2022	2021	2020

Net Income	$1,735	$1,889	$2,122	$1,472	$961

(Loss) income from discontinued operations (net of tax)	—	—	(23)	158	12

Income from continuing operations	1,735	1,889	2,099	1,630	973

Provision for income taxes	729	575	609	232	299

Interest expense, net	179	184	111	98	93

Other expense (income), net	9	11	1	(10)	7

Operating profit	2,652	2,659	2,820	1,950	1,372

Business restructurings(1)	—	—	—	(11)	72

Corporate restructurings(2)	28	—	17	22	29

Impairments and other charges(3)	—	125	—	—	—

Adjusted EBIT(4)	2,680	2,784	2,837	1,961	1,473

Amortization of acquired intangibles	144	133	114	131	114

Adjusted operating profit	2,824	2,917	2,951	2,092	1,587

Net Debt(5):

Long-term debt	$3,774	$3,711	$3,679	$2,512	$2,617

Short-term debt	150	55	250	—	531

Bank overdrafts(6)	1	17	32	36	—

Derivative liabilities	8	18	4	(21)	(39)

Cash and cash equivalents	(571)	(601)	(771)	(1,335)	(2,115)

Net Debt	$3,362	$3,200	$3,194	$1,192	$994

Total shareholders’ equity	$5,616	$5,037	$4,665	$5,003	$4,609

Net assets held for sale – discontinued operations	—	—	—	—	433

Average Capital Employed(7):

Average net debt(8)	$3,281	$3,197	$2,193	$1,093	$1,073

Average shareholders’ equity(8)	$5,327	4,851	4,834	4,806	4,508

Average net assets held for sale(8)	—	—	—	(217)	(417)

Average Capital Employed	$8,608	$8,048	$7,027	$5,682	$5,164

Return on Capital Employed (ROCE)(9)	31.1%	34.6%	40.4%	34.5%	28.5%

(1) For fiscal 2021, business restructuring reflects the release of provisions in connection with previously anticipated COVID-19 cost actions recorded in fiscal 2020. For fiscal 2020, business restructuring principally comprised costs incurred in the United States and Canada in respect of cost actions taken to ensure the business is appropriately sized for the post COVID-19 operating environment.

(2) For fiscal 2024, corporate restructuring costs related to incremental costs in connection with the Merger. For fiscal 2022, 2021 and 2020, corporate restructuring costs primarily related to the incremental costs of the Company’s listing in the United States.

(3) For fiscal 2023, impairments and other charges related to the $107 million in software impairment charges and $18 million in charges associated with the closure of certain smaller, underperforming branches in the United States.

(4) Adjusted EBIT is defined as operating profit excluding certain non-recurring items (non-GAAP adjustments) and including the impact of acquisition related intangible amortization.

(5) Net debt comprises bank overdrafts, bank and other loans and derivative financial instruments, excluding lease liabilities, less cash and cash equivalents. Long-term debt is presented net of debt issuance costs.

(6) Bank overdrafts are included in other current liabilities in the Company’s Condensed Consolidated Balance Sheet.

(7) Management employs the following averaging method: beginning balance plus ending balance divided by two.

(8) Net debt, shareholders’ equity and net assets held for sale in fiscal 2019 were $1,152 million, $4,407 million and $400 million, respectively.

(9) ROCE is calculated as adjusted EBIT divided by average capital employed.

2024 PROXY STATEMENT FERGUSON ENTERPRISES INC.	95

751 Lakefront Commons
Newport News, VA 23606
Tel: +1 757-874-7795

About Ferguson

Ferguson (NYSE: FERG; LSE: FERG) is the largest value-added distributor serving the specialized professional in our $340B residential and non-residential North American construction market. We help make our customers' complex projects simple, successful and sustainable by providing expertise and a wide range of products and services from plumbing, HVAC, appliances, and lighting to PVF, water and wastewater solutions, and more. Headquartered in Newport News, Va., Ferguson has sales of $29.6 billion (FY'24) and approximately 35,000 associates in nearly 1,800 locations.

→ For more information, please visit:
corporate.ferguson.com

FERGUSON ENTERPRISES INC. 751 LAKEFRONT COMMONS NEWPORT NEWS, VA, 23606

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on December 4, 2024. Follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Ferguson in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the internet. To sign up for electronic delivery, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903 (International charges apply if outside U.S. and Canada)
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on December 4, 2024. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The completed proxy card must be received by 11:59 p.m. Eastern Time on December 4, 2024.

U.K. SHAREHOLDERS

For those Shareholders based in the U.K., you may use the above method for returning your vote by mail, or you may return your proxy card to our U.K. office at Corporate Secretariat, c/o Ferguson Group Services Limited, 1020 Eskdale Road, Winnersh Triangle, Wokingham, RG41 5TS. Please note that you will be unable to use the U.S. postage paid envelope for this purpose.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V55842-P15674       KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

FERGUSON ENTERPRISES INC.
The Board of Directors recommends you vote “FOR” each Director nominee named in proposal 1:

1.   To elect each of the 11 Director nominees named in the Proxy Statement to hold office until the Company’s next annual meeting and until such Director’s successor shall have been elected and qualified.

Nominees:	For	Against	Abstain

1a. Rekha Agrawal	☐	☐	☐

1b. Kelly Baker	☐	☐	☐

1c. Rick Beckwitt	☐	☐	☐

1d. Bill Brundage	☐	☐	☐

1e. Geoff Drabble	☐	☐	☐

1f. Catherine Halligan	☐	☐	☐

1g. Brian May	☐	☐	☐

1h. James S. Metcalf	☐	☐	☐

1i. Kevin Murphy	☐	☐	☐

		For	Against	Abstain

1j. Alan Murray		☐	☐	☐

1k. Suzanne Wood		☐	☐	☐

The Board of Directors recommends you vote “FOR” proposal 2:

2. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2025.		☐	☐	☐

The Board of Directors recommends you vote “FOR” proposal 3:

3. To approve, on an advisory basis, the fiscal 2024 compensation of the Company’s Named Executive Officers.		☐	☐	☐

The Board of Directors recommends you vote for “1 YEAR” on proposal 4:	1 Year	2 Years	3 Years	Abstain
4. To approve, on an advisory basis, the frequency of future shareholder advisory votes to approve the compensation of the Company’s Named Executive Officers.	☐	☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting to be Held on December 5, 2024:

The Notice of Annual Meeting and Proxy Statement and 2024 Annual Report are available at

www.proxyvote.com.

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V55843-P15674

FERGUSON ENTERPRISES INC.

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD DECEMBER 5, 2024

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned stockholder hereby appoints each of Geoff Drabble and Ian Graham, as proxy and attorney-in-fact, each with the power to appoint his substitute, on behalf and in the name of the undersigned, to attend the 2024 Annual Meeting of Ferguson Enterprises Inc. to be held at 9:00 a.m. Eastern Time on December 5, 2024, and at any adjournment or postponement thereof, and to cast on behalf of the undersigned all of the votes that the undersigned would be entitled to cast at said meeting and to otherwise represent the undersigned at said meeting with all powers possessed by the undersigned if personally present at said meeting. The undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement and the 2024 Annual Report, the terms of each of which are incorporated herein by reference, and revokes any proxy heretofore given with respect to said meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED (IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS) FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR EACH OF PROPOSALS 2 AND 3, FOR “1 YEAR” ON PROPOSAL 4, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Continued and to be signed on reverse side